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As filed with the Securities and Exchange Commission on March 22, 2005

Registration No. 333-111271

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 5
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN BANK HOLDINGS, INC.
(Name of Small Business Issuer in its charter)

Delaware	6035	16-1645705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12211 Plum Orchard Drive
Suite 300
Silver Spring, Maryland 20904
(301) 572-3740
(Address and telephone number of principal executive offices)

John M. Wright
Senior Vice President and Chief Financial Officer
American Bank Holdings, Inc.
12211 Plum Orchard Drive
Suite 300
Silver Spring, Maryland 20904
(301) 572-3740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart G. Stein
Amit Saluja
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Telephone: (202) 637-5600
Telecopy: (202) 637-5910

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $0.001 par value per share	1,150,000	$9.50	$10,925,000	$1,286(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated March 22, 2005

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

1,000,000 Shares

American Bank Holdings, Inc.

Common Stock
$        per share

        We are offering to sell up to 1,000,000 newly issued shares of our common stock, representing approximately 51% of the outstanding shares on                 , 2005, at a price of $    per share. The offering will be conducted in two steps. All 1,000,000 shares will first be made available only to shareholders of record on February 25, 2005 in a pro rata rights offering. This is called the rights offering. If all 1,000,000 shares are not purchased by the stockholders of record in the rights offering, we will offer any remaining shares to certain members of our community. This is called the community offering. If there is sufficient demand for shares in the community offering, we may sell up to an additional 150,000 newly issued shares bringing the total number of shares offered to 1,150,000, or approximately    % of our shares outstanding on                , 2005. The offering price is currently anticipated to be between $9.00 and $9.50 per share.

        Rights Offering.    The rights offering is being made to holders of record of our common stock as of the close of business on                         , 2005. Pursuant to the rights offering, each such shareholder has been granted a nontransferable right to purchase .5119 additional shares of common stock for each whole share of common stock owned at the record date, subject to adjustment to the nearest whole share. Such shareholders are entitled to subscribe for all, or any portion, of the shares of common stock underlying their basic subscription rights. The rights offering, will expire on                            , 2005. Once made, subscriptions may not be revoked by subscribers.

        Community Offering.    Shares not purchased by shareholders of record in the rights offering may be made available for purchase in the community offering. Shares in the community offering will be offered by or through FIG Partners, LLC, in certain states where applicable state securities laws require such offers to be made by a licensed broker-dealer. The sales agent is not required to sell or purchase any of the shares being offered. The community offering would be available only to persons selected by us and is primarily intended to seek persons who have strong business and community ties to the banking markets served by American Bank. This group primarily consists of our current directors and officers and persons with family or business relationships with our directors and officers. We may commence the community offering at any time and, if commenced, it will expire at the close of business on                            , 2005, unless we extend it in our sole discretion. Once made, subscriptions may not be revoked by subscribers.

        There is no minimum number of shares that must be sold in the offering. All funds will be placed in an escrow account at American Stock Transfer & Trust Company until the offering is concluded. As soon as practicable after the expiration date, we will send certificates for shares of common stock representing the subscriptions accepted by us. If either offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest as soon as practicable after the expiration date.

        Directors and executive officers intend on purchasing an aggregate of 538,706 shares (consisting of 117,706 shares to be purchased through the exercise of subscription rights and up to an additional 421,000 shares to be purchased, to the extent available, in the community offering). Following completion of the offering and assuming the purchase of all offered shares, our directors and executive officers will increase their ownership of our common stock from approximately 22.32% to 33%. Investors should not place any reliance on the intention of these directors and executive officers as an indication of the merits of this offering or that their confidence in their investment decision is shared by investors who are not affiliates of the Company. These intentions are not commitments and could increase or decrease based upon individual circumstances and, in some cases, is subject to receipt of regulatory approval to acquire such shares. See "The Offering—Intentions of Directors and Executive Officers" on page    " .

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

	Per Share	Total
Price to the public	$	$
Sales agent fees and commissions	$	$
Proceeds to American Bank Holdings, Inc. (before expenses)	$	$

        Our common stock is traded over the counter on the National Association of Securities Dealers Election Bulletin Board under the symbol "ABKD.OB." On [    •    ], 2005, the last reported sale price of our common stock on Electronic Bulletin Board was $[    •    ] per share. The current public market for our common stock is very thinly traded. You should not invest in this offering unless you view your investment as a long-term one.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is [    •    ], 2005

        You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

ii

PROSPECTUS SUMMARY

        The summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, especially the matters discussed in "Risk Factors," including our financial statements and related notes included in this prospectus, before deciding to invest in shares of our common stock. In this prospectus, unless the context suggests otherwise, references to "American Bank Holdings," "our company," "we," "us," "American Bank," and "our" mean the combined business of American Bank Holdings, Inc. and all of its consolidated subsidaries.

Our Company

        American Bank Holdings, Inc. is a corporation formed under the laws of Delaware to serve as the holding company for American Bank, a federally chartered savings bank. The Bank's corporate headquarters is located in Silver Spring, Maryland and the Bank has five full service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., 4801-A Montgomery Lane, Bethesda, Maryland, in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland. The Bank also operates a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation.

        American Bank focuses on community banking in the Washington, D.C. metropolitan area. American Bank seeks to provide its community with a strong, committed local savings bank to handle customers' needs. American Bank is committed to serving its local customers and believes it is well positioned to assist local customers through its network of local branches and strong, committed staff and lending officers. It is the goal of American Bank to service customers with the attention of a local community bank and the technical and banking product sophistication of a major bank.

        The Bank traditionally focused its operations on generating funds through the solicitation of money market and other variable rate deposit products, and the origination of high credit quality residential construction financing, as well as related mortgage assets. In December 1998, the Bank created a wholesale mortgage division which originates and sells residential mortgages of various credit quality levels, including loans known as sub-prime loans. This division has brought the Bank additional lending opportunities, such as permanent residential loans, which are sold in the secondary mortgage market, thereby providing the Bank with both fee income and cross-selling opportunities. Since 1999, American Bank has increasingly focused its lending activities on the origination of commercial real estate and commercial business loans.

        We intend to increase our lending staff and we continuously look at new branching opportunities for the Bank in markets that we consider attractive. Additionally, we are exploring ways to enter into non-traditional banking activities, such as insurance, specialty finance, and consumer oriented loan programs which would create an additional source of non-interest income for the holding company. In furtherance of this goal, we expect to hire and build a talented work force of professionals to carry-out this strategy.

        In September 2000, the Bank started a wholesale marine lending program. In February 2001, the Bank started a Small Business Administration program and increased its focus on lending to smaller commercial customers. In October 2002, the Bank established an equipment leasing company in North Carolina to build on American Bank's years of residential lending activities in the Charlotte and Raleigh-Durham, North Carolina markets.

        On March 21, 2003, American Bank completed its reorganization into the holding company form of ownership. As a result, American Bank became a wholly owned subsidiary of American Bank

Holdings, Inc. In connection with the reorganization, each outstanding share of American Bank common stock was converted into one share of American Bank Holdings, Inc. common stock.

        At September 30, 2004, we had total assets of $257.8 million, deposits of $192.7 million and stockholders' equity of $16.3 million.

Our Address

        Our executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904; our telephone number is (301) 572-3740; our internet address is http://www.americanfsb.com. We do not intend the information on our website to constitute part of this prospectus.

The Offering

Shares offered	1,000,000 shares of common stock. If there is sufficient demand for shares in the community offering, we may sell up to an additional 150,000 shares bringing the total number of shares offered up to 1,150,000. The common stock is traded over-the-counter on the National Association of Securities Dealers' Electronic Bulletin Board under the symbol "ABKD.OB".
Offering price
$ per share. The offering price was established by the board of directors, in consultation with RP Financial, LC, our financial advisor, after consideration of a number of factors. You should not consider the offering price as an indication of the value of the Company or our common stock. We cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the offering price. See "The Offering — Determination of Offering Price" at page 22.
Shares outstanding before offerings	1,953,470 shares as of the record date.
Shares outstanding after offerings	3,103,470 shares, assuming the sale of all offered shares.
Basic subscription right
Holders of record of our common stock at the close of business on October 15, 2004 have been granted nontransferable subscription rights to purchase .5119 shares of common stock at the offering price for each whole share of common stock owned on the record date. As a current shareholder you are entitled to subscribe for all, or any part of, the shares of common stock underlying your basic subscription rights. See "The Offering" at page 17.
Expiration time
The offering will expire at 5:00 p.m., Eastern Time, on [•], 2005, unless the expiration time is extended in the discretion of the board of directors to a date not later than [•], 2005. See "The Offering — Expiration Time" at page 17.
No minimum offering
There is no minimum number of shares that must be purchased in the offering. The offering will be completed if any valid subscriptions are received before the expiration date, or any extension thereof, unless the board of directors terminates the offering. See "The Offering — No Minimum Offering" at page 17.
How to subscribe for shares in the offering
If you want to exercise your subscription rights, you must complete the order form which accompanies this prospectus and send the competed form, with payment of the aggregate offering price for the shares you want to purchase, to the Subscription Agent. Your order form and payment must be received before the expiration time. If you use the mail to submit your order form, we recommend that you use registered mail, return receipt requested.

Your subscription funds will not be released to us or for our use or commingled with our funds unless your subscription is accepted (which can occur in our discretion at any time prior to the closing or termination of the offering) and shares are to be issued to you with respect to your funds.
Subscription Agent	American Stock Transfer & Trust Company
Escrow account
All funds tendered for the purchase of our common stock in the offering pursuant to the exercise of rights will be held in an escrow account to be maintained by American Stock Transfer & Trust Company as the escrow agent, at Chase Bank, N.A., New York, New York, and invested in a money market account, pursuant to an escrow agreement between the escrow agent and us. See "The Rights Offering — Escrow Accounts."
Non-transferability of rights	You may not sell or otherwise transfer any of your subscription rights.
No revocation
You may not revoke your subscription after the Subscription Agent receives your order form. Rights not exercised prior to the expiration time will expire. See "The Offering — Procedure for Subscribing for Common Stock in the Offering" at page 17.
How to subscribe if your shares are held through a bank, broker or other third party
If you hold your shares of common stock through a bank, broker or other third party or nominee, you can participate in the offering to purchase your pro rata share, but you must do so through your recordholder. You should contact your bank, broker or other nominee and request it to effect the transactions for you. See "The Offering — Procedure for Subscribing for Common Stock in the Offering" at page 17.
Community offering
We may conduct a community offering of any shares that are not subscribed for in the rights offering. All of the shares in the community offering will be available only to persons selected by us, in our sole discretion, and will primarily consist of our directors and executive officers and persons with family and business relations with our directors and officers. In deciding who to select, we will consider, among other factors, a person's business and community ties to the Bank's service area and such person's potential to do business with or to direct business to us. As of the date of this prospectus, this group solely consists of persons with family and business relations with our directors and officers. Assuming our directors and executive officers purchase 538,706 shares (consisting of 117,706 shares to be purchased through the exercise of subscription rights and up to an additional 421,000 shares to be purchased, to the extent available, in the community offering), then 461,294 shares will be made available to persons with family and business relations with our directors and officers. If we conduct this offering, offerees will have the opportunity to subscribe to purchase shares at the subscription price. We may commence this offering at any time and, if commenced, it will expire at the close of business on [•], 2005, unless we extend it in our sole discretion. Individuals who desire to purchase shares in the community offering may make a written request to us. However, it is not our intention to allow individuals whom we do not select to participate in the community offering. We reserve the right to reject, in whole or in part, any subscription tendered. See "The Offering — The Community Offering" at page 20.

Subscription procedures for the community offering
If you are an offeree in the community offering, you may subscribe for shares by properly completing and signing the order form and delivering it, along with payment of the entire subscription price for all of the shares for which you are subscribing, to the Subscription Agent on or before the expiration date of the community offering. See "The Offering — The Community Offering — Procedures for Subscribing for Common Stock in the Community Offering" at page 21.

Use of proceeds
The net proceeds of the offering will be approximately $ , depending on the number of shares of common stock sold in the offering and the amount of the actual expenses incurred. We intend to contribute substantially all of the proceeds of the offering to the Bank to increase the Bank's capital level. By increasing the Bank's capital, the Bank can support growth in customer deposits to fund increased lending and investment activities. We will use the balance of the proceeds for general corporate purposes. See "Use of Proceeds" at page 16.
Regulatory limitation
We will not issue common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the expiration time, clearance or approval has not been obtained or any required waiting period has not expired. See "The Offering — Regulatory Limitation" at page 24.
Intentions of directors and executive officers
Directors and executive officers of American Bank have indicated that they intend to purchase up to 538,706 shares (consisting of 117,706 shares to be purchased through the exercise of subscription rights and up to an additional 421,000 shares to be purchased, to the extent available, in the Community Offering). See "The Offering — Intentions of Directors and Executive Officers" at page 23. Following completion of the offering and assuming the purchase of all offered shares, our directors and executive officers will increase their ownership of or common stock from approximately 22.32% to 33%. These intentions are not commitments and could increase or decrease based on individual circumstances.

Material federal tax consequences
For federal income tax purposes, receipt of the subscription rights will be treated as a nontaxable distribution with respect to the common stock. See "Material Federal Income Tax Considerations" at page 25.
Financial advisor
We have entered into an agreement with RP Financial, LC, pursuant to which RP Financial, LC is acting as our financial advisor in connection with establishing the offering price. We have agreed to pay certain fees to, and expenses of, RP Financial, LC for its services in the offering. The total advisory fee payable to RP Financial is approximately $38,500. See "The Offering — Financial Advisor" at page 24.
Sales Agent
We have entered into a Selling Agency Agreement with FIG Partners, L.L.C., pursuant to which FIG Partners will, upon our request, assist us in sales of our common stock in the community offering in certain states where applicable state securities laws require such offers to be made by a licensed broker-dealer. We have agreed to pay FIG Partners a sales agent fee of $100,000, reimbursement of certain of its expenses (including fees of its counsel) and we have agreed to indemnify FIG Partners against certain liabilities that could arise as a result of its participation in this offering.
Our right to terminate the offering
We reserve the right to terminate the offering at any time until it has expired and for any reason. If we terminate the offering, we will have no obligation to you other than to return any payment we have received from you, without interest.
No board or financial advisor recommendations.
Any investment in our common stock must be made pursuant to your evaluation of your best interests. Accordingly, neither our board of directors nor RP Financial, LC makes any recommendation to you regarding whether you should exercise your rights or purchase our common stock.
Risk Factors	Investing in our common stock involves risks, including the risks that are described on pages 10 to 15 of this prospectus.
Questions about how to subscribe	You should direct any questions concerning the procedure for subscribing to the Subscription Agent, American Stock Transfer & Trust. You may phone the Subscription Agent at 1-800-937-5449.

Recent Developments

Unaudited Consolidated Fourth Quarter and Year-end Results

        The Company recorded net income for the quarter ended December 31, 2004 of $761,273 or $0.38 per diluted share, a 137% increase from net income of $321,655 or $0.16 per diluted share, for the same period in 2003. Net income for the year ended December 31, 2004 was $2,481,447 or $1.25 per diluted share of common stock, as compared to $1,057,581 or $0.52 per diluted share, for the same period in 2003. The increase in net income was primarily due to the increase in net interest income and other income offset by the increase in operating expenses.

        Net interest income, after provision for loan losses, increased by $434,546 for the three months ended December 31, 2004 when compared to the same period for 2003. The increase was primarily due to an increase in average volume of interest-earning assets and an increase in the interest rate spread. Other income increased by $332,176 and operating expenses increased by $136,354 during the three months ended December 31, 2004 compared to the same period in 2003. The increase in other income was primarily due to an increase in gains on sale of loans. The increase in operating expenses was primarily due to additional compensation and employee benefit expenses.

        The following table sets forth a summary of selected consolidated financial and other information as of and for each of the years ended December 31, 2003 and 2004 and for the three month period ended December 31, 2003 and 2004.

	At or For the Year Ended December 31, 2004	At or For the Year Ended December 31, 2003
Balance Sheet Data:
Total assets	$251,022,568	$236,886,552
Loans receivable, net	176,761,384	140,964,196
Deposit accounts	194,236,974	151,255,122
Total borrowed funds	32,500,000	61,075,000
Total stockholders' equity	17,072,192	14,310,549
Operating Data:
Total interest income	$13,881,728	$10,943,812
Total interest expense	5,327,685	5,107,809
Net interest income	8,554,043	5,836,003
Provision for loan losses	651,892	460,000
Net interest income after provision for loan losses	7,902,151	5,376,003
Other income	6,148,994	4,326,684
Non-interest expenses	10,080,698	8,007,456
Income before income taxes	3,970,447	1,695,231
Provision for income taxes	1,489,000	637,650
Net income	2,481,447	1,057,581
Basic EPS	$1.29	$0.55
Diluted EPS	$1.25	$0.52

	For the Three Months Ended
	December 31, 2004	December 31, 2003
Total interest income	$3,747,876	$3,185,101
Total interest expense	1,482,508	1,280,279
Net interest income	2,265,368	1,904,822
Provision for loan losses	111,000	185,000
Net interest income after provision for loan losses	2,154,368	1,719,822
Other income	1,423,377	1,091,201
Non-interest expenses	2,423,972	2,287,618
Income before income taxes	1,153,773	523,405
Provision for income taxes	392,500	201,750
Net income	761,273	321,655
Basic EPS	$0.39	$0.17
Diluted EPS	$0.38	$0.16

Appointment of New President and Chief Executive Officer

        On February 23, 2005, Mr. Phillip C. Bowman, President and Chief Executive Officer of American Bank, a wholly owned subsidiary of the Company, notified the board of directors of American Bank that he would not seek a renewal or extension of his employment agreement with American Bank, which expired on March 1, 2005. Accordingly, Mr. Bowman's employment relationship with the Company ended on March 1, 2005.

        On March 1, 2005, the board of directors of American Bank appointed James E. Plack, the current President and Chief Executive Officer of the Company and Chief Operating Officer of American Bank, as the President and Chief Executive Officer of American Bank.

Summary Consolidated Financial Data

        You should read the data set forth below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The following unaudited table shows summary portions of our historical consolidated financial data as of and for the years ended December 31, 2001, 2002 and 2003 and as of and for the nine months ended September 30, 2003 and 2004. We derived our summary consolidated financial data as of and for the years ended December 31, 2001, 2002 and 2003 from our audited consolidated financial statements, which have been examined and reported upon by Beard Miller Company LLP (as successor to Anderson Associates, LLP) independent auditors, and are set forth on pages F-2 through F-28. The financial data for the nine months ended September 30, 2003 and 2004 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus which, in the opinion of our management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of that date. The summary unaudited consolidated financial data for the nine months ended September 30, 2004 are not necessarily indicative of our results for the year ending December 31, 2004, and our historical results are not necessarily indicative of our results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001
Operating Data:
Net interest income	$6,288,675	$3,931,181	$5,836,003	$5,078,851	$4,251,164
Provision for loan losses	540,892	275,000	460,000	291,218	460,966
Net interest income after provision for loan losses	5,747,783	3,656,181	5,376,003	4,787,633	3,790,198
Other income	4,725,617	3,235,483	4,326,684	3,026,534	2,159,462
Non-interest expenses	7,656,726	5,719,838	8,007,456	6,126,369	4,553,430

Income before income taxes	2,816,674	1,171,826	1,695,231	1,687,798	1,396,230
Provision for income taxes	1,096,500	435,900	637,650	648,600	531,227

Net income	$1,720,174	735,926	$1,057,581	$1,039,198	$865,003

Net income per share (basic)	$0.89	$0.38	$0.55	$0.50	$0.42

Net income per share (diluted)	$0.86	$0.36	$0.52	$0.48	$0.41

Balance Sheet Data:
Total assets	$257,843,323	$220,951,669	$236,886,552	$179,742,213	$154,268,937
Loans Receivable, net	170,523,443	128,701,247	140,964,196	109,270,991	97,286,030
Deposits	192,726,009	137,396,646	151,255,122	125,476,021	104,353,094
Total borrowed funds	44,000,000	52,575,000	61,075,000	33,075,000	29,090,000
Total stockholders' equity	16,299,715	14,233,767	14,310,549	14,991,514	14,194,676
Selected Ratios:
Return on average assets	0.92%	0.49%	0.51%	0.63%	0.58%
Return on average equity	14.91	6.80	7.39	7.11	6.25
Average equity capital to average total assets	6.15	7.11	6.86	8.79	9.22
Allowance for loan losses as a percentage of average net loans	0.95	0.92	0.95	0.85	0.89
Nonperforming loans as a percentage of net loans	0.68	0.79	1.09	1.18	0.82
Net charge-offs as a percentage of average net loans	0.06	0.00	0.05	0.23	0.16
Net interest margin	3.47	2.71	2.93	3.18	2.98
Dividend payout ratio	0.00	16.67	11.87	33.33	9.30
Capital Ratios:
Tangible	7.29%	7.29%	6.98%	8.32%	9.20%
Core	7.29	7.29	6.98	8.32	9.20
Risk-based	10.95	11.87	11.16	13.89	16.10

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information in this prospectus, before making an investment decision.

Although the common stock is traded over-the-counter on the National Association of Securities Dealers' Electronic Bulletin Board, trading in the common stock has been sporadic and volume has been light. As a result, shareholders may not be able to quickly and easily sell their common stock.

        Although our common stock is traded over-the-counter on the National Association of Securities Dealers Electronic Bulletin Board, and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited and there can be no assurance that an active and liquid market for the common stock will develop. As a result, you may find it difficult to sell shares at or above the offering price and you may lose part or all of your investment. Before purchasing, you should consider the limited trading market for our shares and be financially prepared and able to hold your shares for an indefinite period.

        The development of a liquid public market depends on the presence of market makers. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those prices, subject to laws and regulatory constraints. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty disposing of your shares of our common stock. You should not view our common stock as a short-term investment. There can be no assurance that an active and liquid trading market will develop for the common stock.

As soon as we are no longer obligated to file periodic reports with the Securities and Exchange Commission, we intend to discontinue filing such reports and, as a result, at that time our common stock will no longer be traded on the OTC Bulletin Board.

        We currently voluntarily file periodic reports with the SEC. As a result of the filing of the Registration Statement with the SEC, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will be required to file reports and other information with the SEC. Our obligation to file periodic reports with the Commission will be suspended if our common stock is held of record by fewer than 300 holders at the beginning of any fiscal year of the Company other than the fiscal year in which the Registration Statement becomes effective. Accordingly, if there are fewer than 300 record holders of the common stock as of the beginning of any such fiscal year, the Company may cease to file reports with the Commission in respect of such fiscal year. We currently intend to stop filing reports with the SEC as soon as we are no longer required to do so.

        In addition, the National Association of Securities Dealers, Inc., requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Exchange Act. Since we currently intend to stop filing reports with the SEC as soon as we are no longer required to do so, our common stock will no longer be traded on the OTC Bulletin Board when we cease to file reports with the SEC. We do expect, however, that our common stock will be trading in the pink sheets even when we stop reporting to the SEC. Additional information regarding trading of securities on the "Pink Sheets" is available on the web at www.pinksheets.com.

        Presently, we have 150 holders of record of our common stock. Therefore, assuming this Registration Statement becomes effective in 2005, and we continue to have fewer than 300 record holders of the common stock, we would no longer file periodic reports with the SEC beginning January 1, 2006 and our common stock will no longer be traded on the OTC Bulletin Board.

Determination of offering price.

        The offering price has been determined by our board of directors, in consultation with RP Financial, LC, our financial advisor, after consideration of various factors. Neither our board of directors nor management has expressed an opinion or has made any recommendation as to whether anyone should purchase shares of common stock in the offering. Any decision to invest in our common stock must be made by you based upon your own evaluation of the offering in the context of your best interests.

        There can be no assurance that, following completion of the offering and the issuance of the shares, you will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, although the Company intends to deliver shares to subscribers as soon as reasonably practicable after acceptance, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering.

If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer dilution of your percentage ownership of our common stock.

        This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest of the Company. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

Any community offering of shares as described in this prospectus will reduce, and future common stock offerings may reduce, the ownership percentage of our current shareholders.

        Any shares sold in the community offering will dilute the ownership interests of our current shareholders. Furthermore, if we conduct additional offerings of shares of our common stock in the future, you may experience dilution in your percentage ownership of our outstanding common stock.

        In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized but unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders.

No broker has agreed to purchase any of the common stock and we may not be able to sell all of the shares we are attempting to sell in the offering. Our operating results may be adversely affected if less than all of the offered shares are sold.

        The common stock to be issued in the rights offering is being sold directly through the efforts of our directors and executive officers. We have engaged FIG Partners to assist us in the placement of shares in the community offering only. FIG Partners has no obligation to purchase any shares of our common stock or to find purchasers for the common stock. See "Plan of Distribution" at page 71.

        Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, we will have less capital to fund operations and growth, which could result in restricted or slower growth, reduced asset size and slower expansion of activities, and lower shareholder returns. See "The Offering" at page 17.

Directors, officers and significant employees of American Bank Holdings will own up to 33% of the outstanding common stock after the offering. As a result of their ownership, they could make it more difficult to obtain approval for certain matters submitted to shareholder vote, including certain acquisitions. The results of the vote may be contrary to the desires or interests of the public shareholders.

        Following completion of the offering, our directors and executive officers and their affiliates will own between 18.75% (assuming the purchase of shares in the rights offering only) and 33.00% (assuming the purchase of shares in both the rights offering and community offering, but without giving effect to the additional 150,000 which may be offered) of our outstanding common stock. If all of the additional 150,000 shares are purchased in the community offering, our directors, executive officers and significant employees will own between 17.84% (assuming the purchase of shares in the rights offering only) and 31.40% (assuming the purchase of shares in both the rights offering and community offering) of our outstanding common stock. These persons may purchase a greater or lesser number of shares in the offering.

        By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders (such as certain mergers, share exchanges, certain asset sales, and certain amendments to the Certificate of Incorporation). See "Beneficial Ownership of Securities" at page 66, and "Description of Capital Stock" at page 69.

Consummation of the offering is not subject to the receipt of subscriptions for a minimum number of shares. Once made, subscriptions may not be revoked and subscribers will be required to purchase shares even if less than all of the shares offered are sold.

        There is no minimum number of shares that must be sold in the offering, and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. Once made, subscriptions will not be revocable by subscribers, and we currently intend to accept subscriptions even if the offering has not been fully subscribed. See "The Offering" at page 17.

Our common stock is not FDIC-insured.

        Shares of our common stock are not securities or savings or deposit accounts or other obligations of our subsidiary bank, American Bank, or any other bank. Our common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of your entire investment.

Management will have broad discretion in allocating all of the net proceeds of the offering.

        Our management will have board discretion in determining the specific timing and use of 100% of the net offering proceeds. Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets. We have not otherwise made a specific allocation for the use of the net proceeds. Therefore, our management will have broad discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds. Although we intend to use the net proceeds to serve our best interests, our application may not ultimately reflect the most profitable application of the net proceeds.

You will not receive any interest on your subscription funds while they are on deposit with the subscription agent and any refund of subscription funds will be without interest.

        The subscription agent will deposit all subscription funds upon receipt in a segregated escrow account. Funds will be made available to us upon completion of the offering. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest as soon as practicable after the expiration date.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

        We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS"), our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors and are not intended for the protection of investors in our common stock. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

Applicable laws and regulations restrict both the ability of American Bank to pay dividends to the Company, and the ability of the Company to pay dividends to you. Although American Bank currently has the ability to pay dividends, the Board currently intends to retain earnings for the purpose of financing growth.

        Our principal source of income consists of dividends, if any, from American Bank. Moreover, Delaware law restricts dividends that we may pay if our capital is less than the aggregate amount of capital represented by the issued and outstanding capital stock having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

        Any payment of dividends in the future will be at the sole discretion of our board of directors and will depend on a variety of factors deemed relevant by our board of directors, including, but not limited to, earnings, capital requirements and financial condition.

        Payment of dividends by the Bank to us is subject to regulatory limitations imposed by the OTS and the Bank must meet OTS capital requirements before and after the payment of any dividends. In addition, the OTS has discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds. As of the date of this prospectus, the gross amount available for dividends without prior regulatory approval is $2.1 million.

        Although American Bank currently has the ability to pay dividends, the Board currently intends to retain earnings for the purpose of financing growth.

We depend on the services of key personnel and we cannot be certain that we will be able to hire or retain such personnel or hire replacements.

        The financial performance of the Company is dependent in large measure upon the competent and dedicated management team successfully executing the Company's business strategies. The Company has been operating since late August 2004 without a chief lending officer. Further, its president and chief executive officer since 1994 left the employment of American Bank on March 1, 2005. He was replaced by a senior executive who joined the Company in January 2005. Although the Company intends to augment and strengthen its management team, no guarantee can be made that the Company will be able to find and hire suitable candidates.

Changes in local economic conditions could reduce our income and growth, and could lead to higher levels of problem loans and charge-offs.

        We make loans, and most of our assets are located, in the Washington, D.C. metropolitan area and Charlotte and Raleigh-Durham, NC markets. Adverse changes in economic conditions in these markets could hurt our ability to collect loans, could reduce the demand for loans, and otherwise could negatively affect our performance and financial condition.

There is no assurance that we will be able to successfully compete with others for business.

        We compete for loans, deposits, and investment dollars with other insured depository institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources. The differences in resources and regulations may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds, and adversely affect our overall financial condition and earnings.

Our profitability depends on economic policies and factors beyond our control.

        Our operating income and net income depend to a great extent on "rate differentials," i.e., the difference between the interest yields we receive on loans, securities and other interest bearing assets and the interest rates we pay on interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System.

Many of our loans have been made recently, and in certain circumstances there is limited repayment history against which we can fully assess the adequacy of the allowance for loan losses. If our allowance for loan losses is not adequate to cover actual loan losses, our earnings will decrease.

        The risk of nonpayment of loans is inherent in all lending activities, and nonpayment, if it occurs, may negatively impact our earnings and overall financial condition, as well as the value of our common stock. Also, many of our loans have been made over the last year and in certain circumstances there is limited repayment history against which we can fully assess the adequacy of the allowance for loan losses. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for probable losses based on several factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, which would have an adverse affect on our operating results. Additions to our allowance for loan losses decrease our net income. While we have not experienced any significant charge-offs or had large numbers of nonperforming loans, due to the significant increase in loans originated over the last year, we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to mature. The actual amount of future provisions for loan losses cannot be determined at this time and may exceed the amounts of past provisions.

A slowdown in our mortgage banking activities may negatively impact our future earnings.

        We maintain an active residential loan origination and sales program, and total sales of such loans were $175.9 million for the nine months ended September 30, 2004. Our extensive mortgage banking operations imply that our earnings are highly dependent upon mortgage banking gains, which are primarily dependent upon origination volumes. Accordingly, if demand for residential loans decline, which would likely occur during periods of rising and higher interest rates, our ability to generate income may be adversely affected.

Our growth and expansion may be limited by many factors.

        We have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk and interest rate levels without corresponding increases in noninterest expenses. We cannot assure you that we will be successful in continuing our growth strategies, due, in part, to delays and other impediments inherent in our highly regulated industry, limited availability of qualified personnel or unavailability of suitable branch sites. In addition, the success of our growth strategy will depend, in part, on continued favorable economic conditions in our market area.

FORWARD LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. These statements include, among others, statements of our goals, intentions and expectations; statements regarding our business plans and prospects and growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. We believe that it is important to communicate this information to our investors. However, these forward-looking statements are subject to significant risks, assumptions and uncertainties that we are not able to control or predict accurately. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, and financial position.

        Forward-looking statements speak only as of the date they are made and, except as required by law, we assume no duty to update forward-looking statements.

USE OF PROCEEDS

        The net proceeds of the offering, after deducting expenses payable by us in connection with the offering, are estimated to be $                  if the maximum number of shares are sold (excluding up to an additional 150,000 shares that may be issued in the community offering). We intend to contribute substantially all of the proceeds of the offering to the Bank to increase the Bank's capital level. By increasing the Bank's capital, the Bank can support growth in customer deposits to fund increased lending and investment activities. We will use the balance of the proceeds for general corporate purposes.

DILUTION

        Holders of our common stock may experience substantial dilution of their percentage of equity ownership interest and voting power in us if they do not exercise their rights. If we issue the maximum number of shares of common stock offered by this prospectus (excluding the additional 150,000 shares that may be issued in the community offering), we will issue an additional 1,000,000 shares of common stock, which represents approximately 51% of the shares of common stock we had outstanding on the record date. Holders of our common stock that elect not to exercise their subscription right will accordingly experience dilution in their level of ownership in the Company.

THE OFFERING

The Rights Offering

        Securities Offered.    We are offering to sell up to 1,000,000 newly issued shares of our common stock at a price of $        per share, to holders of record of the common stock as of the close of business on February 25, 2005. Each such shareholder has been granted a nontransferable right to purchase, at the offering price, .5119 additional shares of common stock for each whole share of common stock owned at the record date, subject to adjustment to the nearest whole share. The shares being offered represent approximately 51% of the number of shares outstanding at the record date (excluding up to an additional 150,000 shares that may be issued in the community offering). Current shareholders are entitled to subscribe for all, or any portion, of the shares of common stock underlying their basic subscription rights.

        No Minimum Offering.    There is no minimum number of shares that must be sold in the offering. The offering will be completed if any valid subscriptions are received, unless the board of directors has terminated the offering in its entirety. While our directors and executive officers presently intend to purchase shares in the offering, they are not obligated to purchase any minimum number of shares. See "The Offering—Intentions of Directors, Executive Officers and Others" at page 23.

        Expiration Time.    Subscriptions to purchase shares must be received no later than 5:00 p.m., Eastern time, on [    •    ],[    •    ], 2005, unless we terminate the offering earlier or extend it. We may terminate the offering at any time prior to [    •    ], 2005, or extend the termination date without notice. Under no circumstances will we extend the offering beyond [    •    ], 2005. See "The Offering—Procedure for Subscribing for Common Stock in the Offering".

        After the expiration of the offering, unexercised subscription rights will be null and void. We will not be obligated to honor any order form received by the Subscription Agent after the expiration time, regardless of when the form or the payment were sent.

        Subscription Rights.    The basic subscription right entitles each shareholder to purchase, at the offering price, .5150 additional shares of common stock for every whole share of common stock held on the record date, rounded to the nearest whole share. Current shareholders are entitled to subscribe for all, or any portion of, the shares of common stock underlying their basic subscription rights. No fractional shares will be issued.

        You may not transfer your subscription rights or exercise them in the name of another person or entity.

        We reserve the right to accept any or all subscriptions for shares under the subscription rights at any time prior to the expiration time, and to issue certificates for those shares, while continuing to hold in escrow funds relating to other subscriptions under the subscription rights until the expiration time.

        If there are unsold shares remaining after all requests to purchase shares pursuant to the rights offering, we may conduct a community offering. This offering would be available only to persons selected by us, in our sole discretion. See "The Offering—The Community Offering."

Procedure for Subscribing for Common Stock in the Offering

        If you wish to exercise your subscription rights and participate in the offering you must do so by delivering properly completed and executed order forms to the Subscription Agent, prior to the expiration time, together with payment in full of the offering price for all shares of common stock for which you wish to subscribe under the subscription rights. Payment in full must be by:

  (a)
  check or bank draft drawn upon a U.S. bank; or
  (b)
  postal, telegraphic or express money order, in either case, payable to "American Bank Holdings, Inc. Escrow Account"; or

  (c)
  by wire transfer to an account designated by us. If you wish to make payment by wire transfer, please contact the Subscription Agent for instructions.

        Payment of the offering price will be deemed to have been received only upon:

  (a)
  clearance of any uncertified check;
  (b)
  receipt of any certified check or bank draft drawn upon a U.S. bank or of any U.S. postal money order; or
  (c)
  receipt of good funds in the American Bank Holdings, Inc. Escrow Account.

        If you are paying by uncertified personal check, please note that the check may take at least five business days to clear. If you wish to pay the offering price by means of uncertified personal check, we urge you to make payment sufficiently before the end of the offering to ensure that such payment is received and clears before the end of the offering. All funds received in payment of the subscription price will be deposited in the American Bank Holdings, Inc. Escrow Account to be held at Chase Bank, N.A., New York, New York, and invested in a money market account and, until closing of the offering.

        The address to which order forms and payment of the offering price should be delivered is:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200
Telecopy: (718) 236-4588

        DELIVERY TO AN ADDRESS OR IN A MANNER OTHER THAN THOSE INDICATED ABOVE DOES NOT CONSTITUTE GOOD DELIVERY TO THE SUBSCRIPTION AGENT.

        If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then we will treat your subscription as one to purchase shares to the full extent of the payment sent. If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then we will treat your subscription as one to purchase shares to the full extent of the excess payment sent and we will refund the excess.

        FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH YOUR ORDER FORM MAY CAUSE US TO REJECT YOUR SUBSCRIPTION.

        The method of delivery of order forms and payment of the offering price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. You will be required to pay the additional postage costs relating to registered mail.

        We will decide all questions concerning the timeliness, validity, form and eligibility of order forms received or any exercise of subscription rights, and our decisions will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported subscription. Order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither American Bank Holdings, American Bank nor the Subscription Agent will be under any duty to give a subscriber notice of any defect or irregularity in the submission of order forms or incur any liability for failure to give such notification.

        Guarantee Delivery Procedures.    If you want to exercise your rights, but time will not permit your order form to reach the Subscription Agent on or prior to 5:00 p.m., on                        , 2005, you may exercise your rights using the following guaranteed delivery procedures:

        1.     On or before                        ,    , 2005, you must have sent, and the Subscription Agent must have received, payment in full for each share of common stock you are purchasing through your subscription right;

        2.     On or before                        ,    , 2005, you must have sent, and the Subscription Agent must have received, a Notice of Guaranteed Delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery must state:

  •
  your name,

  •
  the number of rights that you hold, and

  •
  the number of shares of common stock that you wish to purchase pursuant to your subscription right.

The Notice of Guaranteed Delivery must guarantee the delivery of your order form to the subscription agent within three Nasdaq National Market trading days following the date of the Notice of Guaranteed Delivery; and

        3.     You must send, and the Subscription Agent must receive, your properly completed and duly executed order form, including any required signature guarantees, within three Nasdaq National Market trading days following the date of your Notice of Guaranteed Delivery. You may physically deliver the Notice of Guaranteed Delivery via the enclosed envelope to the Subscription Agent at its address set forth above. You can obtain additional copies of the form of Notice of Guaranteed Delivery by requesting it from the Subscription Agent at the address set forth above.

        Signatures on the order form must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

        Signatures on the order form do not need to be guaranteed if the order form:

  •
  provides that the shares of common stock you are purchasing are to be delivered directly to the record owner of the subscription rights; or

  •
  is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        SUBSCRIPTIONS FOR COMMON STOCK MAY NOT BE REVOKED BY SUBSCRIBERS.

        Exercise of Subscription Rights if Your Shares are Held in Street Name.    If you are a shareholder who has your shares of common stock registered in the name of your broker, bank or other third party nominee, you may participate in the offering and exercise the subscription right, but you must do so through your recordholder. You should contact your bank, broker or other nominee and request it to effect the transactions for you.

        Recordholders who hold shares of common stock for the account of others, such as brokers, trustees or depositories for securities, should notify the beneficial owners as soon as possible to ascertain their intentions and to obtain instructions with respect to subscription rights. If a beneficial owner instructs, the recordholder of such subscription rights should complete order forms and submit them to the Subscription Agent with the proper payment.

The Community Offering

General

        We intend that shares not purchased by our current shareholders in the rights offering will be made available in a community offering. We may commence the community offering at any time during the rights offering or upon conclusion of the rights offering. The community offering, if conducted, will expire at the close of business on [    •    ], 2005, unless we extend it in our sole discretion. We do not intend to extend the community offering past [    •    ], 2005.

        If the community offering is conducted, offerees will have the opportunity to subscribe to purchase shares at $    per share, which is the same as the offering price in the rights offering. There is no minimum subscription requirement. Shares will be offered in the community offering by or through FIG Partners, L.L.C., our sales agent, in certain states where applicable state securities laws require such offers to be made by a licensed broker-dealer. See "Plan of Distribution."

        The community offering will be available only to persons selected by us, in our sole discretion. For the community offering, we intend to actively seek persons who have strong business and community ties to our service area and whose knowledge we can draw upon and whose involvement will provide an opportunity to attract customers from segments of our banking community and promote us and our products and services. We believe that these types of individuals, which include our directors and officers and persons with family or business relationships with our directors and officers, are best suited to aid in our growth and success.

        If there is insufficient demand in the rights offering, certain directors, executive officers and significant employees of the Company have indicated that they will purchase up to an additional 421,000 shares in the community offering as a show of support and confidence in our long term prospects. To the extent available, we intend to offer these individuals the opportunity to purchase such additional shares since we believe that our directors' and executive officers' financial interests in the Company will encourage their active participation in growing our business in a prudent fashion. However, investors should not place any reliance on the intention of these directors and executive officers as an indication of the merits of this offering or that their confidence in their investment decision is shared by investors who are not affiliates of the Company.

Shares Available for Sale

        The shares that will be offered in the community offering, if we choose to conduct it, are shares that are not subscribed for in the rights offering. Therefore, if the rights holders subscribe for all of the shares by exercising their rights, there may be no shares available in the community offering. If there is sufficient demand in the community offering, we may sell up to an additional 150,000 newly issued shares bringing the total number of shares offered to 1,150,000. If shares are available in the community offering but are insufficient to satisfy in full all subscriptions validly tendered and not rejected by us, we will allocate the available shares among the subscribers (other than those subscribers, if any, whose subscriptions are rejected) proportionately based on the relative numbers of requested shares. In other words, a subscriber whose request represents 10% of the total number of requested shares will be allocated 10% of the available shares. Since we won't issue fractional shares, we will round the number of shares allocated to each subscriber to a whole number.

Eligibility

        If we conduct the community offering, we will make it available only to persons selected by us, in our sole discretion. As discussed above, we primarily intend to seek persons who have strong business and community ties to the banking markets served by American Bank. Individuals who desire to purchase shares in the community offering may make a written request to us. However, it is not our intention to allow individuals who we do not select (which may include affiliated and unaffiliated individuals of the Company) to participate in the community offering. We reserve the right to reject, in whole or in part, any subscription tendered in the community offering.

Procedures for Subscribing for Common Stock in the Community Offering

        If you are an offeree in the community offering, you may subscribe for shares by delivering properly completed and executed order forms to FIG Partners, L.L.C., our sales agent, prior to the expiration time, together with payment in full of the offering price for all shares of common stock for which you wish to subscribe under the offer. Payment in full must be by:

  (a)
  certified check or bank draft drawn upon a U.S. bank; or
  (b)
  U.S. postal money order payable to "American Bank Holdings, Inc. Escrow Account"; or
  (c)
  by wire transfer to an account designated by us. If you wish to make payment by wire transfer, please contact FIG Partners, L.L.C. for instructions.

        Payment of the offering price will be deemed to have been received only upon:

  (a)
  clearance of any uncertified check;
  (b)
  receipt of any certified check or bank draft drawn upon a U.S. bank or of any U.S. postal money order; or
  (c)
  receipt of good funds in the American Bank Holdings, Inc. Escrow Account.

        If you are paying by uncertified personal check, please note that the check may take at least five business days to clear. If you wish to pay the offering price by means of uncertified personal check, we urge you to make payment sufficiently before the end of the offering to ensure that such payment is received and clears before the end of the offering. All funds received in payment of the subscription price will be deposited in the American Bank Holdings, Inc. Escrow Account to be held at Chase Bank, N.A., New York, New York, and invested in a money market account and, until closing of the offering.

        The address to which order forms and payment of the offering price should be delivered is:

FIG Partners, L.L.C.
1545 Peachtree Street
Suite 650
Atlanta, Georgia 30309
Attention: Eric Lawless
Telephone: (404) 601-7202
Telecopy: (404) 591-6004

        DELIVERY TO AN ADDRESS OR IN A MANNER OTHER THAN THOSE INDICATED ABOVE DOES NOT CONSTITUTE GOOD DELIVERY TO THE SALES AGENT.

        If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then we will treat your subscription as one to purchase shares to the full extent of the payment sent. If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then we will treat your subscription as one to purchase shares to the full extent of the excess payment sent.

        FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH YOUR ORDER FORM MAY CAUSE US TO REJECT YOUR SUBSCRIPTION.

        The method of delivery of order forms and payment of the offering price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. You will be required to pay the additional postage costs relating to registered mail.

        We will decide all questions concerning the timeliness, validity, form and eligibility of order forms received, and our decisions will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported subscription. Order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither American Bank Holdings, American Bank nor the Sales Agent will be under any duty to give a subscriber notice of any defect or irregularity in the submission of order forms or incur any liability for failure to give such notification.

        Since the only shares that will be offered in the community offering, if we choose to conduct it, are shares that are not subscribed for in the rights offering (unless we increase the size of the community offering up to an additional 150,000 shares, in our sole discretion), no guarantee can be made that anyone who elects to participate in the community offering will be able to do so.

Limitation

        We do not intend to accept any subscriptions from a purchaser in the rights or Community Offering that would result in such purchaser, when aggregated with any other shares beneficially owned by such purchaser or its affiliates, owning 24.9% or more of our issued and outstanding common stock upon completion of the offering.

Escrow Account; Release of Funds; No Interest on Subscription Funds

        All funds received in payment of the offering price will be promptly deposited into an escrow account at American Stock Transfer & Trust Company subject to the control of the Chief Executive Officer and President of American Bank Holdings, until acceptance of the subscriptions to which funds relate, rejection of a subscription, or termination of the offering. Funds in the escrow account will be invested in short-term obligations of the United States government, repurchase agreements secured by government securities or other investments permitted under applicable rules and regulations. Subscription funds will be released from the escrow account within five business days after shares of common stock are issued to subscribers in respect of such subscriptions. Except as set forth on page 24 under the Section entitled "The Offering—Regulatory Limitation", we will keep earnings on funds in the escrow account whether or not the offering is consummated.

        Subscriptions for common stock that are received by the Subscription Agent or the Sales Agent may not be revoked. No interest will be paid to subscribers on subscription funds, even if the offering is terminated in its entirety or an individual subscription is rejected. By submitting a subscription, you will forego interest you otherwise could have earned on the funds for the period during which your funds are held in escrow. We will, however, pay interest to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the offering is not completed. Prior to the time the offering is completed or terminated, we will be entitled to request, from time to time, that the escrow agent distribute accrued earnings on the escrowed funds to us for general corporate purposes.

Determination of Offering Price

        The offering price has been determined by the board of directors, in consultation with RP Financial, LC., our financial advisor in connection with the offering In establishing the offering price, the board of directors considered various factors that it deemed relevant including among other things:

  •
  our current financial condition and operating performance as presented in our financial statements;
  •
  our regulatory status;
  •
  the market value of the common stock;
  •
  an analysis of discounted cash flows;
  •
  the number of shares sought to be issued;
  •
  the amount sought to be raised; and
  •
  the anticipated impact of the offering on the market price of the common stock.

        The book value of our common stock as of December 31, 2004 was $8.79 per share and the price to book multiple for the offering price is 102.4 at the low-end of the price range ($9.00) and 108.1 for the high-end of the price range ($9.50). As part of their research to help the board of directors establish the offering price, RP Financial gathered information from a group of eight publicly traded financial institutions (six from the Mid-Atlantic region and two from the Midwest) with average assets of $550 million. The median price to tangible book multiple for this group was 1.567. Since the peer group consisted of eight publicly traded companies with liquid trading markets, RP Financial believes that it is appropriate to apply a discount for the lack of marketability of the common stock.

        NONE OF THE BOARD OF DIRECTORS, MANAGEMENT OR RP FINANCIAL, LC HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANY CURRENT SHAREHOLDER SHOULD PURCHASE SHARES IN THE OFFERING. ANY DECISION TO INVEST IN THE COMMON STOCK MUST BE MADE BY EACH INVESTOR BASED UPON HIS OR HER OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS.

Intentions of Directors and Executive Officers

        Our directors and executive officers have indicated that they intend to subscribe for approximately 117,706 shares of common stock through the exercise of their subscription rights, representing approximately 12% of the shares offered, as well as up to an additional 421,000 shares, if available in the community offering. These individuals are purchasing such shares with the intent to hold the shares as an investment. These expressions of interest are not commitments and could change based upon individual circumstances.

        The following table sets forth information as of February 25, 2005, with respect to the common stock beneficially owned by our directors and executive officers (not including stock options exercisable within 60 days) (a) prior to purchase of any shares offered by this prospectus and (b) after giving effect to the purchase of shares offered by this prospectus (assuming shares are purchased as intended).

Name	Shares Owned Prior to Offering	Percentage Owned Prior to Offering	Shares to be Purchased in Rights Offering	Percentage Owned After Giving Effect to Rights Offering	Shares to be Purchased in Community Offering	Percentage Owned After Giving Effect to Rights Offering and Community Offering(1)
Dennis N. Argerson	2,837	*	1,447	*	*	*
Douglas Bregman	1,442	*	735	*	10,000	*
Bruce S. Cook	27,495	1.41%	14,022	1.41%	61,000	3.47%
Robert N. Kemp	—	—	—	—	2,500	*
James E. Plack	—	—	—	—	20,000	*
Howard J. Postal	203,919	10.44%	—	6.90%	—	6.90%
J.R. Schuble, Jr.	187,000	9.57%	95,370	9.56%	300,000	19.72	%(2)
Daniel S. Shiff	—	—	—	—	25,000	*
John M. Wright	13,241	*	6,131	*	—	*
Chuck I. Ledford	—	—	—	—	2,500	*
All Executive Officers and Directors as a Group	435,934	22.32%	117,706	18.75%	421,000	33.00%

*
less than one percent

(1)
Excluding the effect of issuing any of the additional 150,000 shares in the community offering. If all of the additional 150,000 shares are sold in the community offering, our directors and executive officers will beneficially own 31.40% of our outstanding stock.

(2)
Acquisition subject to regulatory approval. See "—Regulatory Limitation" on page 24.

Financial Advisor

        We have engaged RP Financial, LC, as our financial advisor in connection with the offering pursuant to an engagement letter between RP Financial and us. RP Financial is regularly engaged in the valuation of banks, bank holding companies, savings and loans associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. RP Financial has knowledge of, and experience with the banking market in which we operate and with other regionally based banking organizations.

        In its capacity as financial advisor, RP Financial provided advice to us regarding the offering price for the shares to be offered in the offering.

        RP Financial has not prepared an opinion as to the fairness of the offering price or the terms of the offering to us or our shareholders. RP Financial expresses no opinion and makes no recommendation to holders of the rights as to the purchase by any person of shares of our common stock. RP Financial expresses no opinion as to the prices at which shares to be distributed in connection with the offering may trade if and when they are issued or at any future time.

        As compensation for its services, we have agreed to pay RP Financial an advisory fee. We have also agreed to reimburse RP Financial for out of pocket expenses incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. The total advisory fee payable to RP Financial is approximately $38,500.

Sales Agent

        We have engaged FIG Partners, LLC as our sales agent in connection with the community offering in order to comply with the broker-dealer registration and licensing requirements where applicable state securities laws require such offers to be made by a licensed broker-dealer. FIG Partners will assist the Company in selling the shares of common stock offered to persons identified by the Company in the community offering. As compensation, we have agreed to pay FIG Partners a fee of $100,000. In addition, FIG Partners will receive a commission equal to 6% of the sales price on any shares placed by FIG, after the written request of the Company to so act if the Company is unable to sell the shares in the community offering, to those persons selected by it. The Company has also agreed to reimburse FIG Partners its costs and expenses in connection with the offering up to an amount not to exceed $25,000 without the consent of the Company and to indemnify FIG Partners against certain liabilities. See "Plan of Distribution."

Regulatory Limitation

        We will not be required to issue shares of common stock in the offering to any person who, in our judgment, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the expiration time, such clearance or approval has not been obtained or any required waiting period has not expired. In our sole discretion, we may conditionally accept subscriptions where the required regulatory approvals have not been received prior to the expiration time, in which case all funds received in payment of the offering price will remain in an escrow account pending the receipt of the required regulatory approvals. If we conditionally accept a subscription pending regulatory approval, and if any required regulatory approval is not received by            2005, unless such deadline is extended in our sole discretion, you will not receive any shares in the offering and you will receive a refund of your payment of the offering price as soon as practicable by mail. If any required regulatory approval is not received by the deadline set forth above (or any extension thereof), then the interest earned will be allocated among such subscribers whose subscriptions are conditionally accepted on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit after the expiration date of the community offering. Our determination as to whether clearance or approval is required will be final and binding.

Nonqualified States or Foreign Countries

        We have made a reasonable effort to comply with the securities laws of all states in the United States in which current shareholders reside. We will not provide subscription materials to any person who resides in any foreign country or in any state of the United States if we determine that compliance with the securities laws of such country or state would be impracticable, and we will not accept any subscriptions from subscribers located in those states or countries. No payments will be made to any ineligible shareholder in lieu of the grant of the subscription rights.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        Set forth below is a summary of the material federal income tax consequences to holders of common stock in respect of the receipt of rights under the rights offering, the exercise or expiration of such rights and the sale of common stock acquired through the exercise of such rights. The summary deals only with rights, and shares of common stock received through the exercise of rights, that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The summary is based on the Code, Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The summary does not consider any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Furthermore, the summary does not address all aspects of federal income taxation that may be relevant to investors in light of their particular circumstances or to certain types of investors subject to special treatment under the federal income tax laws (such as foreign shareholders, dealers in securities or currencies, tax-exempt organizations, regulated investment companies, life insurance companies, banks, other financial institutions, pass-through entities and persons holding rights or common stock as part of a "straddle," "hedge" or "conversion transaction"). No ruling from the Internal Revenue Service will be sought in connection with the matters discussed herein and therefore holders are urged to consult their own tax advisors with respect to the U.S. federal tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

        As used herein, a "U.S. Holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation that is organized under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election in effect to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of common stock that is not a U.S. Holder.

Taxation of U.S. Holders

        Distribution of Rights.    A U.S. Holder will not recognize taxable income as a result of our distribution of rights to such holder with respect to his common stock.

        Basis of Rights.    Except as otherwise provided in this paragraph, the basis of rights held by a U.S. Holder will be zero. Except as provided under "Expiration of Rights" below, if the fair market value of the rights on their date of issuance is 15% or more of the fair market value on such date of the common stock with respect to which they are received, then, upon the exercise of the rights, the holder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance of the rights. If the fair market value of such rights on their date of issuance is less than 15% of the fair market value on such date of the common stock with respect to which they are received, the U.S. Holder may elect, in his or her federal income tax return for the taxable year in which rights are received, to allocate part of the basis of the common stock with respect to which they are received to the rights as provided in the preceding sentence.

        Exercise of Rights.    A U.S. Holder will not recognize any gain or loss upon the exercise of such rights.

        Basis and Holding Period of Common Stock.    A U.S. Holder's tax basis in the common stock acquired through the exercise of rights will be equal to the sum of the subscription price therefor and the tax basis of the rights exercised (as determined above), if any. The holding period of the common stock acquired by such U.S. Holder through the exercise of rights will begin on the date such rights are exercised.

        Expiration of Rights.    A U.S. Holder who fails to exercise rights prior to the expiration time for the rights offering will not recognize any gain or loss as a result thereof and none of the tax basis of the common stock will be allocated to the rights that expired regardless of the fair market value of the rights on the date of issuance or any prior election by the U.S. Holder to allocate basis to the rights.

        Sale of Common Stock.    Upon a sale of common stock acquired through the exercise of rights, the selling U.S. Holder will recognize gain or loss equal to the difference between the amount realized by the U.S. Holder on the sale and the U.S. Holder's tax basis in such common stock. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the common stock has been held for more than one year.

        Information Reporting and Backup Withholding.    Information reporting may apply to a U.S. Holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to the proceeds of a sale of the common stock. Backup withholding, currently at a rate of 28%, may apply to these payments unless the U.S. Holder provides a correct taxpayer identification number and otherwise complies with the applicable requirements.

Taxation of Non-U.S. Holders

        In this discussion of taxation of Non-U.S. Holders, it is assumed that no income, gain or loss of the Non-U.S. Holder from the acquisition, ownership, and disposition, expiration or exercise of the rights and the acquisition, ownership and disposition of shares of common stock acquired through exercise of the rights will be effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Non-U.S. Holders for which any such income, gain or loss might represent income that is effectively connected with the conduct of a U.S. trade or business should consult their own tax advisors, including as to the availability of an exemption from U.S. federal withholding tax and, in the case of a Non-U.S. Holder which is a corporation, the applicability of the "branch profits tax."

        Distribution of Rights.    A Non-U.S. Holder will not be subject to U.S. federal withholding tax upon the distribution of rights to such Non-U.S. Holder with respect to his common stock.

        Exercise of Rights.    A Non-U.S. Holder will not be subject to U.S. federal withholding tax upon exercise of the rights.

        Expiration of Rights.    The expiration of rights held by a Non-U.S. Holder generally will not have tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder would have been subject to tax upon the sale, exchange, or other disposition of the rights or common stock acquired on exercise of the rights, as described below.

        Sale of Common Stock.    Generally, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of any acquired common stock unless (1) the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, or (2) we are or have previously been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are currently or at any relevant time have previously been a "U.S. real property holding corporation" or that we will become one in the future.

        Information Reporting and Backup Withholding.    Information reporting may apply to a Non-U.S. Holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to the proceeds of a sale of the common stock. Backup withholding, currently at a rate of 28%, may apply to these payments unless the Non-U.S. Holder provides a certification of non-U.S. status and otherwise complies with the applicable requirements.

        The federal income tax discussion set forth above is included for general information purposes only. Shareholders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the rights offering in view of their own particular circumstances.

MARKET PRICE OF AMERICAN BANK'S CAPITAL STOCK AND DIVIDENDS

        Since the completion of our reorganization in March, 2003, our common stock has been traded over-the-counter on the National Association of Securities Dealers Electronic Bulletin Board under the trading symbol "ABKD.OB." Prior to the reorganization, the common stock traded on the Electronic Bulletin Board under the symbol "BKMD.OB." Trading volume in our stock is considered light and the stock is thinly traded. Our board of directors declared cash dividends in each quarter from September 2000 to March 2003 when the holding Company formation was completed. Any payment of dividends in the future will be at the sole discretion of our board of directors. Our ability to pay dividends, should we elect to do so, depends largely upon the ability of American Bank to declare and pay dividends, as the principal source of our revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to American Bank Holdings, Inc. and American Bank, which limit the amount that may be paid as dividends. The table below shows the range of high and low sales prices (as well as the total trading volume) of our common stock for the periods specified and the dividends per share paid for the periods indicated.

	High and Low Sales Prices American Bank Common Stock
			Cash Dividends Paid
				No. of Shares Traded During Period
	High	Low
Fiscal Year 2002
First Quarter	$7.00	$5.90	0.040	32,374
Second Quarter	6.95	6.20	0.040	11,650
Third Quarter	6.95	6.53	0.040	29,600
Fourth Quarter	6.90	6.55	0.040	22,550
Fiscal Year 2003
First Quarter	7.25	6.50	0.060	17,850
Second Quarter	7.50	6.30	—	19,200
Third Quarter	7.25	6.85	—	17,150
Fourth Quarter	8.00	7.05	—	13,976
Fiscal Year 2004
First Quarter	8.00	7.30	—	4,621
Second Quarter	8.10	7.60	—	32,090
Third Quarter	8.40	7.75	—	10,078
Fourth Quarter	9.40	8.25	—	14,297

        These price quotations are derived from Bloomberg news service and, accordingly, we cannot guarantee the accuracy or reliability of such price quotations. Some trades may occur which are not reported by Bloomberg. Since there is no established public trading market for our common stock, there can be no assurance that the price information set forth above is representative of prices which could be obtained from sales of our common stock in established open market transactions.

        On [    •    ], 2005, there were [    •    ] holders of record of our common stock. On [    •    ], 2005, the most recent practicable date before the printing of this prospectus, the high and low sales prices per share of our common stock on the Electronic Bulletin Board were $[    •    ] and $[    •    ], respectively.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

        You should read the data set forth below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The following unaudited table shows summary portions of our historical consolidated financial data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and as of and for the nine months ended September 30, 2003 and 2004. We derived our summary consolidated financial data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 from our audited consolidated financial statements, which have been audited and reported upon by Beard Miller Company LLP (as successor to Anderson Associates, LLP), independent auditors. Our audited consolidated financial statements for the years ended December 31, 2002 and 2003 are set forth on pages F-2 through F-28. The financial data for the nine months ended September 30, 2003 and 2004 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus which, in the opinion of our management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of that date. The summary unaudited consolidated financial data for the nine months ended September 30, 2004 are not necessarily indicative of our results for the year ending December 31, 2004, and our historical results are not necessarily indicative of our results for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Operating Data:
Net interest income	$6,288,675	$3,931,181	$5,836,003	$5,078,851	$4,251,164	$3,776,807	$3,512,682
Provision for loan losses	540,892	275,000	460,000	291,218	460,966	117,809	201,706

Net interest income after provision for loan losses	5,747,783	3,656,181	5,376,003	4,787,633	3,790,198	3,658,998	3,310,976
Other income	4,725,617	3,235,483	4,326,684	3,026,534	2,159,462	1,255,565	916,081
Non-interest expenses	7,656,726	5,719,838	8,007,456	6,126,369	4,553,430	3,934,984	2,938,177

Income before income taxes	2,816,674	1,171,826	1,695,231	1,687,798	1,396,230	979,579	1,288,880
Provision for income taxes	1,096,500	435,900	637,650	648,600	531,227	377,350	297,174

Net income	1,720,174	735,926	1,057,581	$1,039,198	$865,003	$602,229	$991,706

Net income per share (basic)	$0.89	$0.38	$0.55	$0.50	$0.42	$0.29	$0.47

Net income per share (diluted)	$0.86	$0.36	$0.52	$0.48	$0.41	$0.29	$0.47

Balance Sheet Data:
Total assets	$257,843,323	$220,951,669	$236,886,552	$179,742,213	$154,268,937	$134,171,533	$107,719,956
Loans Receivable, net	170,523,443	128,701,247	140,964,196	109,270,991	97,286,030	91,953,306	67,800,977
Deposits	192,726,009	137,396,646	151,255,122	125,476,021	104,353,094	83,517,366	67,343,907
Total borrowed funds	44,000,000	52,575,000	61,075,000	33,075,000	29,090,000	33,500,000	26,080,000
Total stockholders' equity	16,299,715	14,233,767	14,310,549	14,991,514	14,194,676	13,344,904	12,582,606
Selected Ratios:
Return on average assets	0.92%	0.49%	0.51%	0.63%	0.58%	0.50%	1.04%
Return on average equity	14.91	6.87	7.39	7.11	6.25	4.60	8.04
Average equity capital to average total assets	6.15	7.11	6.86	8.79	9.22	10.87	12.89
Allowance for loan losses as a percentage of average net loans	0.95	0.92	0.95	0.85	0.89	0.90	1.12
Nonperforming loans as a percentage of net loans	0.68	0.79	1.09	1.18	0.82	1.39	2.27
Net charge-offs as a percentage of average net loans	0.06	0.00	0.05	0.23	0.16	0.11	0.46
Net interest margin	3.47	2.71	2.93	3.18	2.98	3.30	3.86
Capital Ratios:
Tangible	7.29%	7.29%	6.98%	8.32%	9.20%	9.95%	11.68%
Core	7.29	7.29	6.98	8.32	9.20	9.95	11.68
Risk-based	10.95	11.87	11.16	13.89	16.10	17.65	23.29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The information contained in this section should be read in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this prospectus under the caption Selected Consolidated Financial and Other Information.

Critical Accounting Policies

        The Company's significant accounting policies are set forth in note 1 of the consolidated financial statements for the year ended December 31, 2003 which are set forth on pages F-2 through F-28. Of these significant accounting policies, the Company considers the policy regarding the allowance for loan losses to be its most critical accounting policy, given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgments can have on the results of operations. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers that is not known to management at the time of the issuance of the consolidated financial statements.

General

        American Bank Holdings, Inc. is a corporation formed under the laws of Delaware to serve as the holding company for American Bank. The business of the Company is conducted principally through the Bank, a federally chartered savings bank. The Company's corporate headquarters is located in Silver Spring, Maryland and the Bank has five full-service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., 4801-A Montgomery Lane, Bethesda, Maryland, in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland. The Bank also operates a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation. All references to the Company prior to March 25, 2003, except where otherwise indicated, are to the Bank. As of September 30, 2004, the Company had 74 employees, 65 of whom work full time.

        The Company recorded net income of $637,000, or $0.32 per diluted share, for the quarter ended September 30, 2004 as compared to net income of $208,000, or $0.11 per diluted share, for the quarter ended September 30, 2003. Net income for the first nine months of 2004 was $1,720,000, or $0.86 per diluted share, as compared to $736,000, or $0.36 per diluted share, for the first nine months of 2003. The increase in net income for the nine months ended September 30, 2004 was attributable primarily to the increase in net interest income and gains recognized on the sale of mortgage loans originated for sale by the mortgage division offset by the increase in non-interest expense.

Recent Developments

Unaudited Consolidated Fourth Quarter and Year-end Results

        The Company recorded net income for the quarter ended December 31, 2004 of $761,273 or $0.38 per diluted share, a 137% increase from net income of $321,655 or $0.16 per diluted share, for the same period in 2003. Net income for the year ended December 31, 2004 was $2,481,447 or $1.25 per diluted share of common stock, as compared to $1,057,581 or $0.52 per diluted share, for the same period in 2003. The increase in net income was primarily due to the increase in net interest income and other income offset by the increase in operating expenses.

        Net interest income, after provision for loan losses, increased by $434,546 for the three months ended December 31, 2004 when compared to the same period for 2003. The increase was primarily due to an increase in average volume of interest-earning assets and an increase in the interest rate spread. Other income increased by $332,176 and operating expenses increased by $136,354 during the three months ended December 31, 2004 compared to the same period in 2003. The increase in other income was primarily due to an increase in gains on sale of loans. The increase in operating expenses was primarily due to additional compensation and employee benefit expenses.

        The following table sets forth a summary of selected consolidated financial and other information as of and for each of the years ended December 31, 2003 and 2004 and for the three month period ended December 31, 2003 and 2004.

	At or For the Year Ended December 31, 2004	At or For the Year Ended December 31, 2003
Balance Sheet Data:
Total assets	$251,022,568	$236,886,552
Loans receivable, net	176,761,384	140,964,196
Deposit accounts	194,236,974	151,255,122
Total borrowed funds	32,500,000	61,075,000
Total stockholders' equity	17,072,192	14,310,549
Operating Data:
Total interest income	$13,881,728	$10,943,812
Total interest expense	5,327,685	5,107,809
Net interest income	8,554,043	5,836,003
Provision for loan losses	651,892	460,000
Net interest income after provision for loan losses	7,902,151	5,376,003
Other income	6,148,994	4,326,684
Non-interest expenses	10,080,698	8,007,456
Income before income taxes	3,970,447	1,695,231
Provision for income taxes	1,489,000	637,650
Net income	2,481,447	1,057,581
Basic EPS	$1.29	$0.55
Diluted EPS	$1.25	$0.52

	For the Three Months Ended
	December 31, 2004	December 31, 2003
Total interest income	$3,747,876	$3,185,101
Total interest expense	1,482,508	1,280,279
Net interest income	2,265,368	1,904,822
Provision for loan losses	111,000	185,000
Net interest income after provision for loan losses	2,154,368	1,719,822
Other income	1,423,377	1,091,201
Non-interest expenses	2,423,972	2,287,618
Income before income taxes	1,153,773	523,405
Provision for income taxes	392,500	201,750
Net income	761,273	321,655
Basic EPS	$0.39	$0.17
Diluted EPS	$0.38	$0.16

Financial Condition (September 30, 2004 compared to December 31, 2003)

        Total assets increased by $21.0 million, or 8.8%, to $257.8 million at September 30, 2004 compared to December 31, 2003. Total loans outstanding increased by $24.8 million from $177.2 million at December 31, 2003 to $202.0 million at September 30, 2004. The Company originated $251.6 million of loans during the nine months ended September 30, 2004 as compared to $239.7 million during the same period in 2003. The increase in loan production was primarily due to the increase in mortgage loans originated and subsequently sold by the mortgage division, and an increase in commercial related loans. Investment securities held-to-maturity increased by $2.7 million and investment securities available-for-sale decreased by $6.2 million from year-end 2003 to September 30, 2004.

        Nonperforming assets, net (including nonaccrual loans, foreclosed real estate and repossessed assets) decreased by $685,000 to $1.5 million at September 30, 2004 compared to $2.2 million at December 31, 2003. The decrease in non-performing assets resulted primarily from a decrease in non-performing loans and decrease in foreclosed real estate and repossessed assets. At September 30, 2004, the book balance for repossessed assets was $30,000 and was classified as other assets on the balance sheet. Total nonperforming assets, net, as a percentage of total assets were 0.6% at September 30, 2004 and 0.9% at December 31, 2003.

        The following table sets forth the composition of the Company's nonperforming assets at the dates indicated (in thousands).

	September 30, 2004	December 31, 2003
Non-accrual loans:
One to four family residential mortgage loans	$534	$1,285
Commercial real estate loans	226	243
Commercial	544	—
Consumer loans	13	16

Total non-accrual loans	1,317	1,544
Foreclosed real estate, net	130	348
Repossessed assets, net	30	270

Total nonperforming assets	$1,477	$2,162

        The allowance for losses on loans is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of loan activity. Management considers, among other factors, the estimated fair value of the underlying collateral, current economic conditions and historical loan loss experience. Management reviews the allowance for loan losses on a periodic basis, at least quarterly, and these reviews take into consideration the change in portfolio mix, change in nonperforming loans, actual charge-offs net of any recoveries, and estimations used in calculating the adequacy of the loan loss allowance. The nonperforming loans are reviewed on an individual basis and all other loans are reviewed in major categories. Management has made adjustments to the estimation methods for the major categories due to historical losses and delinquencies, however these changes have not had a material effect on the overall allowance. While management uses available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. A significant decline in the credit quality of the Company's loan portfolio could have a material adverse effect on the Company's estimates and, as a result, could have a material adverse effect on the Company's financial condition and results of operations. Additions to the allowance are charged to operations; realized losses, net of recoveries, are charged to the allowance. In addition, various regulatory agencies, as part of their examination process, periodically review the Company's allowance for loan losses. Management will continue to monitor and modify the allowance for loan losses as conditions dictate. Although management maintains allowances at levels that it considers adequate to provide for potential losses, there can be no assurances that such losses will not exceed the estimated amounts or that higher provisions will not be necessary in the future.

        The Company had twenty-three loans, amounting to $1.3 million, as of September 30, 2004, which are considered to be potential problem loans. All of these loans are classified as non-accrual loans because the borrowers are over 90 days delinquent and management believes it may have difficulty in collecting the principal balance on these loans. The Company had an allowance for loan losses of $1.8 million, or 0.91% of the total loans outstanding, at September 30, 2004, and $1.4 million, or 0.79% of total loans outstanding, at December 31, 2003. The increase in the allowance was due to the change in portfolio mix and the risk factors inherent in the overall portfolio mix. Management believes the allowance is adequate based on the review of the underlying collateral securing the loans.

        The Company also establishes allowance for losses on foreclosed real estate and other repossessed assets based upon its fair value less the cost of disposal. The valuations of foreclosed real estate properties are reviewed at least quarterly and updated as necessary based on the Company's expectations of holding periods, sales activity and other changes in market conditions. Based on available information, management believes that current loss reserves are adequate at this time to cover potential losses in the portfolio. There can be no assurance, however, that additional loss provisions will not be necessary in the future if market conditions deteriorate. The Company did not have any allowance for losses on foreclosed real estate, at September 30, 2004 and $29,000 or 8.2% of foreclosed real estate, at December 31, 2003. The Company had an allowance for losses on repossessed assets of $172,000 at September 30, 2004.

        The Company had unrealized gains of $38,000 and losses of $354,000, on its investment securities available-for-sale portfolio at September 30, 2004. The amortized cost of this portfolio was $26.7 million at that date. There were unrealized gains of $42,000 and losses of $97,000 on its investment securities held-to-maturity portfolio at September 30, 2004, with an amortized cost of $14.6 million. The Company's investment securities portfolio includes agency obligations, mortgage-backed securities and collateralized mortgage obligations. The Company's investment securities available-for-sale portfolio decreased by $6.2 million from year end 2003 to September 30, 2004 due to the sale of investment securities available-for-sale and by the repayment of principal on mortgage-backed securities. The Company's investment securities held-to-maturity portfolio increased by

$2.7 million due to the purchase of mortgage-backed securities offset by the repayment of principal on mortgage-backed securities. There were a total of five investments with an unrealized loss position for 12 months or greater with an aggregate market value of $11.3 million (book value of $11.7 million). None of these securities was deemed to have any fundamental issues that would lead the Company to believe that they were other than temporarily impaired. The unrealized losses are considered temporary as they reflect fair values at September 30, 2004, are subject to change daily as interest rates fluctuate and the Company has the intent and ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value.

        Deposits increased by $36.2 million during the nine months ended September 30, 2004. The Company continued to focus its efforts in reducing its cost of deposits and trying to attract additional core deposits. Core deposits (money market, checking and statement savings accounts) increased by $10.3 million while certificates of deposit increased by $25.9 million during the first nine months of 2004. The deposits at September 30, 2004 had an average interest rate of 1.99%. Advances from the Federal Home Loan Bank decreased by $17.1 million during the first nine months of 2004. The advances from the Federal Home Loan Bank at September 30, 2004 had an average interest rate of 3.88%.

        The Company's stockholders' equity increased by $2.0 million, to $16.3 million at September 30, 2004 compared to $14.3 million at December 31, 2003. The increase was due principally to current period earnings, proceeds received from the exercise of stock options and a decrease in net unrealized holding losses on investments available for sale. At September 30, 2004, the Company and the Bank were considered "well capitalized" under regulatory definitions.

Results of Operations

        The Company's operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and borrowings). The Company's operating results are also affected by its other income (primarily gain on sale of loans, collection of late fees and service charges) and its non-interest expense (primarily salaries and administrative costs).

        The following table sets forth certain information relating to the Company's average interest-bearing assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. During the periods indicated, non-accrual loans are included in the loans category.

AMERICAN BANK HOLDINGS, INC.
RATE SPREAD ANALYSIS
(dollars in thousands)

	9 Months Ended September 30, 2004			9 Months Ended September 30, 2003
	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-bearing assets:
Loans	$193,746	$8,650	5.97%	$139,443	$6,517	6.23%
Investment securities	45,199	1,459	4.31	37,846	1,106	3.89
Other	3,322	25	0.95	16,248	136	1.12

Total interest-bearing assets	242,267	10,134	5.59	193,537	7,759	5.34
Interest bearing liabilities:
Deposits	165,942	2,343	1.89	135,674	2,467	2.42
FHLB advances & Other Borrowings	61,801	1,502	3.23	40,208	1,361	4.51

Total interest-bearing liabilities	$227,743	$3,845	2.25	$175,882	$3,828	2.90

Average interest rate spread			3.34			2.44

Net interest margin		$6,289	3.47%		$3,931	2.70%

Results of Operations for the nine months ended September 30, 2004 and September 30, 2003

        General.    The Company recorded net income of $1,720,000, or $0.86 per diluted share, for the nine months ended September 30, 2004 as compared to net income of $736,000, or $0.36 per diluted share, for the nine months ended September 30, 2003. The increase in net income for the nine month period was attributable primarily to the increase in net interest income and gains recognized on the sale of loans offset by an increase in non-interest expense.

        Net interest income, after provision for loan losses, increased by $2.1 million for the nine months ended September 30, 2004 when compared to the same period in 2003. Non-interest income increased by $1.4 million and non-interest expense increased by $1.9 million during the nine months ended September 30, 2004 compared to the same period in 2003. The increase in non-interest expense was primarily due to additional compensation and employee benefit expenses, costs associated with foreclosed assets, and data processing expenses.

        Net Interest Income.    The Company's net interest income increased by $2.4 million during the nine months ended September 30, 2004 as compared to the same period in 2003. The increase was primarily due to the increase in average volume of interest-earning assets and the average interest rate spread increasing by 90 basis points. The Company was able to increase the yield earned on interest-bearing assets by 25 basis points while decreasing the cost of funds by 65 basis points. The decrease in cost of funds was due to the increase in core deposits coupled with maturing certificates of deposits and borrowings repricing downward.

        Provision for Loan Losses.    The Company's provision for loan losses increased by $266,000 to $541,000 during the nine months ended September 30, 2004 compared to the same period in 2003. The increase was due to the Company providing more reserves in the current quarter based on the periodic reviews of the underlying collateral securing loans held in portfolio. More reserves were needed due to the change in mix, and the growth of loans that have a higher inherent risk. The Company had an allowance for loan losses of $1.8 million, or 0.91% of the total loans outstanding, at September 30, 2004, and $1.4 million, or 0.79% of total loans outstanding, at December 31, 2003.

        Non-interest Income.    The Company's non-interest income increased by $1.4 million to $4.7 million during the nine months ended September 30, 2004 compared to the same period in 2003. The increase was due to additional loan service charges and gains recognized on the sale of loans available-for-sale from the mortgage division. The Company's gains recognized on the sale of loans increased by $1.4 million to $4.2 million during the nine months ended September 30, 2004 compared to the same period in 2003. The origination and subsequent sale of loans is the primary function of the mortgage division. Loans originated for sale increased by $6.0 million during the nine months ended September 30, 2004 as compared to the same period in 2003 and the average gain percentage on the sale of loans increased due to a higher percentage of alt-A loans being sold. The mortgage division was able to increase the volume of loan production and subsequent sales, which are all sold with servicing released, due to the increase volume of alt-A loans. Any future increase in interest rates may affect the volume of loan production. However management believes that future gains on sale of loans generated by the mortgage division will not be materially impacted since the Company has the ability to alter its product mix to focus on products and tend to be less sensitive to changes in interest rates. The change in product mix primarily focuses on alt-A loans whereby the borrower has Fannie Mae/Freddie Mac credit quality but produces a lower level of documentation to obtain the loan. These loans typically have more credit risk. However the risk to the Bank is mitigated because these loans are sold to investors that also underwrite the loans prior to loan closing.

        Non-interest Expense.    The following table summarizes changes in the major components of operating expense (in thousands):

	For the Nine Months Ended September 30,
	2004	2003	$ Change	% Change
Salaries and related expenses	$4,821	$3,547	$1,274	35.9%
Occupancy expense, net	654	604	50	8.3
Deposit insurance premiums	63	54	9	16.7
Legal and professional expenses	337	208	129	62.0
Data processing	516	417	99	23.7
Net cost of operations of foreclosed assets	302	24	278	1,158.3
Advertising	111	81	30	37.0
Loan fees and expenses	248	193	55	28.5
Loss contingency on insurance claim	(50)	245	(295)	(120.4)
Other expenses	655	424	231	54.5

	$7,657	$5,797	$1,860	32.1%

        The Company's non-interest expense increased by $1.9 million to $7.7 million during the nine months ended September 30, 2004 compared to the same period in 2003. The increase in non-interest expense was primarily due to the increase in compensation and employee benefit expense, legal expenses, data processing, cost of operations of foreclosed assets, advertising, and loan fees and expenses. The increase in compensation and employee benefit expenses was primarily due to additional staff hired in the lending area and branch network as well as more commissions paid to loan officers in the mortgage division, which correlates to the increase in gains from the sale of loans. The increase in legal and professional expenses is primarily due to the Littell lawsuit (see "Legal Proceedings" on page 59) and legal costs associated with the collection efforts on non-accrual assets. The increase in cost of operations in foreclosed assets is due to $182,000 provision charged on repossessed automobiles and $77,000 provision charged on foreclosed residential real estate property. The original loan related to the repossessed automobiles was originated in April 2001 and secured by the assignment of twenty-eight automobile leases to individuals. During the third quarter of 2002, the loan was past due less than 90 days when the borrower filed for Chapter 11 Bankruptcy protection. As of September 30, 2004, repossessed assets had a gross balance of $202,000 (excluding the specific reserves of $172,000) which consists of the assignment of eight leases to individuals, all but two of which are currently performing under the terms of the lease.

        Income Taxes.    Income tax expense for the nine months ended September 30, 2004, totaled $1,097,000, resulting in an effective tax rate of 38.9%, as compared to tax expense of $436,000, resulting in an effective tax rate of 37.2% for the same period in 2003. The relative mix of state tax exempt income and income from bank owned life insurance influences the effective income tax rate and remains the primary reason for the difference between the effective tax rate and the statutory federal and state tax rates for corporations.

Financial condition as of December 31, 2003 compared to December 31, 2002

        Total assets increased by $57.1 million, or 31.8%, to $236.9 million at December 31, 2003 compared to December 31, 2002. Total loans outstanding increased by $48.0 million from $129.2 million at December 31, 2002 to $177.2 million at December 31, 2003. The Company originated $305.7 million of loans during the year ended December 31, 2003 as compared to $230.4 million during the same period in 2002. The increase in loan production was primarily due to the increase in mortgage refinances originated and subsequently sold by the mortgage division, and an increase in commercial related loans. The drastic increase in mortgage originations is due to the current low interest rate environment. If interest rates rise, mortgage origination volume would likely decrease. Investment securities held-to-maturity increased by $10.6 million and investment securities available-for-sale increased by $14.9 million during the year ended December 31, 2003. Cash and cash equivalents decreased by $18.4 million during the year ended December 31, 2003. The decrease in cash and cash equivalents is due to cash being invested in investment securities and loans.

        Nonperforming assets, net (including nonaccrual loans, real estate owned and repossessed assets) increased to $2.2 million at December 31, 2003 compared to $2.0 million at December 31, 2002. The mix of the nonperforming assets changed due to the repossession of collateral on a corporate loan, which was in non-accrual loans during the first quarter of 2003. At December 31, 2003, the book balance for the repossessed assets was $270,376 and was classified as other assets on the balance sheet. Total nonperforming assets, net, as a percentage of total assets were 0.9% at December 31, 2003 and 1.1% at December 31, 2002.

        The following table sets forth the composition of the Company's nonperforming assets at the dates indicated.

	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999
Non-accrual loans:
One to four family residential mortgage loans	$1,284,346	$1,053,424	$848,685	$700,731	$1,557,118
Commercial real estate loans	243,223	49,029	51,779	442,199	100,940
Corporate loans	—	399,210	—	201,124	—
Consumer loans	15,710	20,448	—	—	—

Total non-accrual loans	1,543,279	1,522,111	900,464	1,344,054	1,658,058
Foreclosed real estate	347,906	526,478	786,716	229,918	396,658
Repossessed assets	270,376	—	—	—	—

Total nonperforming assets	$2,161,561	$2,048,589	$1,687,180	$1,573,972	$2,054,716

        The Bank's loan policies provide for regular oversight and monitoring of the assets in the loan portfolio to determine whether any require adverse classification. The Bank's loan policies provide that such review is to be conducted by the Bank's lending personnel, with guidance and supervision from senior management.

        The allowance for losses on loans is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of loan activity. Management considers, among other factors, the estimated fair value of the underlying collateral, current economic conditions and historical loan loss experience. Management reviews the allowance for loan losses on a periodic basis, at least quarterly, and these reviews take into consideration the change in portfolio mix, change in nonperforming loans, actual charge-offs net of any recoveries, and estimations used in calculating the adequacy of the loan loss allowance. The nonperforming loans are reviewed on an individual basis and all other loans are reviewed in major categories. Management has made adjustments to the estimation methods for the major categories due to historical losses and delinquencies, however these changes have not had a material effect on the overall allowance. While management uses available information in establishing the allowance for possible loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. A significant decline in the credit quality of the Bank's loans portfolio could have a material adverse effect on the Banks estimates and, as a result, could have a material adverse effect on the Bank's financial condition and results of operations. Additions to the allowance are charged to operations; realized losses, net of recoveries, are charged to the allowance. In addition, various regulatory agencies, as part of their examination process, periodically review the Company's allowance for possible loan losses. Management will continue to monitor and modify allowances for loan losses as conditions dictate. Although management maintains allowances at levels that it considers adequate to provide for potential losses, there can be no assurances that such losses will not exceed the estimated amounts or that higher provisions will not be necessary in the future.

        The Company had thirty-two loans, amounting to $1,543,279, as of December 31, 2003 which are considered to be potential problem loans. All of these loans are classified as non-accrual loans because the borrowers are over 90 days delinquent and management feels it may have difficulty in collecting the principal balance on these loans. Commercial real estate loans increased during the second quarter due to one loan in the amount of $185,311 becoming greater than 90 days delinquent. Management feels the loan is very well collateralized and fully expect to be able to recover all of the principal balance, accrued interest charges and late fees on this loan. The Company had allowance for loan losses of

$1,398,231, or 0.79% of total loans outstanding, at December 31, 2003 and $1,016,951, or 0.79% of total loans outstanding, at December 31, 2002. The increase in the allowance was directly attributable to the amount of the loan growth during the year ended December 31, 2003 and the risk factors inherent in the overall portfolio mix. Management believes the provisions are adequate based on the review of the underlying collateral securing the loans.

        The Company also establishes allowances for losses on foreclosed real estate based upon its fair value less the cost of disposal. The valuations of foreclosed properties are reviewed at least quarterly and updated as necessary based on the Company's expectations of holding periods, sales activity and other changes in market conditions. Based on available information, management believes that current loss reserves are adequate at this time to cover potential losses in the portfolio. There can be no assurance, however, that additional loss provisions will not be necessary in the future if market conditions deteriorate. The Company had allowance for losses of $28,560, or 8.2% of foreclosed real estate, at December 31, 2003 and $34,801, or 6.2% of foreclosed real estate, at December 31, 2002.

        The Company had unrealized gains of $108,442 and losses of $546,245 on its investment securities available-for-sale portfolio at December 31, 2003. The amortized cost of this portfolio was $33.1 million at that date. There were net unrealized gains of $24,977 and losses of $193,710 on its investment securities held-to-maturity portfolio at December 31, 2003, with an amortized cost of $11.9 million. The Company's investment securities portfolio includes agency obligations, mortgage-backed securities and collateralized mortgage obligations. The Company's investment securities available-for-sale portfolio increased by $14.9 million during the year ended December 31, 2003 due to the purchase of collateralized mortgage obligations and agency securities offset slightly by the repayment of principal on mortgage-backed securities and collateralized mortgage obligations and sale of investment securities available-for-sale. The Company's investment securities held-to-maturity portfolio increased by $10.6 million during the period due to the purchase of agency securities offset slightly by the maturity of an agency security and the repayment of principal on mortgage-backed securities.

        Deposits increased by $25.8 million during the year ended December 31, 2003. The Company continued to focus its efforts in reducing its cost of deposits and trying to attract additional core deposits. Core deposits (money market, checking and statement savings accounts) decreased by $900,000 while certificates of deposits increased by $26.7 million during the year of 2003. The deposits at December 31, 2003 had an average interest rate of 1.83%. Advances from the Federal Home Loan Bank increased by $28.0 million during the year of 2003. The advances from the Federal Home Loan Bank at December 31, 2003 had an average interest rate of 3.13%

        The Company's stockholders' equity decreased by $681,000 to $14.3 million at December 31, 2003 compared to $15.0 million at December 31, 2002. The decrease was due to the purchase of shares from the dissenting shareholders in the holding company reorganization, payment of cash dividends and the decrease in net unrealized holding gains on investments available for sale offset by current period earnings. At December 31, 2003, the Company was considered "well capitalized" under regulatory definitions.

Results of Operations for the year ended December 31, 2003 and 2002

        The Company's operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and borrowings). The Company's operating results are also affected by its other income (primarily gain on sale of loans, collection of late fees and service charges) and its operating expenses (primarily salaries and administrative costs).

        The following table sets forth certain information relating to the Company's average interest-bearing assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. During the periods indicated, non-accrual loans are included in the loans category.

Rate Spread Analysis

	Year ended December 31, 2003			Year ended December 31, 2002
	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-bearing assets:
Loans	$147,068,220	$9,253,484	6.29%	$119,151,848	$8,501,805	7.14%
Investment and mortgage-backed securities	42,328,417	1,618,586	3.82%	29,110,656	1,699,207	5.84%
Other	9,969,263	71,742	0.72%	11,645,248	171,794	1.48%

Total interest-bearing assets	$199,365,900	$10,943,812	5.49%	$159,907,752	$10,372,806	6.49%

Interest-bearing liabilities:
Deposits	$138,645,518	$3,185,133	2.30%	107,848,138	3,470,934	3.22%
FHLB advances & other borrowings	45,464,809	1,922,676	4.23%	36,664,193	1,823,021	4.97%

Total interest-bearing liabilities	$184,110,327	$5,107,809	2.77%	$144,512,331	$5,293,955	3.66%

Average interest rate spread			2.71%			2.82%

Net interest margin			2.93%			3.18%

        The following table allocates the period-to-period changes in the Bank's various categories of interest income and interest expense between the changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume). Changes due to changes in rate-volume (change in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.

	Year Ended December 31, 2003 v. 2002
	Rate	Volume	Rate/Volume	Total
Loans	$(1,004,810)	$1,991,908	$(235,419)	$751,679
Investment securities	(586,052)	771,529	(266,098)	(80,621)
Other	(87,990)	(24,725)	12,664	(100,051)

Total interest earning assets	$(1,678,852)	$2,738,713	$(488,854)	$571,007

Deposits	$(993,316)	$991,168	$(283,654)	$(285,801)
FHLB advances & other borrowings	(272,517)	437,585	(65,413)	99,655

Total interest-bearing liabilities	$(1,265,833)	$1,428,754	$(349,067)	$(186,146)

Net	$(413,019)	$1,309,959	$(139,787)	$757,152

Comparison of results of operations for the year ended December 31, 2003 and 2002

        General.    The Company recorded net income of $1,057,581, or $.52 per diluted share, for the year ended December 31, 2003 as compared to net income of $1,039,198, or $.48 per diluted share, for the year ended December 31, 2002. The increase in net income for the year ended December 31, 2003 was due to an increase in net interest income and other income offset by an increase in non-interest expenses. Included in non-interest expenses is an accrual of a $245,000 loss contingency ($150,400 net of income tax effect) on an insurance claim set aside for damage to property without flood insurance for which the Bank was the first lienholder. The potential loss occurred during September 2003 when Hurricane Isabel struck the Washington metropolitan area and caused damage to a property for which the Bank had failed to secure flood insurance on behalf of a homeowner out of escrowed funds.

Excluding this one-time charge the Company would have recorded net income of $1,207,981 for the year of 2003.

        Net interest income, after provision for loan losses, increased by $588,370 for the year ended December 31, 2003 when compared to the same period in 2002. Other income increased by $1,220,750 and operating expenses increased by $1,801,687 during the year ended December 31, 2003 compared to the same period in 2002. The increase in other income was primarily due to an increase in gains on sale of loans. The increase in operating expenses was primarily due to additional compensation & employee benefit expenses, occupancy expenses, data processing expenses and an accrual for a loss contingency.

        Net Interest Income.    The Company's net interest income increased by $757,152 during the year ended December 31, 2003 as compared to the same period in 2002. The increase was primarily due to the increase in average volume of interest-earning assets offset by the decrease in interest rate spread. Average interest-earning assets increased by $39.5 million when compared to the same period in 2002. The Company is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. As a result, the Company's net interest margin tends to compress. However, the Company's net interest margin tends to increase over time if the rates remain flat because this allows time for the liabilities to reprice downward.

        Provision for Loan Losses.    The Company's provision for loan losses increased by $168,782 to $460,000 during the year ended December 31, 2003 compared to the same period in 2002. The increase in the provision during the year ended December 31, 2003 was directly attributable to the amount of loan growth during the period and the risk factors inherent in the overall portfolio mix.

        Other Income.    The Company's other non-interest income increased by $1,220,750 to $4,326,684 during the year ended December 31, 2003 compared to the same period in 2002. The increase was due to additional loan service charges, deposit service charges and gains recognized on the sale of loans available-for-sale from the mortgage division. The Company's core deposit base has increased due to the expansion of the branch locations which is creating more opportunities to collect deposit related service charges. The Company's gains recognized on the sale of loans increased by $1,045,112 to $3,599,791 during the year ended December 31, 2003 compared to the same period in 2002. The originating and subsequent sale of loans is the primary function of the mortgage division. Loans originated for sale increased by $63,660,124 to $195,674,908 during the year ended December 31, 2003 as compared to the same period in 2002. The mortgage division was able to increase the volume of loan production and subsequent sales due to the low interest rate environment generating increased gains. Any future increase in interest rates may effect the volume of loan production, however management believes that future gains on sale of loans generated by the mortgage division will not be materially impacted since the Company has the ability to alter its product mix to focus on products that tend to be less sensitive to changes in interests rates. The change in product mix primarily focuses on alt- A loans whereby the borrower has Fannie Mae/Freddie Mac credit quality but has to produce a lower level of documentation to obtain the loan. These loans typically have more credit risk, however the risk to the Bank is mitigated because these loans are sold to investors that also underwrite the loans prior to loan closing. During the process of underwriting the alt-A loans, the investor reviews pertinent information regarding the loan in order to make a credit decision. If the investor accepts the loan based on their review, then the investor issues a commitment letter to the Bank which also locks the pricing. The pricing noted in the commitments are generally good for 45 to 60 days. After obtaining the commitment from the investor, the Bank issues a price lock to the customer.

        Operating Expense.    The following table summarizes changes in the major components of operating expense:

	For the Year Ended December 31,
	2003	2002	$ Change	% Change
Salaries and related expenses	$4,768,849	$3,675,653	$1,093,196	29.7%
Occupancy expense, net	836,668	736,095	100,573	13.7%
Deposit insurance premiums	74,303	63,275	11,028	17.4%
Legal and professional expenses	415,876	292,221	123,655	42.3%
Data processing	594,839	431,228	163,611	37.9%
Net cost of operations of foreclosed real estate	26,251	23,432	2,819	12.0%
Loss contingency on insurance claim	245,000	—	245,000	n/a
Other expenses	1,045,670	983,865	61,805	6.3%

	$8,007,456	$6,205,769	$1,801,687	29.0%

        The Company's operating expenses increased by $1,801,687 to $8,007,456 during the year ended December 31, 2003 compared to the same period in 2002. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses, occupancy expenses, data processing expenses and an accrual for a loss contingency. The increase in compensation & employee benefit expenses was primarily due to additional staff hired in the lending area (6 additional people) and branch network (4 additional people) as well as more commissions paid to loan officers in the mortgage division, which correlates to the increase in gains from the sale of loans. Occupancy expenses increased primarily due to additional branch location, loan production office and new headquarters for the Company. Data processing expenses increased due to increased costs associated with the new processing system, which includes the amortization of the capitalized equipment and increased costs paid to the third party vendor, and additional volume of accounts.

Off-Balance Sheet Arrangements

        The Company is party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Commitments to originate new loans or extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments for the unfunded portion of equity lines are for a term of 10 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

        The Company enters into rate lock commitments to extend credit to borrowers for generally a 15-day to 60-day period for the origination of loans. Unfunded loans for which commitments have been entered into are called "pipeline loans." Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose the Company to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases.

        To mitigate the effect of interest rate risk, the Company usually enters into offsetting derivative contracts, primarily in the form of loan sale commitments. The loan sale commitments lock in an interest rate and price for the sale of loans similar to the specific rate lock offered to the borrower on the loan. The Company utilizes two types of loan sale commitments: a best efforts contract or a mandatory contract. Best efforts contracts are usually entered into prior to the loan being originated and have an expiration date between 30 and 60 days from the date of the contract. Under these contracts, to the extent that a loan is ultimately granted, the Company would sell the loan to the investor within the guidelines of the loan sale commitment. Since there is no net settlement or penalty with the investor if these loans are not ultimately sold to the investor, these contracts are not considered to be derivatives. Mandatory contracts are entered into only after a loan is closed and pre-approval of the loan is received from the investor. These contracts typically have an expiration date between 15 and 45 days from the date of the contract. Under these contracts, the Company is obligated to sell the loan to the investor and deliver the loan to the investor by the expiration date. The mandatory contracts do meet the definition of a derivative and are to be recorded on the balance sheet at fair value. The risk on these contracts is mitigated by the fact that these contracts are only entered into on closed loans which are pre-approved by the investor and have very short expiration dates. However, there may be occasions where the Company originates a mortgage loan held for sale and the subsequent sale of the loan is not completed, which typically occurs only on the best efforts contracts. In these cases, generally the commitment would have expired and the Company would evaluate each loan on a case-by-case basis to decide whether to continue to classify the loan as held for sale. At September 30, 2004, the aggregate fair value of these loan sale commitments (based on the cash flows expected from the sale of the loans) was $.7 million on the $26.3 million of the particular loans to be sold under these commitments. Of the $26.3 million of notional loan sale commitments, only $4.7 million of these contracts were mandatory, and $2.5 million of these loans had already been shipped to the investor waiting to be funded. For the periods ended September 30, 2004 and December 31, 2003, the fair value of the derivative associated with the mandatory contracts was not material. The Company had $3.5 million of loans classified as held for sale that did not have loan sale commitments as of September 30, 2004, of which $2.2 million of these loans previously had loan sale commitments which had expired. The Company continues to have the intent and ability to sell these loans during the life of the loan even though no commitment to sell the loan exists at this time.

        Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows (dollars in thousands):

	September 30, 2004	December 31, 2003
Commitments to originate new loans	$6,119	$3,077
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	5,053	5,612
Commercial letters of credit	439	175
Notional commitments to sell loans held for sale	26,340	34,666
Rate lock commitments	3,914	5,958

Rate lock commitments related to the origination of mortgage loans that will be held for sale must be accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value on the balance sheet, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. For the periods ended September 30, 2004 and December 31, 2003, the fair value of the derivative was not material.

Liquidity and Capital Resources

        The Company's main sources of liquidity, as a holding company, are dividends from the Bank, investment income and net proceeds from borrowings and capital securities offerings. As a new organization, the Company expects its main uses of liquidity initially will be the payment of interest to the issuer of trust preferred securities. The ability of the Bank to pay dividends is subject to various regulatory limitations. As part of the reorganization of the Company, the Company received a capital contribution of $400,000 from the Bank.

        Liquidity describes our ability to meet the financial obligations that arise during the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. Our ability to maintain and expand our deposit base and borrowing capabilities is an important source of liquidity. In addition to core deposits, we regularly utilize wholesale funding sources such as brokered deposits and FHLB advances. At September 30, 2004, we had $44.0 million in outstanding borrowings.

        We closely monitor and maintain appropriate levels of interest earning assets and interest bearing liabilities so that maturities of assets are such that adequate funds are provided to meet customer withdrawals and loan demand. In addition, we continue to explore various capital management strategies such as share repurchases and the issuance of trust preferred securities.

        During the quarter ended September 30, 2003, the Bank purchased 210,876 shares of American Bank common stock from dissenters to the reorganization for an aggregate of $1,358,000.

        The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. As required by recent legislation, the OTS recently deleted its requirement that federal savings associations maintain a certain minimum level of liquid assets. Instead, adequate liquidity is assessed by the OTS on a case-by-case basis by reviewing such factors as the institution's overall asset/liability structure, market conditions, competition and the nature of the institution's activities. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity. The Bank has ample liquidity to meet its outstanding loan commitments. At September 30, 2004, the Bank had outstanding loan commitments totaling $6,119,000 and other commitments under lines of credit totaling $28,129,000.

        Quantitative measures established by bank regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of September 30, 2004, the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 2004, the most recent notification from the OTS categorized the Bank as "well capitalized". To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes that would have changed the Bank's capital classification. The Bank's actual capital amounts and ratios are as follows (in thousands):

	ACTUAL	ACTUAL %	REQUIRED	REQUIRED %	EXCESS
Core	$18,750	7.29%	$10,285	4.0%	$8,465
Tangible	18,750	7.29	3,857	1.5	14,893
Risk-based	20,321	10.95	14,840	8.0	5,481

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2004, which are expected to mature or reprice in each of the time periods shown. American Bank Holdings, Inc. Repricing Schedule as of September 30, 2004 (in thousands)

	Less than One Year	One Year to Five Years	Five Years to Ten Years	More than Ten Years	Totals
Interest-earning assets:
Loans	$90,727	$39,351	$6,121	$34,324	$170,523
Other interest-earning assets	7,077	—	—	—	7,077
Investment securities	3,964	1,037	9,649	26,371	41,021

Total interest-earning assets	101,768	40,388	15,770	60,695	218,621

Interest-bearing liabilities:
Certificates of Deposit	84,026	50,787	—	—	134,813
Money market deposits	9,486	16,175	4,624	—	30,285
NOW and Statement accounts	4,727	12,062	10,839	—	27,628
Borrowings	32,093	15,000	—	—	47,093

Total interest-bearing liabilities	130,332	94,024	15,463	—	239,819

GAP	(28,564)	(53,636)	307	60,695

Cumulative GAP	(28,564)	(82,200)	(81,893)	(21,198)

Cum. GAP/total assets	-13.1%	-37.6%	-37.5%	-9.7%

        The following assumptions were used by the Company's management in order to prepare the Company's GAP (repricing schedule) table set forth above. Loans are shown based on contractual maturity and schedule repricing for fixed-rate and adjustable-rate mortgages, respectively. The mortgage-backed securities and collateralized mortgage obligations portion of the investment securities portfolio are shown based on contractual maturity as scheduled repricing for fixed-rate and adjustable-rate securities, respectively. Agency securities are shown in the period in which they contractually mature. No prepayment assumptions or call assumptions are reflected for any interest-earning assets. Deposits without contractual maturities are shown based on OTS decay rates.

        The interest rate sensitivity of the Company's assets and liabilities could vary substantially if different assumptions are used. Moreover, certain shortcomings are inherent in the methods of analysis presented in the above GAP table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, whereas interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages have features that restrict changes in interest rates on a short-term basis and over the life of the assets. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

        The Company's results of operations depend to a large extent on the level of the Company's net interest income. If interest rate fluctuations cause the Company's cost of funds to increase faster than the yield of its interest-bearing assets, then its net interest income will be reduced. At September 30, 2004, the Company's one-year interest sensitivity "gap" (the percentage by which its interest sensitive assets in a given period exceed its interest sensitive liabilities for the same period) was negative 13.1%.

The Company has emphasized shorter-term deposits, which tend to reprice on a basis more consistent with the short-term duration of the Company's typical loan products. In addition, the Company's management classifies certain securities as available-for-sale to provide flexibility for liquidity purposes. If the need to sell an asset for liquidity or other purposes arises, management believes that there are adequate securities classified as available-for-sale with a positive mark-to-market and that such sale would not have a material impact on results of operations.

        The Company's management believes that the Company's interest rate risk position at September 30, 2004 represents a reasonable amount of interest rate risk.

BUSINESS

        American Bank Holdings, Inc. is a corporation formed under the laws of Delaware to serve as the holding company for American Bank, a federally chartered savings bank. Our corporate headquarters is located in Silver Spring, Maryland. The Bank has five full service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., 4801-A Montgomery Lane, Bethesda, Maryland, in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland. The Bank also operates a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation.

        American Bank focuses on community banking in the Washington, D.C. metropolitan area. American Bank seeks to provide its community with a strong, committed local savings bank to handle customers' needs. American Bank is committed to serving its local customers and believes it is well positioned to assist local customers through its network of local branches and strong, committed staff and lending officers. It is the goal of American Bank to service customers with the attention of a local community bank and the technical and banking product sophistication of a major bank.

        The Company has two reportable segments: banking and mortgage banking. The banking segment provides traditional banking services offered through the Bank. The mortgage banking segment originates and sells residential mortgages. The Company's reportable segments are strategic business units that offer different products and services. Although both segments offer financial products and services, they are managed separately because each segment has different types and levels of credit and interest rate risk.

        The Bank traditionally has focused its operations on generating funds through the solicitation of money market and other variable rate deposit products, and the origination of high credit quality residential construction financing, as well as related mortgage assets. In December 1998, the Bank created a wholesale mortgage division operating out of the Bank's headquarters in Maryland, which originates and sells residential mortgages of various credit quality levels, including loans known as sub-prime loans. This division has brought the Bank additional lending opportunities, such as permanent residential loans, which are sold in the secondary mortgage market, thereby providing the Bank with both fee income and cross-selling opportunities. Most loans originated by the mortgage division are originated for sale, however, on a case by case basis, some loans are originated for the Bank's portfolio. Since 1999, American Bank has increasingly focused its lending activities on the origination of commercial real estate and commercial business loans.

        We intend to increase our lending staff and we continuously look at new branching opportunities for the Bank in markets that we consider attractive. Additionally, we are exploring ways to enter into non-traditional banking activities, such as insurance, specialty finance and consumer oriented loan programs, which would create an additional source of non-interest income for the holding company.

        In September 2000, the Bank started a wholesale marine lending program, with an emphasis of loans in the range of $75,000 to $300,000 and a term of 20 years. The collateral for these loans are typically boats greater than 26 feet and recorded with the US Coast Guard. Since the inception of this program, the Bank has not had any loans greater than 60 days delinquent and has not charged off any loan in this portfolio. As of September 30, 2004, the Bank had 176 marine loans with an average outstanding balance of approximately $116,000. In February 2001, the Bank started a Small Business Administration program and increased its focus on lending to smaller commercial customers. In October 2002, the Bank established an equipment leasing division in North Carolina to build on American Bank's years of residential lending activities in the Charlotte and Raleigh-Durham, North Carolina markets. As of September 30, 2004, the Bank had a commercial leasing portfolio of $16.3 million. The leasing division is not reported as a separate segment since its assets and revenues are less than 10% of the Company's total.

        On March 21, 2003, American Bank completed its reorganization into the holding company form of ownership. As a result, American Bank became a wholly owned subsidiary of American Bank Holdings, Inc. In connection with the reorganization, each outstanding share of American Bank common stock was converted into one share of American Bank Holdings, Inc. common stock.

        At September 30, 2004, we had total assets of $257.8 million, deposits of $192.7 million and stockholders' equity of $16.3 million, as compared to $236.9 million, $156.5 million and $14.3 million, respectively at December 31, 2003. Deposits increased by $36.2 million during the first nine months of 2004. Core deposits increased by $10.3 million, while certificates of deposits increased by $25.9 during the first nine months of 2004.

        Our executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904; its telephone number is (301) 572-3740; our internet address is http//www.americanfsb.com.

Lending Activities

        The Bank's loan portfolio consists primarily of one- to four- family residential mortgage loans and residential construction loans. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the respective portfolio at the dates indicated.

	At September 30, 2004		At December 31, 2003		At December 31, 2002
	Amount	%	Amount	%	Amount	%
Real Estate Mortgage Loans
One to four family residential mortgage loans	$20,610,087	10	$20,344,468	12%	$19,202,612	15%
Multifamily residential mortgage loans	2,071,661	1	2,268,103	1	1,615,777	1
Commercial real estate loans	22,937,163	11	22,106,060	13	18,016,556	14
Construction loans	69,363,188	33	63,503,627	36	42,655,527	32
Second mortgage loans	433,818	—	499,402	—	321,533	—
Land loans	20,473,842	10	14,255,839	8	12,949,846	10
Corporate secured loans	22,419,755	11	13,352,959	7	7,990,128	6
Secured commercial leases	16,341,556	8	12,543,742	7	3,976,073	3
Corporate unsecured loans	521,016	—	305,970	—	749,866	1
Marine loans	20,331,116	10	21,668,258	12	20,000,451	15
Home equity lines of credit	9,736,855	5	6,539,287	4	3,499,355	3
Other consumer loans	1,286,390	1	748,615	—	280,418	—

Total loans	206,526,447	100%	178,136,330	100%	131,258,142	100%

Less: Undisbursed portion of loans in process	(34,107,833)		(35,814,285)		(20,790,854)
Deferred loan origination costs (fees)	(61,005)		40,382		(179,346)
Allowance for loan losses	(1,834,166)		(1,398,231)		(1,016,951)

Loans receivable, net	$170,523,443		$140,964,196		$109,270,991

        The following table shows the maturity of American Bank's loans held for investment at December 31, 2003. The table does not include repayments or scheduled principal amortization.

	At December 31, 2003
				Commercial
	Residential Mortgage	Residential Construction	Land	Real Estate	Business	Consumer	Total
Amounts due:
Within one year	$1,406,469	$41,531,974	$8,296,665	$1,272,663	$8,823,523	$384,207	$61,715,505
After one year:
One to five years	1,666,794	21,971,653	5,959,174	13,259,175	13,462,961	217,995	56,537,752
Five to ten years	1,234,136	—	—	6,938,693	3,612,417	338,496	12,123,742
Over ten years	18,804,578	—	—	635,529	303,770	28,015,458	47,759,335

Total due after one year	21,705,508	21,971,653	5,959,174	20,833,397	17,379,148	28,571,949	116,420,829

Total amounts due	23,111,977	63,503,627	14,255,839	22,106,060	26,202,671	28,956,156	178,136,330
Less:
Loans in Process (LP)	—	(31,001,833)	(4,812,452)	—	—	—	(35,814,285)
Unearned discounts premiums and deferred loan fees net	(394)	(82,338)	27,577	43,133	52,404	—	40,382
Allowance for loan losses	(440,252)	(113,468)	(118,387)	(276,865)	(327,533)	(121,726)	(1,398,231)

Loans held for investment	$22,671,331	$32,305,988	$9,352,577	$21,872,328	$25,927,542	$28,834,434	$140,964,196

        Fixed- and Adjustable-Rate Loan Schedule.    The following table sets forth at December 31, 2003, the dollar amount of all fixed-rate and adjustable-rate loans due within one year and after December 31, 2004. Adjustable- and floating-rate loans are included based on contractual maturities.

	Due Within One Year		Due After One Year
	Fixed	Adjustable	Fixed	Adjustable
One- to four-family residential mortgage	$1,390,004	$16,465	$14,524,724	$7,180,784
Residential construction	1,527,986	40,003,988	—	21,971,653
Land	2,216,556	6,080,109	2,396,853	3,562,321
Commercial real estate	1,200,916	71,747	7,655,756	13,177,641
Business	3,130,883	5,692,640	13,453,647	3,925,501
Consumer	6,859	377,352	19,954,735	8,617,214

Total loans	$9,473,204	$52,242,301	$57,985,715	$58,435,114

        The transactions in the allowance for loan losses during fiscal years 2003 and 2002 were as follows:

	2003	2002
Balance (beginning of year)	$1,016,951	$997,654
Loans charged off (real estate mortgage)	(78,720)	(271,921)
Recoveries (real estate mortgage)	—	—

Net loans charged off	(78,720)	(271,921)
Provision charged to operations	460,000	291,218

Balance (end of year)	$1,398,231	$1,016,951

Net charge-offs as a percentage of average net loans	0.05%	0.23%

        The following table sets forth the composition of the Bank's allowance for losses at the dates indicated.

	December 31, 2003		December 31, 2002
	Amount	%	Amount	%
One to four family residential mortgage loans	$415,823	30	$275,285	27
Multifamily residential mortgage loans	22,681	2	16,158	1
Commercial real estate loans	276,865	20	180,166	18
Construction loans	113,468	8	149,294	15
Second mortgage loans	1,748	—	1,608	—
Land loans	118,387	8	161,873	16
Corporate secured loans	166,912	12	79,901	8
Secured commercial leases	156,797	11	59,641	6
Corporate unsecured loans	3,824	—	9,373	1
Marine loans	75,839	5	70,002	7
Home equity lines of credit	22,887	2	12,248	1
Other consumer loans	23,000	2	1,402	—

Total allowance for loan losses	$1,398,231	100%	$1,016,951	100%

        The following table sets forth information regarding loans which are 90 days or more delinquent, non-accrual loans and foreclosed real estate. There were no accruing loans that were past due 90 days or more at the dates indicated. There were no other non-performing assets except as included in the table below for the dates indicated.

	At December 31,
	2003	2002
	(Dollars in thousands)
Total non-performing loans	$1,543	$1,522
Total forclosed real estate, net of related allowance for losses	348	526

Total non-performing assets	$1,891	$2,048

        At December 31, 2003 and 2002, delinquencies in American Bank's loan portfolio were as follows:

	At December 31, 2003				At December 31, 2002
	60 – 89 Days		90 Days or More		60 – 89 Days		90 Days or More
	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans
	(Dollars in thousands)
Real Estate Loans:
Single family	3	$111	24	$1,284	10	$218	26	$1,054
Construction	2	249	—	—	—	—	1	399
Commercial real estate	1	108	3	243	1	23	1	49
Consumer	3	17	5	16	9	31	6	20

Total loans	9	$485	32	$1,543	20	$272	34	$1,522

Delinquent loans to total loans		0.27%		0.87%		0.21%		1.18%

Investment Activities

        The Bank, as a federally chartered savings association, has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of federal agencies, certificates of deposit of federally insured banks and savings associations, bankers' acceptances and federal funds. Subject to various restrictions, the Bank also may invest a portion of its assets in commercial paper, corporate debt securities, and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. The Bank also is required to maintain a minimum level of liquid assets, which is determined quarterly based on the amount of the Bank's short-term obligations.

        The following table sets forth the composition of the Bank's investment portfolio at the dates indicated.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale
2003:
Mortgage-backed securities	$10,741,952	$39,713	$133,428	$10,648,237
U.S. Government securities	22,351,503	68,729	412,817	22,007,415

Total	$33,093,455	$108,442	$546,245	$32,655,652

2002:
Mortgage-backed securities	$16,696,354	$79,919	$34,622	$16,741,651
U.S. Government securities	1,010,950	300	—	1,011,250

Total	$17,707,304	$80,219	$34,622	$17,752,901

Held-to-maturity
2003:
Mortgage-backed securities	$116,484	$7,905	$—	$124,389
U.S. Government securities	11,772,241	17,072	193,710	11,595,602

Total	$11,888,725	$24,977	$193,710	$11,719,992

2002:
Mortgage-backed securities	$242,036	$16,695	$—	$258,731
U.S. Government securities	1,000,000	310	—	1,000,310

Total	$1,242,036	$17,005	$—	1,259,041

        As of December 31, 2003, there were no investments with an unrealized loss position for 12 months or greater. None of the securities held as of December 31, 2003 was deemed to have any fundamental issues that would lead the Company to believe that they were other than temporarily impaired. The unrealized losses are considered temporary as they reflect fair values at December 31, 2003, are subject to change daily as interest rates fluctuate and the Company has the intent and ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value.

        The following table sets forth the maturity and yield on American Bank's investment securities and mortgaged-backed securities portfolios at December 31, 2003.

	At December 31, 2003
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Treasury and federal Agency	—	—%	$998	3.00%	$12,432	4.84%	$20,350	4.57%
Mortgage-backed securities	—	—	—	—	—	—	10,765	4.16
Other securities	—	—	—	—	—	—	—	—

Total	$—	—%	$998	3.00%	$12,432	4.84%	$31,115	4.43%

        Investment securities have scheduled maturities as follows at December 31, 2003:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for sale
Less than 5 years	$996,648	$852	$—	$997,500
After 5 years before 10 years	8,417,928	67,877	8,740	8,477,065
After 10 years	23,678,879	39,713	537,505	23,181,087

	$33,093,455	$108,442	$546,245	$32,655,652

Held-to-maturity
After 5 years before 10 years	$3,954,642	$18,507	$4,060	$3,969,089
After 10 years	7,934,083	6,469	189,650	7,750,902

	$11,888,725	$24,976	$193,710	$11,719,991

        The Bank had proceeds of $8,389,856 from sales of investments and recognized $130,767 of gross gains and no gross losses on the sale of securities recognized during the year ended December 31, 2003. The Bank had proceeds of $16,339,449 from sales of investments and recognized $160,042 of gross gains and no gross losses on the sale of securities recognized during the year ended December 31, 2002.

Deposit Activity

        The Bank's lending and investing activities are predominantly funded by savings deposits and interest and principal repayments on loans and mortgage-backed securities. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposit accounts consist of passbook accounts, NOW (checking) accounts, money market deposit accounts and certificates of deposit.

        Maturity information regarding American Bank's deposit accounts over $100,000 is shown below.

	December 31,
	2003	2002
	(In thousands)
Three months or less	$5,998	$1,337
Over three through six months	7,691	4,345
Over six through twelve months	16,066	11,204
Over twelve months	12,541	2,683

Total time deposits of $100,000 or more	$42,296	$19,569

        In addition to core deposits, we regularly utilize wholesale funding sources such as brokered deposits and FHLB advances.

Market Area and Competition

        We consider our primary market area to be the Washington, D.C. metropolitan area, specifically Montgomery County, Maryland. Our secondary market includes Howard County, Maryland and the District of Columbia. We also conduct limited lending and leasing activities in the Charlotte and Raleigh-Durham, North Carolina market areas.

        American Bank encounters competition in attracting and retaining deposits and in its lending activities primarily from other FDIC-insured financial institutions, most of which are considerably larger and have greater resources available than those of American Bank. In addition, American Bank competes with (1) brokerage firms with retail operations, (2) credit unions, (3) cooperatives, (4) small loan companies, and (5) mortgage banks. Management believes that American Bank has been able to compete effectively for deposits and loans by:

  •
  offering a variety of transaction account products and loans with competitive features;

  •
  pricing its products at competitive interest rates;

  •
  offering convenient branch locations;

  •
  providing a strong commitment to community banking; and

  •
  emphasizing the quality of its service.

        American Bank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

Supervision and Regulation

General

        American Bank is a federal savings bank and its deposits are insured by the FDIC through the FDIC's Savings Association Insurance Fund ("SAIF"). American Bank is subject to extensive regulation, supervision, and examination by the OTS as its primary federal regulator. It also is subject to regulation, supervision, and examination as to certain matters by the FDIC and the Board of Governors of the Federal Reserve System ("Federal Reserve Board").

        American Bank must file reports with the OTS concerning its activities and financial condition, and it must obtain regulatory approval before engaging in certain transactions, such as mergers with or acquisitions of other depository institutions, opening or acquiring branches, or establishing or acquiring subsidiary companies. The OTS also conducts periodic examinations of American Bank to assess its compliance with various regulatory requirements. This regulation, supervision, and examination is intended primarily for the protection of SAIF and the depositors of American Bank. The OTS has significant discretion in the exercise of its supervisory and enforcement authority, including the setting of policies regarding the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

        American Bank Holdings, Inc. as a savings and loan holding company, is subject to regulation, supervision, and examination by the OTS, and is subject to the rules and regulations of the Securities and Exchange Commission ("SEC") under federal securities laws.

        The following is a summary of certain laws and regulations that are applicable to us and American Bank. This summary is not a complete description of such laws and regulations, nor does it encompass all such laws and regulations. Any change in the laws and regulations applicable to us or in the policies of the various regulatory authorities could have a material impact on our operations, and our shareholders.

American Bank Holdings, Inc.

        We are required to file a registration statement as a savings and loan holding company and periodic reports with the OTS. We also are required to file such other reports, keep such books and records, and be subject to such examination as the OTS prescribes. We are permitted to engage in any activity that a bank holding company may engage in as being so closely related to banking or to managing or controlling banks as to be a proper incident thereto, (unless the OTS prohibits or limits such activity), and any activity that a financial holding company may engage in as being financial in nature or incidental to such financial activity or as being complementary to a financial activity and not posing undue risk. We also may engage in limited additional activities that support the operations of a savings association. In the event that American Bank or another savings association subsidiary of ours were to fail to retain its status as a qualified thrift lender (as described more fully below), we would be required to register with the Federal Reserve Board as a bank holding company and would be subject to all statutes and regulations, including capital requirements and restrictions on permissible activities, as if we were a bank holding company.

American Bank

        Capital Requirements.    OTS regulations require that savings associations maintain (i) "core capital" in an amount not less than 4% of adjusted total assets (the "leverage ratio"), (ii) "tangible capital" in an amount not less than 1.5% of adjusted total assets (the "tangible capital ratio"), and (iii) risk-based capital in an amount not less than 8% of risk-weighted assets (the "risk-based ratio").

        "Core capital" generally includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, less intangible assets (other than certain nonwithdrawable accounts and qualifying supervisory goodwill). An amount equal to 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions) also is included. "Tangible capital" generally is defined in the same manner as core capital. For purposes of the risk-based capital requirement, supplementary capital may be included in an amount up to 100% of core capital. "Supplementary capital" includes, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, up to 45% of net unrealized gains on readily marketable equity securities held for sale, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. At September 30, 2004, the Bank had a leverage ratio of 7.29%, a tangible capital ratio of 7.29%, and a risk-based capital ratio of 10.95%.

        Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

        The OTS capital regulations also require a thrift institution to deduct a component of capital based on its interest rate risk when calculating its total capital for purposes of determining its minimum risk-based capital requirement. The OTS, however, has deferred implementation of this provision. Nevertheless, the OTS has issued guidelines regarding the management of interest rate risk. The OTS requires thrift institutions to establish and maintain board of directors' approved limits on ratios involving the net present value of the institution's existing assets, liabilities and off-balance sheet contracts (referred to as net portfolio value or "NPV"). Financial simulations must be performed that calculate the NPV ratios (NPV divided by the present value of assets) under interest rate shock scenarios of plus or minus 100, 200 and 300 basis points. The Bank's level of interest rate risk is determined based primarily on the change of its NPV in the event of an interest rate shock of 200 basis points.

        The OTS also requires management to assess the risks and returns associated with complex securities and financial derivatives. Before taking a significant position in any such instrument, the analysis must reflect the effect of the proposed transaction on the interest rate risk profile of the institution, including the expected change in the institution's NPV as a result of parallel shifts in the yield curve of plus or minus 100, 200 and 300 basis points. Complex securities and financial derivative transactions may require analysis of a wider range of scenarios. In general, the use of financial derivatives or complex securities with high price sensitivity should be limited to transaction strategies that lower an institution's interest rate risk, as measured by the sensitivity of the NPV to change in interest rates.

        The following table sets forth the Bank's NPV as of September 30, 2004, the most recent date the Bank's NPV was calculated by the OTS.

	Net Portfolio Value			NPV as % of Portfolio Assets
Change in Interest Rates	Amount	Dollar Change	Percent Change	NPV Ratio	Change in Basis Points
	(Dollars in 000s)
+300 bp	$16,133	$(9,076)	-36%	6.39%	-310 bp
+200 bp	19,997	(5,213)	-21%	7.76%	-172 bp
+100 bp	23,047	(2,163)	-9%	8.79%	-69 bp
0	25,210	-0-	-0-	9.48%	-0-
-100 bp	25,614	405	2%	9.56%	+7 bp

        Liquidity.    Under applicable federal regulations, savings associations are required to maintain sufficient liquidity to ensure their safe and sound operation. The OTS regulations specifically require that a savings association maintain a minimum average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain mortgage-related securities and mortgage loans, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) in each calendar quarter equal to not less than 4% of the average daily balance of the savings association's net withdrawable accounts plus short-term borrowings during the preceding quarter or the amount of the association's net withdrawable accounts plus short-term borrowings at the end of the preceding calendar quarter.

        Prompt Corrective Action.    The federal banking agencies have established by regulation, for each capital measure, the levels at which an insured institution is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, and the agencies are required to take prompt corrective action with respect to insured institutions that fall below various of these capital standards. The degree of intervention mandated by federal legislation is tied to an insured institution's capital category, with increasing scrutiny and more stringent restrictions being imposed as an institution's capital declines. Any insured institution that falls below minimum capital standards must submit a capital restoration plan. An undercapitalized association also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the OTS. An institution is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, and an undercapitalized institution is prohibited altogether from paying dividends without the prior approval of the OTS. In addition, the OTS may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives. At September 30, 2004, the Bank was classified as a "well capitalized" savings association.

        Qualified Thrift Lender Requirement.    The Bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" continue to equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months or it qualifies as a domestic building and loan association under the Internal Revenue Code. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC, (iii) shares of stock issued by any FHLB, and (iv) loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets: (i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination; (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance; (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions); (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals; (v) consumer loans, other than loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts; and (vi) shares of stock issued by Freddie Mac or Fannie Mae. For purposes of the QTL test, the term "portfolio assets" means the savings association's total assets minus goodwill and other intangible assets, the value of property used by the savings association to conduct its business, and liquid assets held by the savings association in an amount up to 20% of its total assets.

        OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payment of dividends) to those permitted for both savings associations and national banks. In order for the Bank to exercise the powers granted to federal savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL. The Bank currently qualifies as a QTL.

        Loans to One Borrower Limitations.    The HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. The HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits.

        Capital Distributions.    An OTS rule imposes limitations on all capital distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Generally, no application or notice to the OTS would be required for the Bank to pay dividends that do not exceed, when combined with all distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that the Bank remains at least adequately capitalized following the capital distribution and meets other specified requirements indicating that the association is well managed. For all other capital distributions, the Bank must file an application or notice with the OTS.

        Insurance of Deposits.    The deposits in the Bank are insured up to $100,000 per insured depositor (as determined by law and regulation) by the FDIC and are backed by the full faith and credit of the United States government. The deposits in the Bank are currently insured under the SAIF.

        Assessments.    The Bank is subject to quarterly payments on semiannual insurance premium assessments for its FDIC deposit insurance. The FDIC has implemented a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. Under current FDIC assessment guidelines, the Bank expects that it will not incur any FDIC deposit insurance assessments during the next fiscal year.

        The Bank is subject to assessments for the payments on the bonds issued in the late 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The rate of assessment for the payments on the FICO bonds for the quarter beginning on January 1, 2003 is 1.68 basis points for SAIF-assessable deposits.

        Safety and Soundness Standards.    The Bank is subject to certain standards designed to maintain the safety and soundness of individual banks and the banking system. The OTS has prescribed safety and soundness guidelines relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth and quality; (vi) earnings; and (vii) compensation and benefit standards for officers, directors, employees and principal stockholders. A federal savings association not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the OTS.

        Federal Reserve System.    Under Federal Reserve Board regulations, the Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations require that a reserve of 3% must be maintained against aggregate transaction accounts up to $42.8 million and 10% against any transaction accounts in excess of that amount. The first $5.5 million of otherwise reservable balances are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

        Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank System (the "FHLB System"). The FHLB System consists of 12 regional Federal Home Loan Banks ("FHLB") and provides a central credit facility primarily for member institutions. The Bank, as a member of FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of: 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year; 5% of its FHLB of Atlanta advances outstanding; or 0.3% of its total assets. At September 30, 2004, the Bank was in compliance with this requirement and owned $2,625,000 of FHLB of Atlanta common stock.

        Advances from the FHLB of Atlanta are secured by a member's shares of stock in the FHLB of Atlanta and certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the FHLB of Atlanta. As of September 30, 2004, the limit on the Bank's borrowing was approximately $67.9 million. As of that date, the Bank had $44,000,000 of outstanding advances from the FHLB of Atlanta.

        Transactions with Affiliates.    Transactions between the Bank and its affiliate are governed by sections 23A and 23B of the Federal Reserve Act and corresponding regulations of the Federal Reserve Board and the OTS. Generally, sections 23A and 23B are intended to protect insured depository institutions from suffering losses arising from transactions with non-insured affiliates, by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms that are consistent with safe and sound banking practices.

        Under the Gramm-Leach-Bliley Act ("GLB Act"), all financial institutions, including the Bank, are required to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer's request, and establish procedures and practices to protect customer data from unauthorized access. The Bank has developed such policies and procedures and believes it is in compliance with all privacy provisions of the GLB Act.

        Legislative and Regulatory Developments.    Effective April 1, 2003, the Federal Reserve Board adopted Regulation W, which comprehensively implements sections 23A and 23B. This regulation is in large part incorporated by reference in the OTS regulations. Regulation W unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the GLB Act.

        Under Title III of the USA PATRIOT Act, also known as the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, all financial institutions, including the Bank, are required to take certain measures to identify their customers, prevent money laundering, monitor certain customer transactions and report suspicious activity to U.S. law enforcement agencies, and scrutinize or prohibit altogether certain transactions of special concern. Financial institutions also are required to respond to requests for information from federal banking regulatory agencies and law enforcement agencies concerning their customers and their transactions. Information-sharing among financial institutions concerning terrorist or money laundering activities is encouraged by an exemption provided from the privacy provisions of the GLB Act and other laws. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to the Bank.

        The Sarbanes-Oxley Act, signed into law July 30, 2002 ("SOA"), addresses, among other issues, director and officer responsibilities for proper corporate governance of publicly traded companies, including the establishment of audit committees, certification of financial statements, auditor independence and accounting standards, executive compensation, insider loans, whistleblower protection, and enhanced and timely disclosure of corporate information. In general, SOA is intended to allow stockholders to monitor more effectively the performance of publicly traded companies and their management. Provisions of SOA became effective within 30 days to one year of its enactment. Effective August 29, 2002, the chief executive officer and the chief financial officer of the Company are required to certify that the Company's quarterly and annual reports do not contain any untrue statement of a material fact. The federal banking regulators, including the OTS, have adopted generally similar requirements concerning the certification of financial statements.

        On December 4, 2003, the Fair and Accurate Credit Transactions Act of 2003 ("FACT") was signed into law. FACT includes many provisions concerning national credit reporting standards, and permits consumers, including the customers of the Bank, to opt out of information sharing among affiliated companies for marketing purposes. FACT also requires financial institutions, including savings banks, to notify their customers if they report negative information about them to credit bureaus or if the credit that is granted to them is on less favorable terms than are generally available. Depository institutions, including savings banks, also must comply with guidelines to be established by their federal banking regulators to help detect identity theft.

Employees

        As of September 30, 2004, we had 74 employees, 65 of whom work full-time. We believe that our relations with our employees are good. None of our employees are represented by a labor union, and we have not experienced any work stoppages.

Properties

        The Bank's executive offices and headquarters are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904, which is 9,555 square feet. The Bank leases this office for $230,105 per year, and the lease expires on July 3, 2007 with an option to renew for an additional five years. The Bank maintains its 2,887 square foot main office at 1700 Rockville Pike, Rockville, Maryland 20852. The Bank leases its office for $104,233 per year, and the lease expires on June 30, 2012. On May 1, 2000, the Bank opened a second office at 5600 Connecticut Avenue, Washington, DC 20015, which is 2,130 square feet. The rent for this office is $74,550 per year. On October 3, 2001, the Bank opened its third office in the Super Fresh grocery store at 12028 Cherry Hill Road, White Oak, Maryland, which is 583 square feet. The current rent for this office is $61,429 per year. On May 16, 2002, the Bank opened its fourth office in the Super Fresh grocery store at Route 10 and North Ridge Road, Ellicott City, Maryland, which is 422 square feet. The current rent for this office is $44,846 per year. On August 20, 2002, the Bank opened a loan production office at 8510 McAlpine Park Drive, Charlotte, NC, which is 1,386 square feet. The current rent for this office is $21,428 per year. On April 19, 2004, the Bank opened its fifth office at 4801-A Montgomery Lane, Bethesda, Maryland, which is 3,041 square feet. The current rent for this office is $93,030 per year. The Bank owns computers, peripheral equipment and furniture which are used for the purpose of providing data processing services and other administrative services to the Bank. As of September 30, 2004, the net book value of leasehold improvements and furniture and equipment was $1,673,160.

Legal Proceedings

        Except as described below, other than ordinary and routine litigation incidental to the business of the Bank, the Bank is not a party to, nor is its property the subject of, any material pending legal proceedings.

        Howard Littell, Robin Brandt, Gary Brandt, and David Goldstein have filed an action against the Bank and other defendants, including the United States of America, in the United States District Court for the Middle District of Florida. This action was commenced on August 31, 2000. The claim arises out of statements allegedly made by former Bank personnel to federal investigators in 1994. Plaintiffs allege that as a result of these statements and others, the plaintiffs were wrongly indicted by a federal grand jury and were ultimately acquitted of the charges. The plaintiffs are seeking unspecified damages. The Bank filed a motion to dismiss the plaintiffs' claims which was denied by the court in September 2001. The initial scheduling conference has occurred and discovery has begun. In November 2003, we filed a motion for summary judgment on the plaintiffs' claims. During the third quarter of 2004, the court denied the motion for summary judgment. Accordingly, the case will go to trial, but no date has currently been set. The Company has tendered this case to its insurance carrier and they have agreed to defend the claim.

MANAGEMENT

        Listed below are our executive officers and members of our board of directors, their ages as of                      [    •    ], 2005 and their positions with our Company and American Bank.

Name	Age	Position
Dennis N. Argerson	41	Senior Vice President
Robert N. Kemp, Jr.	53	Senior Vice President
Charles I. Ledford	57	Senior Vice President
James E. Plack	34	President and Chief Executive Officer American Bank Holdings; President, Chief Executive Officer and Chief Operating Officer, American Bank
John M. Wright	38	Senior Vice President and Chief Financial Officer
Douglas M. Bregman	55	Director
Bruce S. Cook	57	Director
Howard J. Postal	59	Director
J. R. Schuble, Jr.	38	Chairman of the Board of Directors
Daniel S. Shiff	40	Director

        Dennis N. Argerson has been a Senior Vice President since March 2005. Mr. Argerson focuses primarily on commercial real estate lending, as well as land acquisition, development and construction lending. From September 1999 to March 2005, Mr. Argerson was a Vice President in the real estate lending group. Prior to that, Mr. Argerson was a commercial account manager at SunTrust from July 1997 to September 1999 and a commercial loan officer at Citizens Savings Bank from 1992 to 1997.

        Robert N. Kemp, Jr. has been a Senior Vice President since our formation in November 2002 and has been a Senior Vice President of American Bank since 1998. Mr. Kemp focuses primarily on residential and mortgage lending. Prior to that, Mr. Kemp was a mortgage and real estate lending officer with First Savings Mortgage Corp. from 1997 to 1998, and the chief lending officer of First Commonwealth Savings Bank from 1985 to 1997.

        Charles I. Ledford has been a Senior Vice President since 2002. Mr. Ledford works in our leasing division and is based in North Carolina. Prior to joining the Company, Mr. Ledford was the president of Park Leasing Company and Executive Vice President of Park Meridian Bank from 1992 to 2002.

        James E. Plack has been the President and Chief Executive Officer of American Bank Holdings, Inc. and the Chief Operating Officer of American Bank since January 2005. In March 2005, Mr. Plack was appointed as the President and Chief Executive Officer of American Bank. Previously, Mr. Plack was the Vice President and Regional Manager—US Consumer Operations at Wells Fargo Financial Services, Inc. from February 2000 to December 2004, where he oversaw day to day operations of 60 branch offices in a multi-state area of Michigan, Pennsylvania, West Virginia, New York, Kentucky, Ohio and Indiana. From April 1999 to February 2000, he was the Project Director of the Leadership Development Program at Wells Fargo Financial Services, Inc. where he focused on driving various corporate initiatives, including the expansion of the Nowline home equity product, as well as the development of Loan Optimizer, an on-line loan consolidation tool.

        John M. Wright has been our Senior Vice President and Chief Financial Officer since our formation in November 2002 and of American Bank since 1999. From November 1997 to December 1999, Mr. Wright was Chief Financial Officer of American Bank. In December 1999 Mr. Wright was promoted to Senior Vice President. Prior to joining American Bank, Mr. Wright was Vice President and Controller of Citizens Savings Bank, Silver Spring, Maryland from 1992 to 1997.

Non-Management Directors

        Douglas M. Bregman has been a director since January 2004. Mr. Bregman was appointed to the board of directors to fill the vacancy created by the resignation of George A. Kramer in January 2004. Mr. Bregman has been a director of American Bank since March 2002. Mr. Bregman has been an attorney with Bregman, Berbet, Schwartz & Gilday since 1979, where he works on a variety of commercial transaction and civil litigation matters. Mr. Bregman has been an Adjunct Professor of Law at Georgetown University Law Center since 1992. Mr. Bregman is also a Professor of Negotiation and Mediation Skills at the International Institute for Conflict Resolution in the Hague.

        Bruce S. Cook has been a director since our formation in November 2002 and a director of American Bank since October 1998. Mr. Cook is the founder of Site Realty Group, a full service commercial real estate firm founded in 1985, providing brokerage, management and construction services to government, institutional, public and private clients.

        Howard J. Postal has been a director since our formation in November 2002 and a director of American Bank since April 1997. Mr. Postal is a Certified Public Accountant and has been the Managing Partner of Santos, Postal & Co. since August 1970.

        J.R. Schuble, Jr., has been Chairman of the Board and a director of the Company since January 2004. Mr. Schuble was appointed to the board of directors to fill the vacancy created by the resignation of Richard A. Schuman in January 2004. Mr. Schuble has been a director of American Bank since April 2003 and was appointed as Chairman of the Board of American Bank in January 2004. Mr. Schuble has been the President and Managing Member of Dreyfuss Management LLC and Dreyfuss Investments LLC since 1994. From 1992 to 1994, He was the Executive Vice President and Director of Commercial Management of Dreyfuss Zukerman Kronstadt. Prior to that, Mr. Schuble held various positions with Dreyfuss Brothers, Inc. including Vice President and Director of Acquisitions, Director of Asset Management and Asset Manager.

        Daniel S. Shiff was elected to the board of directors at the Company's 2004 annual meeting of shareholders. Mr. Shiff has been a commercial real estate lender at Phillips Realty Capital, a commercial real-estate financing firm, since 1992.

        Our board of directors is divided into three classes, with one class up for election at each annual meeting. The Class I director, whose term expires at the 2007 annual meeting, is Mr. Shiff, the Class II directors, whose terms expire at the 2005 annual meeting, are Messrs. Cook and Bregman, and the Class III directors, whose terms expire at the 2006 annual meeting, are Messrs. Schuble and Postal.

EXECUTIVE COMPENSATION

Directors

        No separate fees are paid to directors in their roles as directors of American Bank Holdings, Inc. Directors of American Bank who are not employees of American Bank receive an annual retainer of $2,000 payable on January 1 of each year and a fee of $500 per board meeting attended, except that the Chairman of the Board receives a fee of $600 per board meeting attended. In addition, the directors of American Bank receive a fee of $400 per committee meeting attended, except that the Chairman of the Board receives a fee of $500 per committee meeting attended. During fiscal 2004, American Bank also paid a $5,000 bonus to each director.

        Under the 1998 Stock Option Plan, on June 15 of each year each non-employee director of American Bank is granted an option to purchase 1,000 shares of common stock with an exercise price equal to the market price on the date of grant. The exercise price of the options granted on June 15, 2004 was $8.10. The Company's 2004 Non-Employee Directors Stock Option Plan was approved by its shareholders at the 2004 annual meeting. Effective December 10, 2004, directors no longer receive annual grants under the 1998 Stock Option Plan. Under the new directors stock option plan, for each year of an individual's service as a non-employee director, each director will receive an annual grant of options to purchase 2,500 shares of common stock on each annual meeting date. In addition, for each year of an individual's service as Chairman of the Board, such director will receive a grant of options to purchase 7,500 shares of common stock. The exercise price of the options granted on December 10, 2004, the 2004 annual meeting date, was $8.50. In addition, in recognition of their recent extraordinary services to the Company, non-employee members of the Board received a one-time special grant of options to purchase shares of common stock as follows: J.R. Schuble, Jr. (25,000), Howard J. Postal (11,000), Bruce S. Cook (8,000) and Douglas M. Bregman (6,000). The exercise price of the special one-time grants was $8.50.

        Effective January 2004, Richard A. Schuman resigned as Chairman of the Board and as a board member. Upon his resignation, the board of directors of American Bank appointed Mr. Schuman as Chairman Emeritus to assist with transition. As Chairman Emeritus, Mr. Schuman will receive an annual fee of $10,000 for two years.

Executive Officers

        Summary Compensation.    The following table sets forth the compensation paid by the Company or American Bank for services rendered in all capacities to the Company and its subsidiaries during 2004, 2003, and 2002 to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company serving at December 31, 2004 (the "named executive officers").

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
								Awards		Payouts
Name and Principal Positions	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation(g)
Phillip C. Bowman President and Chief Executive Officer	2004 2003 2002	$183,573 175,000 175,000	(f) (f) (f)		$13,000 24,000 32,250	$6,360 6,360 6,360	(a) (a) (a)	— — —	— 4,000 4,000	— — —	$1,738 1,714 1,774
David Bowman Senior Vice President-Lending(d)	2004 2003 2002	$125,336 120,510 116,190		$	— 15,595 22,700	$2,800 4,200 4,200	(b) (b) (b)	— — —	— 2,500 2,000	— — —	1,208 1,189 1,100
Robert N. Kemp, Jr. Senior Vice President-Mortgage	2004 2003 2002	$745,655 408,585 332,876	(c) (c) (c)	$	— — —	$6,000 6,000 6,000	(b) (b) (b)	— — —	— 3,000 3,000	— — —	2,167 2,000 2,439
Charles I. Ledford Senior Vice President-Leasing(e)	2004 2003 2002	$119,091 115,000 42,471		$	— 2,189 —	$6,000 6,000 2,500	(b) (b) (b)	— —	— 5,000 —	— —	1,091 910 —
John M. Wright Senior Vice President and Chief Financial Officer	2004 2003 2002	$128,638 100,000 89,168			$13,000 16,085 16,400	$5,400 5,400 5,400	(b) (b) (b)	— — —	— 2,500 2,500	— — —	1,416 1,147 1,056

(a)
Auto allowance and country club dues.
(b)
Auto allowance.
(c)
Includes $120,000 base salary plus commissions received on mortgage originations
(d)
Mr. Bowman served as Senior Vice President-Lending until August 20, 2004.
(e)
Mr. Ledford joined the Bank in August 2002.
(f)
Includes deferred compensation for fiscal 2004 of $23,610, for fiscal 2003 of $29,739, and for fiscal 2002 of $29,604.
(g)
Represents 401(k) contributions for fiscal 2004, 2003 and 2002 of $1,738, $1,714 and 1,774 for Mr. Phillip Bowman; $1,208, $1,189 and $1,100 for Mr. David Bowman; $2,167, $2,000 and $2,439 for Mr. Kemp, $1,091, $910 and $0 for Mr. Ledford; and $1,416, $1,147 and $1,056 for Mr. Wright.

        Option Grants.    During fiscal year 2004, the Company did not grant stock options to the President and Chief Executive Officer and each of the named executive officers of the Bank.

        During fiscal 2004, the Company did not adjust or amend the exercise price of its options. In addition, none of the named executive officers exercised any options during fiscal 2004. The following table sets forth the 2004 fiscal year-end value of unexercised options on an aggregated basis for the President and Chief Executive Officer and each of the named executive officers of the Company.

December 31, 2004 Option Values

			Number of Securities Underlying Unexercised Options At Fiscal Year End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Phillip C. Bowman	5,787	31,296	40,156	7,805	214,045	27,106
David H. Bowman	—	—	11,768	—	59,662	—
Robert N. Kemp, Jr.	—	—	8,579	4,861	40,092	14,826
Charles I. Ledford	—	—	1,000	4,000	2,800	11,200
John M. Wright	—	—	17,153	4,382	86,349	14,191

  Employment Agreement with Phillip C. Bowman

        The Bank entered into an employment agreement with Phillip C. Bowman which originally expired on March 1, 2002, unless renewed for an additional two years by the board. The employment agreement with Mr. Bowman was renewed for two additional years effective March 1, 2002. The Bank and Mr. Bowman entered into a new employment agreement effective October 15, 2004. Pursuant to the terms of the employment agreement, Mr. Bowman receives a base salary of at least $175,000, and is eligible for a discretionary bonus. Mr. Bowman also is entitled to receive other Bank benefits and use of a Bank-owned automobile (or, upon prior approval of the board, a monthly car allowance of $500 in place of the use of a Bank-owned automobile). In the event that the Bank terminates Mr. Bowman's employment without cause (as defined in the employment agreement) or Mr. Bowman terminates his employment for good reason (including a significant change in the nature or scope of his authorities, powers, functions, duties, reporting responsibilities, titles or offices), Mr. Bowman is entitled to terminate his employment with the Bank and to continue to receive regular salary payments for 12 months. Under such circumstances, Mr. Bowman also would be entitled to continue to receive any existing coverage under health, life, disability, salary continuation and other such plans, programs or arrangements (or substantially similar coverage) at no cost to him for one year from the date of termination. However, payments to Mr. Bowman will be limited to the maximum amount that can be paid without causing such payments to be treated as parachute payments under the Internal Revenue Code of 1986, as amended. Mr. Bowman's employment agreement terminated at the end of its term on March 1, 2005 and Mr. Bowman resigned effective March 1, 2005. Mr. Bowman has agreed, for a period ending on March 1, 2007, not to contact employees of the Company or the Bank and encourage them to seek jobs other than with the Company or the Bank. In addition, for a period ending on March 1, 2006, Mr. Bowman has agreed not to contact or solicit the business of any customer of the Company or the Bank. As long as Mr. Bowman complies with these restrictions, he will receive the following severance payments: regular salary payments for 12 months as well as continuing coverage under the Company's health, life, disability, salary continuation and other such plans, programs or arrangements (or substantially similar coverage, at no cost to him for 12 months.)

  Employment Agreement with Robert N. Kemp

        We entered into an employment agreement with Robert N. Kemp on November 30, 1998 for an unspecified term. Pursuant to the terms of the employment agreement, Mr. Kemp receives a base salary of $120,000 plus an amount equal to 30% of the profits of the mortgage banking division. Mr. Kemp is entitled to vacation, health insurance, life insurance, if available, participation in the 401(k) plan and personal leave in accordance with the standard terms and conditions for American Bank employees and receives an automobile allowance of $500 per month. Mr. Kemp is not eligible to participate in our bonus plan. Under the terms of the employment agreement, Mr. Kemp may resign at any time, but may not employ any employee of American Bank for a period of one year from the date of resignation or termination of employment with us and may not solicit mortgage company clients of American Bank for a period of six months.

  Employment Agreement with James E. Plack

        The Company entered into an employment agreement with James E. Plack on December 21, 2004 for a term beginning on January 17, 2005 and ending on, unless extended, December 31, 2007. The agreement automatically renews for a one-year term on the expiration date, and each expiration date thereafter, unless either party terminates the agreement by written notice given at least thirty days prior to the completion of the then-current term. The agreement provides that Mr. Plack shall serve as the President of the Company and the Chief Operating Officer of American Bank. Pursuant to the term of the agreement, Mr. Plack receives a base salary of $265,000 per year, and, following the completion of calendar year 2005, Mr. Plack is eligible to receive a cash bonus of up to $135,000 if the Company's net income after tax is at least $3,000,000. Following the completion of calendar year 2006, Mr. Plack is eligible to receive a cash bonus of up to $135,000 if the Company's net income after tax is at least $4,000,000. Mr. Plack is also entitled to receive other Bank benefits that are offered to the Bank's employees generally, as well as a car allowance of $400 per month. Mr. Plack is also entitled to receive $135,000 for relocation costs and as a signing bonus; provided, however, that Mr. Plack must return the full amount of this special payment if he is no longer employed with the Company on January 17, 2007. In the event Mr. Plack's employment is terminated within 60 days after a change of control (as described in the employment agreement), Mr. Plack will be entitled to receive a payment equal to two years of his base salary at the time of the termination, payable in semi-monthly installments. In the event the Company terminates Mr. Plack's employment other than for cause (as defined in the employment agreement), Mr. Plack is entitled to receive a severance payment equal to one year of his salary at the time of the termination. Pursuant to the employment agreement, Mr. Plack has agreed that during the term of his employment and for a period of one year immediately following the termination thereof, he will not engage in activities that compete with the Company's business, including, but not limited to, becoming an employee, officer or contractor of any bank or other employer that provides competitive banking services within fifty miles of the borders of Montgomery County, Maryland. In addition, the employment agreement also provides that while Mr. Plack is employed and for a period of two years after termination, he will not, directly or indirectly, (a) offer employment to any person who is or was at any time during the six months prior to his termination, an employee or consultant of the Company; (b) encourage or induce any employee or consultant to cease their relationship with the Company; or (c) contact any current or prospective customer of the Company for the purpose of providing banking services that are competitive with those provided by the Company.

  Severance Agreement with David H. Bowman

        The Company entered into a severance agreement and release with Mr. Bowman on November 9, 2004. Pursuant to the terms of the agreement, the Company agreed to pay Mr. Bowman $60,255 in six, roughly equal, consecutive monthly payments. Mr. Bowman agreed that for a period of 12 months after this termination he would not engage in specified activities with our employees and customers, including soliciting employees of the Company for the purposes of terminating his or her employment with the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth the number of shares of our common stock beneficially owned information by any person or group (as defined in Section 13(d)(3) of the Exchange Act) that we know to be the beneficial owner of more than five percent of our common stock as of [    •    ], 2005. The table also includes ownership information of our directors and named executive officers and by all of our directors and executive officers as a group.

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (a)		Percent of Class
Jeffrey N. Hausfeld, MD PC 1 Le Havre Court Potomac, MD 10854	Common	199,767		10.23%
Eric D. Bolog 6701 Democracy Boulevard Suite 515 Bethesda, MD 20817	Common	127,950		6.55%
David Bowman Former Senior Vice President	Common	11,068	(b)	*
Phillip C. Bowman Former President and Chief Executive Officer	Common	65,424	(d)	3.35%
Dennis N. Argerson Senior Vice President	Common	7,339	(c)	*
Douglas M. Bregman Director	Common	11,942	(e)	*
Bruce S. Cook Director	Common	44,304	(f)	2.27%
Robert N. Kemp, Jr. Senior Vice President	Common	10,979	(g)	*
James E. Plack President and Chief Executive Officer	Common	—		*
Howard J. Postal Director	Common	219,419	(h)	11.23%
J.R. Schuble, Jr. Director	Common	223,000	(i)	11.42%
Daniel S. Shiff Director	Common	—		*
John M. Wright Senior Vice President	Common	32,394	(j)	1.66%
Chuck I. Ledford Senior Vice President	Common	1,000	(k)	*
All directors and executive officers as a group (10 people)	Common	550,377	(l)	28.17%

*
Less than one percent

(a)
Based on the stock records of the Company and information provided by the respective beneficial owners, unless otherwise indicated. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the "beneficial owner" of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days pursuant to options, warrants, rights, conversion privileges or similar obligations. Unless otherwise indicated, shares beneficially owned are held with sole voting and dispositive power.
(b)
Includes 11,068 shares issuable within 60 days of            pursuant to vested options.
(c)
Includes 4,502 shares issuable within 60 days of            pursuant to vested options.
(d)
Includes 43,356 shares issuable within 60 days of            pursuant to vested options.
(e)
Includes 10,500 shares issuable within 60 days of            pursuant to vested options.
(f)
Includes 16,809 shares issuable within 60 days of            pursuant to vested options.
(g)
Includes 10,979 shares issuable within 60 days of            pursuant to vested options.
(h)
Includes 15,500 shares issuable within 60 days of            pursuant to vested options.
(i)
Includes 36,000 shares issuable within 60 days of            pursuant to vested options.
(j)
Includes 19,153 shares issuable within 60 days of            pursuant to vested options.
(k)
Includes 1,000 shares issuable within 60 days of            pursuant to vested options.
(l)
Excludes 11,068 shares held by David Bowman and 65,424 shares held by Phillip C. Bowman, and reported above. Mr. D. Bowman served as Senior Vice President—Lending until August 20, 2004 and Mr. P. Bowan served as the President and Chief Executive Officer of American Bank until March 1, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company's directors, officers and employees are permitted to borrow from the Bank to the extent permitted by applicable law and regulations. Loans are made at market rate, except that officers and employees receive a 1% discount on the interest rate of a loan for as long they remain employed by the Bank; if they cease to be employed by the Bank, the interest on their current loans automatically will increase by 1%. Loans exceeding $60,000 to directors and officers are reported herein. Currently, Richard Schuman, Chairman Emeritus of the Bank, has a market rate loan outstanding from the Bank. The largest aggregate amount of indebtedness outstanding at any time under Mr. Richard Schuman's loan during fiscal 2003 and fiscal 2004 was $99,274 and $146,774, respectively, and as of January 1, 2005 was $139,449. Bruce Cook, a director, is a limited partner in the 2820 Limited Partnership, which received a market rate loan from the Bank prior to Mr. Cook joining the board of directors. The largest aggregate amount of indebtedness outstanding at any time under Mr. Cook's loan during fiscal 2003 and fiscal 2004 was $1,221,150 and $1,197,309, respectively, and as of January 1, 2005 was $1,164,328. Howard Postal, a director, is a member of Manassas 101 LLC which received a market rate loan from the Bank in September 1998. Mr. Postal refinanced the loan at the current market rate on November 8, 2001. The largest aggregate amount of indebtedness outstanding at any time under Mr. Postal's loan during fiscal 2003 and fiscal 2004 was $241,977 and $236,287, respectively. In addition, Mr. Postal is also a member of MV Petroleum LLC which received a market rate loan from American Bank in March 1999. The largest aggregate amount of indebtedness outstanding at any time under Mr. Postal's loan during fiscal 2003 and fiscal 2004 was $817,250 and $817,251, respectively, and as of January 1, 2005 was $0. In addition, Mr. Postal is also a member of Fifty, LLC which received a market rate loan from American Bank in June 2004. The largest aggregate amount of indebtedness outstanding at any time under Fifty, LLC's loan during 2004 and fiscal 2004 was $1,600,000, and as of January 1, 2005 was $1,600,000. During fiscal 2004, American Bank paid $159,665 to Site Construction, Inc. for renovations at two branch locations. Bruce Cook is the President of Site Construction, Inc.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. The following description of our capital stock is subject to our Certificate of Incorporation and bylaws and the Delaware General Corporation Law.

        Common Stock.    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of Company common stock. Our board of directors can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders without stockholder approval. See "Preferred Stock" below.

        Holders of common stock have no cumulative voting rights and no preemptive, redemption, subscription, or sinking funds rights. Holders of common stock are entitled to receive dividends on an equal per share basis when, as and if declared our board of directors out of funds legally available.

        Preferred Stock.    Our Certificate of Incorporation authorizes our board of directors to provide, subject to limitations prescribed by the Delaware General Corporation Laws, when it deems necessary, for the issuance of preferred stock in one or more series. Our board of directors may establish by resolution the terms of any newly created series of preferred stock including the designation of the series.

        Holders of common stock may be adversely affected by future issuances of preferred stock, since preferred stock issued in the future may be designated with special rights or preferences superior to the common stock as to dividends, liquidation rights and voting rights. For example, our board of directors could designate a new class of preferred stock with a separate class right to approve a merger or sale of substantially all our assets or other matters. Consequently, the issuance of preferred stock may have the effect of delaying or preventing a change in control of the company.

Anti-Takeover Provisions

        Several provisions of our Certificate of Incorporation and bylaws, as well as federal law, may discourage unilateral tender offers or other attempts to take over and acquire the business of the company. The following summarizes the provisions of the Certificate of Incorporation and bylaws and federal law, which might have a potential "anti-takeover" effect.

        Classified Board of Directors.    Our Certificate of Incorporation provides that our board of directors shall be divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provision will provide a greater likelihood of continuity, knowledge and experience on our board of directors because at any one time, one third of the board of directors would be in its second year of service and one-third of the board of directors would be in its third year of service. In addition, this provision would cause any person who may attempt to take over the company to have to deal with the current board of directors because even if that person acquires a majority of the outstanding voting shares of the company, that person would be unable to change the majority of the board of directors at any one annual meeting.

        Vacancies on the Board of Directors.    Our Certificate of Incorporation and bylaws provide that any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled by the shareholders or the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors, or a sole remaining director. A director elected to fill a vacancy will serve for the remainder of the term to which the director has been elected and until the director's successor has been elected and qualified or until the director's earlier resignation or removal.

        Federal Law.    Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person or entity, or group acting in concert, seeks to acquire 10% or more of the shares of our common stock. In reviewing a notice, the OTS is required to take into consideration certain statutory factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served us and the Bank, and the competitive effects of the proposed acquisition.

Indemnification of Directors and Executive Officers

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        Our Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by law. Under the Certificate of Incorporation, we will advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

        Our Certificate of Incorporation allows for indemnification of agents and employees of the Company or those serving at the request of the Company as an employee or agent of another entity, to the fullest extent permitted by law, and permits the Company to advance expenses incurred by an employee or agent in defense of a related action, suit or proceeding.

        Our bylaws allow for the purchase and maintenance of liability insurance. We have obtained directors and officers liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

        The common stock offered in the rights offering is being offered by American Bank Holdings through our officers and directors, who will not receive any commissions or other renumeration of any kind for selling shares in this offering, through the issuance of subscription rights directly to its shareholders of record as of October 15, 2004. In connection with their selling efforts in the offering, our officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. We intend to distribute copies of this prospectus as soon as the registration statement, of which this prospectus is a part, becomes effective with the SEC, to shareholders of record on                                  .

        If all of the shares offered hereby are not purchased in the rights offering, we will offer those shares in a community offering. The community offering will be available only to persons selected by us, in our sole discretion, including our directors and officers and related parties. In deciding who to select, we will consider, among other factors, a person's business and community ties to the Bank's service area and such person's potential to do business with, or direct business to, us. If we conduct a community offering, shares will be offered at the subscription price. If there is an oversubscription in the community offering, we may increase the number of shares available by up to 150,000. There is no minimum number of shares that must be purchased in either the rights offering or the community offering.

        We have engaged FIG Partners, L.L.C., Atlanta, Georgia, a broker dealer registered with the National Association of Securities Dealers, Inc., to assist us in the community offering as a sales agent only. FIG has primarily been engaged to satisfy the broker-dealer registration and licensing requirements where applicable state securities laws require such offers to be made by a licensed broker-dealer. FIG Partners is not underwriting the community offering, has no obligation to purchase any common stock nor is it obligated to find or qualify any purchasers of the common stock. FIG Partners has not prepared a report or opinion constituting recommendations or advice to us in connection with either the rights offering or the community offering. In addition, FIG Partners has expressed no opinion as to the price at which the common stock should be offered, the fairness of the subscription price, the terms or structure of the offering or the prices at which the common stock may trade after the offerings. FIG Partners will only attempt to place shares after it has received the written request of the Company to do so.

        For its services, we will pay FIG Partners a sales agent fee of $100,000. In addition, if the potential subscribers identified by the Company do not purchase all the shares available in the community offering, and if the Company makes a written request to FIG asking it to sell shares of common stock to persons not previously identified by the Company, then FIG will receive a commission of 6% of the dollar amount of the total shares placed by them. We will reimburse FIG Partners for its costs and expenses incurred in connection with the community offering, including fees of its counsel, its travel and out-of pocket expenses up to $25,000.00 without our consent. We also will be responsible for payment of all necessary filing fees, including Blue Sky legal fees and expenses and FIG Partners' NASD application fee. We have also agreed to indemnify FIG Partners against certain claims and liabilities, including liabilities under the Securities Act of 1933. If the offering is terminated by us or if FIG Partners decides not to participate in the community offering based on its due diligence review of the Company and the Bank and the Company does not or is not able to satisfy FIG Partners by January 10, 2006, we will reimburse FIG Partners for its reasonable out-of-pocket expenses and disbursements incurred in connection with the offering, including its legal fees.

        FIG Partners currently makes a market in our common stock.

CHANGES IN ACCOUNTANTS

        On January 2, 2004, Anderson Associates, LLP ("Anderson") announced that it merged with Beard Miller Company LLP ("Beard Miller") to become the Baltimore office of Beard Miller and in connection with the merger, the separate existence of Anderson ceased. As a result, on January 2, 2004, Anderson resigned as independent auditors of the Company. On January 2, 2004, the Company engaged Beard Miller as its successor independent audit firm. The Company's engagement of Beard Miller was approved by the Company's Audit Committee.

        The reports of Anderson on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2001 and December 31, 2002, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. As a result of the merger, Beard Miller has assumed the responsibility of our financial statements as of and for the years ended December 31, 2001 and 2002 (which are set forth on pages F-3 through F-28 of this prospectus) as evidenced by their report thereon.

        During the years ended December 31, 2001 and 2002, and in connection with the audit of the Company's financial statements for such periods, and for the period from January 1, 2003 to January 2, 2004, there were no disagreements between the Company and Anderson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Anderson, would have caused Anderson to make reference to such matter in connection with its audit reports on the Company's financial statements.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the SEC in connection with this offering. In addition, we are subject to certain information requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC. Our duty to file with the SEC will be automatically suspended as to any fiscal year, other than the fiscal year in which the registration statement on Form SB-2 for this offering is declared effective, if at the beginning of such fiscal year our common stock held by record by fewer than 300 stockholders. We intend to discontinue filing reports with the SEC if and when we are no longer required to do so. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form SB-2, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front the document.

        We furnish our shareholders with annual reports containing audited financial statements.

EXPERTS

        The consolidated financial statements of American Bank Holdings, Inc. as of December 31, 2002 and 2003, and for each of the years then ended, have been included herein in reliance upon the report of Beard Miller Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of Beard Miller Company LLP as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the shares of common stock to be issued in this offering will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
American Bank Holdings, Inc.
Silver Spring, Maryland

        We have audited the accompanying consolidated statements of financial condition of American Bank Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Beard Miller Company LLP

March 15, 2004
Baltimore, Maryland

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2002
ASSETS
Cash	$2,108,806	$3,008,288
Interest-bearing deposits in other banks	2,289,044	18,799,221
Federal funds sold	—	1,002,000
Investment securities, available for sale (Note 2)	32,655,652	17,752,901
Investment securities, held-to-maturity (Note 2)	11,888,725	1,242,036
Loans receivable, net of allowance for loan losses 2003 $1,398,231; 2002 $1,016,951 (Note 3)	140,964,196	109,270,991
Loans held for sale	36,186,330	19,962,092
Foreclosed real estate, net (Note 4)	347,906	526,478
Accrued interest receivable, net	1,156,986	776,358
Premises and equipment, net (Note 5)	1,551,389	1,739,298
Federal Home Loan Bank of Atlanta Stock, at cost (Note 6)	3,053,800	1,903,800
Income tax refund receivables	77,000	186,630
Deferred income taxes, net (Note 12)	947,808	545,307
Cash surrender value of life insurance	2,458,324	2,365,324
Other assets	1,200,586	661,489

Total assets	$236,886,552	$179,742,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Checks outstanding in excess of Bank balances	$—	$12,584
Deposits (Note 7)	151,255,122	125,476,021
Official checks	5,250,277	4,965,878
Advances from the Federal Home Loan Bank (Note 8)	61,075,000	33,075,000
Advance payments by borrowers for taxes and insurance	338,162	280,076
Junior subordinated obligations (Note 10)	3,093,000	—
Accrued expenses and other liabilities	1,564,442	941,140

Total liabilities	$222,576,003	$164,750,699
Commitments and contingencies (Notes 3, 8, 9, 11, 16 and 17)
Stockholders' Equity (Notes 14 and 15)
Preferred stock, par value $1 per share, authorized 10,000,000 shares, no shares issued and outstanding in 2003 and 2002	$—	$—
Common stock, par value $0.001 per share, authorized 10,000,000 shares, issued and outstanding 1,883,574 shares in 2003 and 2,084,354 shares at par value $1 per share in 2002	1,883	2,084,354
Additional paid-in capital	9,786,517	9,020,355
Retained earnings	4,790,872	3,858,817
Accumulated other comprehensive income (loss)	(268,723)	27,988

Total stockholders' equity	14,310,549	14,991,514

Total liabilities and stockholders' equity	$236,886,552	$179,742,213

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2003	2002
Interest Income
Interest and fees on loans (Note 3)	$9,253,484	$8,501,805
Interest and dividends on investments	1,618,586	1,699,207
Other interest income	71,742	171,794

Total interest income	10,943,812	10,372,806
Interest Expense
Interest on deposits (Note 7)	3,185,133	3,470,934
Interest on borrowings	1,922,676	1,823,021

Total interest expense	5,107,809	5,293,955

Net interest income	5,836,003	5,078,851
Provision for loan losses (Note 3)	460,000	291,218

Net interest income after provision for loan losses	5,376,003	4,787,633
Other Income
Loan service charges & late fees	267,477	129,736
Gain on sale of loans	3,599,791	2,554,679
Deposit service charges	230,029	182,077
Gain on sale of securities	130,767	160,042
Other income	98,620	79,400

Total other income	4,326,684	3,105,934
Non-Interest Expenses
Salaries and related expenses	4,768,849	3,675,653
Occupancy expenses, net	836,668	736,095
Deposit insurance premiums	74,303	63,275
Legal and professional expenses	415,876	292,221
Data processing	594,839	431,228
Net cost of operations of foreclosed real estate	26,251	23,432
Loss contingency on insurance claim	245,000	—
Other expenses	1,045,670	983,865

Total non-interest expenses	8,007,456	6,205,769

Net income before income taxes	1,695,231	1,687,798
Provision for income taxes (Note 12)	637,650	648,600

Net income	$1,057,581	$1,039,198

Basic Earnings Per Common Share	$0.55	$0.50

Diluted Earnings Per Common Share	$0.52	$0.48

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance — January 1, 2002	$1,969,531	$8,460,130	$3,758,528	$6,487	$14,194,676
Net income for 2002			1,039,198
Net change in unrealized gains on available-for-sale securities, net of taxes of $75,337				119,735
Less reclassification of gains recognized, net of taxes of $61,809				(98,234)
Comprehensive income					1,060,699
Five percent (5%) stock dividend	98,400	511,680	(610,080)
Cash dividend ($0.16 per share)			(328,829)		(328,829)
Exercise of stock options (16,423 shares)	16,423	48,545			64,968

Balance — December 31, 2002	$2,084,354	$9,020,355	$3,858,817	$27,988	$14,991,514
Net income for 2003			1,057,581
Net change in unrealized gains (losses) on available-for-sale securities, net of taxes of $136,187				(216,446)
Less reclassification of gains recognized, net of taxes of $50,502				(80,265)
Comprehensive income					760,870
Reorganization to holding company structure	(1,871,605)	1,871,605
Repurchase and retirement of dissenters shares	(210,876)	(1,146,833)			(1,357,709)
Cash dividend ($0.06 per share)			(125,526)		(125,526)
Exercise of stock options (10,096 shares)	10	41,390			41,400

Balance — December 31, 2003	$1,883	$9,786,517	$4,790,872	$(268,723)	$14,310,549

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2003	2002
Operating Activities
Net income	$1,057,581	$1,039,198
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Net accretion of discounts and amortization of premiums	234,477	71,586
Gain on sale of investment securities — AFS	(130,767)	(160,042)
Provision for loan losses	460,000	291,218
Loan fees deferred	165,821	210,076
Amortization of deferred loan fees	(385,549)	(270,200)
Loans originated for resale	(195,674,908)	(132,014,784)
Gain on sale of loans	(3,599,791)	(2,554,679)
Proceeds from sales of loans originated for resale	183,050,461	127,131,598
Net loss on sale of foreclosed real estate	1,815	2,795
(Increase) in interest receivable	(380,658)	(149,433)
Depreciation and amortization	350,083	215,923
(Increase) decrease in income tax refund receivable	109,630	(87,534)
Increase in deferred income taxes	(215,812)	(36,167)
Increase in other assets	(539,097)	(110,362)
(Decrease) increase in other liabilities	623,302	(1,002,236)

Net cash used in operating activities	$(14,873,412)	$(7,423,043)
Investing Activities
Proceeds from sales and maturities of investment securities — AFS	$10,389,856	$16,339,449
Purchase of investment securities — AFS	(52,897,235)	(30,942,010)
Proceeds from maturing investment securities — HTM	12,000,000	9,000,000
Purchase of investment securities — HTM	(22,814,985)	(5,046,450)
Principal collected on mortgage-backed securities	27,654,738	14,392,415
Principal collected on loans	77,789,393	86,140,235
Loans originated or acquired	(109,994,030)	(98,356,290)
Funds advanced on foreclosed real estate	(19,369)	(40,470)
Proceeds from the sale of foreclosed real estate	197,193	297,913
Purchases of premises and equipment	(162,175)	(1,200,289)
Purchase of stock in the Federal Home Loan Bank	(1,150,000)	(625,000)
Proceeds from redemption of stock in the Federal Home Loan Bank	—	325,700
Investment in life insurance policies	(93,000)	(759,400)

Net cash used by investing activities	$(59,099,614)	$(10,474,197)

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2003	2002
Financing Activities
Decrease in checks outstanding in excess of bank balances	$(12,584)	$(8,004)
Increase in demand deposits, NOW accounts, savings accounts, official checks and advances by borrowers for taxes and insurance	(535,903)	6,026,184
Net increase in certificates of deposit	26,657,489	15,675,494
Net proceeds from borrowings	28,000,000	3,985,000
Proceeds from exercise of stock options	41,400	64,968
Repurchase of common stock	(1,357,709)	—
Proceeds from issuance of junior subordinated obligations	2,894,200	—
Cash dividend	(125,526)	(328,829)

Net cash provided by financing activities	55,561,367	25,414,813

Increase (decrease) in cash equivalents	(18,411,659)	7,517,573
Cash and cash equivalents at beginning of year	22,809,509	15,291,936

Cash and cash equivalents at end of year	$4,397,850	$22,809,509

Reconcilement of Cash and Cash Equivalents at End of Year
Cash	$2,108,806	$3,008,288
Interest bearing deposits in other banks	2,289,044	18,799,221
Federal funds	—	1,002,000

Cash and cash equivalents at end of year	$4,397,850	$22,809,509

Other Cash Flow Information
Interest paid	$5,042,924	$5,335,136
Income taxes paid	762,683	777,750
Stock dividend	—	610,080

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 1:    Summary of Significant Accounting Policies

        American Bank Holdings, Inc. (the "Company") is a corporation formed under the laws of Delaware to serve as the holding company for American Bank (the "Bank"). The Bank's shareholders approved a reorganization into a holding company structure at a meeting held on March 17, 2003. As a result of the reorganization, completed on March 25, 2003, stockholders of the Bank are now stockholders of American Bank Holdings, Inc. and the Bank is a direct subsidiary of the Company. Each outstanding share of American Bank stock (other than dissenting shares) has been converted into one share of the Company's common stock; the par value of the Company's stock is $0.001 while the Bank's common stock had a par value of $1.00. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. As a result, the financial data for the periods prior to March 25, 2003 is the data for the Bank and thereafter, it is the financial data of the Company.

        The business of the Company is conducted through American Bank, a federally chartered savings bank with six branch offices. The Bank's corporate headquarters is located in Silver Spring, Maryland and the Bank has four full-service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, N.W., Washington, D.C., in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland, and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland, and a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation. All references to the Company prior to March 25, 2003, except where otherwise indicated, are to the Bank.

        A. Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, American Bank. The Bank owns 100% of American Savannah Land Corporation, Market Shares, LLC and American Bank Financial Services, Inc. All inter-company accounts and transactions have been eliminated in consolidation.

        The Bank's primary business activity is attracting deposits from the general public and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies, including its primary federal regulator, the Office of Thrift Supervision ("OTS") and undergoes periodic examinations by those regulatory authorities.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the valuation allowances for deferred tax assets.

        B. Investments and Mortgage-Backed Securities

        Management classifies all of its investments and mortgage-backed securities as either held-to-maturity or available-for-sale. Held-to-maturity securities are those securities which management has the positive intention and ability to hold to maturity and, therefore, carries those items at cost adjusted for the amortization of premium and the accretion of discount. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on the available-for-sale securities are excluded form earnings and are reported as a separate component of stockholders' equity until realized. Amortization and accretion is computed using the level yield method over the life of the security. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method.

        C. Loans

        Loans are carried at cost since the Bank has the ability and intention to hold them to maturity.

        D. Loan Origination and Commitment Fees and Discounts

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan over its contractual life.

        E. Allowance for Loan Losses

        An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that the impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank will charge-off a secured loan upon foreclosure of the collateral. When the collateral is purchased at foreclosure by a third party the loss is charged to the allowance for loan losses. When the Bank purchases the collateral at foreclosure, due to either no buyers at the foreclosure or an adequate price not received, the Bank will charge a loss if necessary to the allowance for loan losses for the excess of the loan balance over the fair value of the collateral. The Bank will generally charge-off an unsecured loan after the loan is greater than 180 days delinquent and there is no reasonable expectation of recovery.

        Accrual of interest is discontinued, typically when the loan is past due greater than 90 days, on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

        F. Loans Held For Sale

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Market value is estimated based on current investors yield requirements. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains and losses on sale of loans are determined using the specific identification method. Paragraph 9 of SFAS 140 provides that a transfer of financial assets in which the transferor surrenders control over those financial assets shall be accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. A transferor has surrendered control if all of the following conditions are met: (a) the transferred assets have been isolated from the transferor—put presumptively beyond the reach of creditors, even in bankruptcy; (b) each transferee has the right to pledge or exchange the assets it received and no condition constrains the transferee from taking advantage of its right to pledge or exchange; and (c) the transferor does not maintain effective control over the transferred assets through either (i) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (ii) the ability to unilaterally cause the holder to return specified assets, other than through a cleanup call. Upon sale of these loans, the Company surrenders all control of these assets and thereby meets all of the conditions to account for these transactions as a sale.

        G. Foreclosed Real Estate

        Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline in value, management provides an additional allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal costs. Expenses incurred on foreclosed real estate prior to disposition are charged to expense.

        H. Premises and Equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the respective assets by use of the straight-line method. The estimated useful lives are as follows:

Furniture and equipment	5 to 10 years
Leasehold improvements	Lesser of expected life of asset or term of lease (currently 7.5 years)

        I. Income Taxes

        Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence.

        J. Cash and Cash Equivalents

        Cash, interest-bearing deposits in other banks with an original maturity of less than 90 days and federal funds sold have been included in cash and cash equivalents for reporting cash flows.

        K. Advertising Cost

        Advertising cost is expensed as incurred. For the years ended December 31, 2003 and 2002, advertising expenses were $75,673 and $112,451, respectively.

        L. Basic and Diluted Earnings Per Share

        Basic Earnings Per Share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options based on the "treasury stock" method. Information relating to the calculation of net income per share of common stock is summarized for the years ended December 31, as follows:

	2003	2002
Net Income	$1,057,581	$1,039,198
Weighted average shares outstanding — Basic EPS	1,938,437	2,074,845
Dilutive effect of stock options	83,521	74,951

Adjusted weighted average shares outstanding — Diluted EPS	2,021,958	2,149,796

        M. Stock-Based Compensation

        At December 31, 2003 and 2002 the Company has three stock-based employee compensation plans, which are more fully described in Note 14. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No compensation cost is reflected in income for the granted options as all granted options had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2003	2002
Net Income, as reported	$1,057,581	$1,039,198
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of tax	27,141	15,173

Pro forma net income	$1,030,440	$1,024,025

Earnings per share:
Basic — as reported	$0.55	$0.50

Basic — pro forma	$0.53	$0.49

Diluted — as reported	$0.52	$0.48

Diluted — pro forma	$0.51	$0.48

        N. Reclassification

        Certain prior year's amounts have been reclassified to conform to the current year's method of presentation. These reclassifications had no effect on net income.

Note 2: Investment Securities

        Investment Securities are summarized as follows at December 31:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for Sale
2003
Mortgage-backed securities	$10,741,952	$39,713	$133,428	$10,648,237
US Government securities	22,351,503	68,729	412,817	22,007,415

	$33,093,455	$108,442	$546,245	$32,655,652

2002
Mortgage-backed securities	$16,696,354	$79,919	$34,622	$16,741,651
US Government securities	1,010,950	300	—	1,011,250

	$17,707,304	$80,219	$34,622	$17,752,901

Held-to-Maturity
2003
Mortgage-backed securities	$116,484	$7,905	$—	$124,389
US Government securities	11,772,241	17,072	193,710	11,595,602

	$11,888,725	$24,977	$193,710	$11,719,992

2002
Mortgage-backed securities	$242,036	$16,695	$—	$258,731
US Government securities	1,000,000	310	—	1,000,310

	$1,242,036	$17,005	$—	$1,259,041

        Investment securities have scheduled maturities as follows at December 31, 2003:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for-Sale
Less than 5 years	$996,648	$852	$—	$997,500
After 5 years before 10 years	8,417,928	67,877	8,740	8,477,065
After 10 years	23,678,879	39,713	537,505	23,181,087

	$33,093,455	$108,442	$546,245	$32,655,652

Held-to-Maturity
After 5 years before 10 years	$3,954,642	$18,507	$4,060	$3,969,089
After 10 years	7,934,083	6,469	189,650	7,750,902

	$11,888,725	$24,976	$193,710	$11,719,991

        The Bank had proceeds of $8,389,856 from sales of investments and recognized $130,767 of gross gains and no gross losses on the sale of securities available for sale during the year ended December 31, 2003. The Bank had proceeds of $16,339,449 from sales of investments and recognized $160,042 of gross gains and no gross losses on the sale of securities available for sale during the year ended December 31, 2002.

        Below is a schedule of securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at

December 31, 2003. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities, and, as to mortgage-backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values at December 31, 2003 and are subject to change daily as interest rates fluctuate.

	Less Than 12 Months		More Than 12 Months		Total
Type of Security	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
US Government securities	$23,194,601	$606,527	$—	$—	$23,194,601	$606,527
Mortgage-backed securities	8,483,446	133,428	—	—	8,483,446	133,428

Total Temporarily Impaired Securities	$31,678,047	$739,955	$—	$—	$31,678,047	$739,955

Note 3: Loans Receivable

        A summary of loans receivable at December 31, 2003 and 2002 follows:

	2003	2002
Real Estate Mortgage Loans
One to four family residential mortgage loans	$20,344,468	$19,202,612
Multi-family residential mortgage loans	2,268,103	1,615,777
Commercial real estate loans	22,106,060	18,016,556
Construction loans	63,503,627	42,655,527
Second mortgage loans	499,402	321,533
Land loans	14,255,839	12,949,846
Corporate Loans
Secured corporate loans	13,352,959	7,990,128
Secured commercial leases	12,543,742	3,976,073
Unsecured corporate loans	305,970	749,866
Consumer Loans
Marine loans	21,668,258	20,000,451
Home equity lines of credit	6,539,287	3,499,355
Other consumer loans	748,615	280,418

	178,136,330	131,258,142
Undisbursed portion of loans in process	(35,814,285)	(20,790,854)
Deferred loan origination (fees) and costs	40,382	(179,346)
Allowance for loan losses	(1,398,231)	(1,016,951)

Net loans receivable	$140,964,196	$109,270,991

        Transactions in the allowance for loan losses during 2003 and 2002 were as follows:

	2003	2002
Balance, beginning of year	$1,016,951	$997,654
Provision charged to operations	460,000	291,218
Loans charged off	(78,720)	(271,921)
Recoveries	—	—

Balance, end of year	$1,398,231	$1,016,951

        Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multi-family residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

        A substantial amount of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland, Commonwealth of Virginia and the District of Columbia. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multi-family residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects. The Bank generally does not lend more than 80% of the purchase price or appraised value on marine loans.

        A loan is considered impaired when it is probable that the Bank will be unable to collect all the amounts due according to the contractual terms of the loan agreement. There were no impaired loans during the years ended December 31, 2003 and December 31, 2002.

        Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $1,543,279 and $1,522,111 at December 31, 2003 and 2002, respectively. The Bank was not committed to fund additional amounts on these loans at December 31, 2003.

        Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2003	2002
Interest income that would have been recorded	$354,264	$324,583
Interest income recognized	105,077	94,403

Interest income not recognized	$249,187	$230,180

        The Bank services loans for others. The amount of such loans serviced is $5,571,338 and $5,415,334 at December 31, 2003 and 2002, respectively. Custodial escrow balances maintained in connection with these loans were approximately $0 and $602 at December 31, 2003 and 2002, respectively.

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and letters of credit and involve varying degrees of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

        The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        At December 31, 2003, the Bank had outstanding commitments to originate construction loans of $741,600 and non-mortgage loans of $2,335,000. Commitments include adjustable rate loans totaling $2,556,600 with rates of prime plus 1.0% to prime plus 2.25% and a commitment for a fixed rate loan totaling $520,000 with a rate of 6.25%. At December 31, 2002, the Bank had outstanding commitments to originate construction loans of $2,560,000. Commitments for adjustable rate loans totaled $2,560,000 with rates of prime plus 0.5%.

Financial Instruments Which Contract Amounts Represent Credit Risk	Contract Amount at December 31, 2003	Contract Amount at December 31, 2002
Loan commitments	$3,076,600	$2,560,000
Unused lines of credit	5,611,778	1,669,303
Letters of credit	175,111	1,071,581

        Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believe that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit is not material.

        The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2003 as a liability for credit loss.

Note 4: Foreclosed Real Estate

        Real estate acquired through foreclosure consists primarily of residential property, land and income producing commercial property. A summary of real estate acquired through foreclosure at December 31, 2003 and 2002 follows:

	2003	2002
Real estate acquired through foreclosure at fair value at date of foreclosure	$376,466	$561,279
Allowance for losses	(28,560)	(34,801)

	$347,906	$526,478

        Transactions in the allowance for foreclosed real estate losses during 2003 and 2002 were as follows:

	2003	2002
Balance, beginning of year	$34,801	$60,571
Provision for loss on foreclosed real estate	—	—
Charge-offs	6,241	25,770

Balance, end of year	$28,560	$34,801

        There were no provisions for loss on foreclosed real estate for the year ended December 31, 2003.

Note 5: Premises and Equipment

        A summary of premises and equipment at December 31, 2003 and 2002 follows:

	2003	2002
Furniture and equipment	$2,144,697	$1,982,522
Leasehold improvements	952,642	952,642

	3,097,339	2,935,164
Less — accumulated depreciation and amortization	(1,545,950)	(1,195,866)

	$1,551,389	$1,739,298

        Depreciation and amortization expense for the years ended December 31, 2003 and 2002 totaled $350,083 and $215,923, respectively.

Note 6: Investment in Federal Home Loan Bank of Atlanta Stock

        The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount not less than 1% of the unpaid principal balances of the Bank's residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its outstanding advanced from the FHLB or 0.3% of its total assets, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value. This restricted stock is carried at cost.

Note 7: Deposits

        A summary of deposits at December 31, 2003 and 2002 are as follows:

	2003	Weighted Average Interest Rate	2002	Weighted Average Interest Rate
Statement savings	$5,702,769	1.00%	$3,643,119	2.38%
NOW & Business accounts	9,990,623	0.37%	9,322,172	0.83%
Money market deposits	26,622,433	0.94%	30,228,922	2.48%
Certificates of Deposit		2.30%		3.39%
Under $100,000	66,643,792		62,712,452
$100,000 and over	42,295,505		19,569,356

	$151,255,122		$125,476,021

        The certificates of deposit mature as follows:

2004	$71,509,615
2005	30,631,693
2006	6,011,413
2007	293,562
2008	493,014

$108,939,297

        Deposits in the Bank are insured to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC").

        Interest expense on deposits by type for the years ended December 31, 2003 and 2002 was as follows:

	2003	2002
Statement savings	$82,090	$55,507
NOW savings	50,092	104,862
Money market deposits	405,934	788,950
Certificates of deposit	2,647,017	2,521,615

	$3,185,133	$3,470,934

        Interest forfeitures by customers due to early withdrawals on certificates of deposit are credited to interest expense on savings accounts in the statements of operations. Such amounts totaled approximately $4,702 and $4,116 during the years ended December 31, 2003 and 2002, respectively.

Note 8: Advances from the Federal Home Loan Bank

        Advances from the FHLB of Atlanta were $61,075,000 at December 31, 2003. These advances consist of $13,500,000 in advances that have fixed maturity dates with call options by the FHLB of Atlanta; one $5,000,000 advance that has a fixed interest rate of 5.40% with a maturity date of January 8, 2004; one $5,000,000 advance that has a fixed interest rate of 3.66% with a maturity date of January 16, 2005; one $5,000,000 advance that has a fixed interest rate of 5.51% with a maturity date of June 23, 2008; one $1,500,000 advance that has a fixed interest rate of 3.83% with a maturity date of April 29, 2004; one $575,000 advance that has a fixed interest rate of 3.82% with a maturity date of May 8, 2004; and one $30,500,000 advance that reprices daily based on the overnight Federal funds rate. The advances that have fixed maturity dates with call options by the FHLB of Atlanta are as follows:

  •
  $5,000,000 advance has a maturity date of March 2010 with a quarterly call feature beginning in March 2003. This advance is at a fixed interest rate of 5.71% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of February 2010 with a quarterly call feature beginning in February 2003. This advance is at a fixed interest rate of 5.85% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $3,500,000 advance has a maturity date of November 2010 with a quarterly call feature beginning in February 2003. This advance is at a fixed interest rate of 5.62% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

        The maximum amount of FHLB advances outstanding at any month-end during the year ended December 31, 2003 was $61,075,000. The average amount of outstanding advances for the year ended December 31, 2003 was $42,570,609. The weighted average interest rate on these advances during the year ended December 31, 2003 was 4.28%.

        Advances from the FHLB of Atlanta were $33,075,000 at December 31, 2002. These advances consist of $18,500,000 in advances that have fixed maturity dates with call options by the FHLB of Atlanta; one $5,000,000 advance that has a fixed interest rate of 5.40% with a maturity date of January 8, 2004; one $5,000,000 advance that has a fixed interest rate of 4.79% with a maturity date of April 7, 2003; one $2,500,000 advance that has a fixed interest rate of 3.04% with a maturity date of April 10, 2003; one $1,500,000 advance that has a fixed interest rate of 3.83% with a maturity date of

April 29, 2004; and one $575,000 advance that has a fixed interest rate of 3.82% with a maturity date of May 8, 2004. The advances that have fixed maturity dates with call options by the FHLB of Atlanta are as follows:

  •
  $5,000,000 advance has a maturity date of March 2010 with a quarterly call feature beginning in March 2003. This advance is at a fixed interest rate of 5.71% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of February 2010 with a quarterly call feature beginning in February 2003. This advance is at a fixed interest rate of 5.85% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of June 2008 with a one-time call feature in June 2003. This advance is at a fixed interest rate of 5.51% and the FHLB of Atlanta can convert the advance in June 2003 to a three (3) month LIBOR-based floating rate advance.

  •
  $3,500,000 advance has a maturity date of November 2010 with a quarterly call feature beginning in February 2003. This advance is at a fixed interest rate of 5.62% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

        The maximum amount of FHLB advances outstanding at any month-end during the year ended December 31, 2002 was $44,590,000. The average amount of outstanding advances for the year ended December 31, 2002 was $35,517,959. The weighted average interest rate on these advances during the year ended December 31, 2002 was 5.02%.

        At December 31, 2003, the following assets were pledged as collateral under a blanket floating lien collateral agreement to secure the advances from the FHLB of Atlanta: all stock in the FHLB; $44,982,180 amortized cost of investment securities with a market value of $44,375,643, residential mortgage loans with aggregate principal balances of $18,839,909, home equity lines of credit with aggregate principal balances of $6,173,067, and commercial mortgage loans with aggregate principal balances of $20,337,014. The Bank is required to be a member of the Federal Home Loan Bank System and to maintain an investment in the stock of the FHLB not less than 1% of the unpaid principal balance of its residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB, or 0.3% of its total assets, whichever is greater.

Note 9: Other Borrowed Money

        The Bank enters into sales of securities under agreements to repurchase the same securities. Adjustable rate coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities, and the broker retains possession of the securities collateralizing the reverse repurchase agreements.

        The Bank did not have any other borrowed money at December 31, 2003. The Bank did not have any other borrowed money at any month-end during the year ended December 31, 2003. The average amount of outstanding other borrowings for the year ended December 31, 2003 was $2,778. The weighted average interest rate on these borrowings during the year ended December 31, 2003 was 1.38%. At December 31, 2003, there were not any securities that were pledged as collateral under the reverse repurchase agreements.

        The Bank did not have any other borrowed money at December 31, 2002. The maximum amount of other borrowed money at any month-end during the year ended December 31, 2002 was $4,000,000. The average amount of outstanding other borrowings for the year ended December 31, 2002 was $1,146,233. The weighted average interest rate on these borrowings during the year ended December 31, 2002 was 2.49%. At December 31, 2002, collateralized mortgage obligation securities were pledged as collateral under the reverse repurchase agreements; $1,858,240 amortized cost of investment securities with a market value of $1,899,569.

Note 10: Trust Preferred Securities

        On April 22, 2003, the Company formed a wholly-owned subsidiary, American Bank Holdings Statutory Trust I, for the purpose of participating in a trust preferred pooled offering to issue trust preferred securities which have a 30-year term, with no principal amortization and a 5-year call option and are guaranteed by the Company. The subsidiary is not being consolidated in these financial statements in accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities". The subsidiary's financial statements are not presented separately because they are not material. The trust issuer is a 100% owned finance subsidiary of the Company and the Company has fully and unconditionally guaranteed the securities. These securities pay interest at the rate of 3 month LIBOR plus 3.3% with a 12.5% interest rate cap for the first 5 years and adjust on a quarterly basis. The initial rate on these securities was 4.62%. The net proceeds from the Trust were invested in junior subordinated obligations of the Company, which are the sole assets of the Trust. The proceeds from the Trust were used for general corporate purposes.

Note 11: Contingent Liabilities

        The Company is involved in various legal actions involving routine litigation incidental to its business operations. Management is of the opinion that their outcome will not have a significant effect on the Company's consolidated financial statements.

Note 12: Income Taxes

        Income taxes for the years ended December 31, 2003 and 2002 are comprised of the following:

	2003	2002
Current
Federal expense	$705,196	$542,578
State expense	148,266	142,189

	853,462	684,767
Deferred
Federal benefit	$(176,696)	$(29,612)
State benefit	(39,116)	(6,555)

	(215,812)	(36,167)

Total	$637,650	$648,600

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	2003	2002
Deferred Tax Assets
Allowance for losses	$579,992	$406,187
Reserve for uncollected interest	134,375	127,305
Unrealized holding losses	168,980	—
Other	267,847	124,262

Total gross deferred tax assets	1,151,194	657,754
Deferred Tax Liabilities
Federal Home Loan Bank of Atlanta stock dividends	72,392	$72,392
Unrealized holding gains	—	17,708
Other	130,994	22,347

Total gross deferred tax liabilities	203,386	112,447

Net deferred tax assets	$947,808	$545,307

        The difference between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 2003 and 2002 is shown below:

	Percent of Pretax Loss
	2003	2002
Statutory federal income tax	34.0%	34.0%
Increase (Reduction) from
State income tax net of federal income tax benefit	5.1%	5.3%
Other	(1.5%)	(0.9%)

	37.6%	38.4%

        The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2003 and 2002 include $1,182,812, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $456,802.

Note 13: Deferred Compensation Agreement

        The Bank has a deferred compensation agreement with all of its present directors. Under the agreement, the directors' deferred compensation will be paid from the proceeds in excess of the cash value of a split dollar whole life insurance policy. The cost of the insurance is charged to operations as incurred. The expense during the years ended December 31, 2003 and 2002 was $4,900 and $7,850, respectively.

Note 14: Stock Option Plan

        During the year ended December 31, 1995, the Bank granted officers and directors options for the purchase of 15,000 shares of stock at $10.60 per share, which approximated book value at December 31, 1994. At the 1996 Annual Shareholders meeting, the shareholders voted to reduce the exercise price of these options to $3.00 per share. Options became exercisable in five equal annual installments beginning January 1, 1996 and all unexercised options will expire December 31, 2005. Furthermore, at the 1996 Annual Shareholders meeting, an additional 30,000 shares were set aside for the 1996 Option Plan. Options granted under the 1996 Option Plan became exercisable in five equal annual installments beginning January 1, 1997 and all unexercised options will expire December 31, 2006. The options are not issued pursuant to a qualified option plan under the Internal Revenue Code. All of the options under the 1996 Option Plan have been issued to officers and directors.

        At the 1998 Annual Shareholders meeting, an additional 141,000 shares were authorized. Of these 141,000 shares, options for 91,000 shares were available for grant to officers and options for the remaining 50,000 shares were available for grant to the directors. Options granted to officers under the 1998 Option Plan will become exercisable in five equal annual installments beginning January 1 of the year the option is granted and all unexercised options will expire December 31, 2008. Options granted to directors under the 1998 Option Plan will become exercisable on the date of grant and all unexercised options will expire on December 31, 2008. At the 2000 Annual Shareholders meeting, the 1998 Option Plan was amended to increase the number of options authorized under the 1998 Option Plan from 141,000 to 231,000. Of these options, 181,000 shares were available for grant to officers and the remaining options for 50,000 shares were available for grant to the directors. During the years ended December 31, 2002, December 31, 2001 and December 30, 2000, the Board of Directors declared and paid a five percent stock dividend. The five percent stock dividend increased the total number of shares set aside for the 1998 Option Plan to 256,782. A total of 199,423 of the options under the 1998 Option Plan have been issued to officers and directors as of December 31, 2002.

        The following table, with the prior years' shares outstanding and weighted average exercise price adjusted for the five percent stock dividend, summarized the status of and changed in the Company's stock option plan during the past two years:

	Shares	Weighted Average Exercise Price
Outstanding Options at January 1, 2002	195,464	$3.88
Options granted during 2002	22,500	$6.24
Options exercised during 2002	(16,423)	$3.96

Outstanding Options at December 31, 2002	201,541	$4.14
Options granted during 2003	37,500	$7.08
Options exercised during 2003	(10,096)	$4.10
Options expired during 2003	(231)	$4.10

Outstanding Options at December 31, 2003	228,714	$4.51

Exercisable at December 31, 2003	168,864	$3.97

        Stock options outstanding at December 31, 2003 are exercisable at prices ranging from $2.59 to $7.15 a share. The weighted-average remaining contractual life of these options is approximately 5.8 years.

        SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Bank to make certain disclosures as if the fair value method of accounting had been applied to the Bank's stock option grants made subsequent to 1994. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 2003 using the Black-Scholes Option-Pricing model with the following relevant assumptions: risk-free interest rate of 3.13% to 4.44% and expected life of 10 years. The assumption for expected volatility was 0.2363. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 2002 using the Black-Scholes Option-Pricing model with the following relevant assumptions: risk-free interest rate of 4.83% to 5.35% and expected life of 10 years. The assumption for expected volatility was 0.2032. The weighted average estimate of fair value of options vested in 2003 and 2002 was $2.26 and $1.39, respectively.

Note 15: Regulatory Matters

        The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity. The Bank has ample liquidity to meet its outstanding loan commitments.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2003, the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table below.

December 31, 2003

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
Tangible (1)	$16,527,014	7.0%	$3,550,316	1.5%	N/A	N/A
Core (1)	16,527,014	7.0%	9,467,510	4.0%	$14,201,265	6.0%
Tier 1 Capital (2)	16,527,014	10.4%	N/A	N/A	7,925,307	5.0%
Risk-weighted (2)	$17,736,837	11.2%	$12,674,240	8.0%	15,842,800	10.0%

December 31, 2002

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
Tangible (1)	$14,963,526	8.3%	$2,696,133	1.5%	N/A	N/A
Core (1)	14,963,526	8.3%	7,189,689	4.0%	$10,784,533	6.0%
Tier 1 Capital (2)	14,963,526	13.1%	N/A	N/A	5,737,903	5.0%
Risk-weighted (2)	$15,943,358	13.9%	$9,180,646	8.0%	$11,475,807	10.0%

(1)
To adjusted total assets

(2)
To risk weighted assets

        OTS regulations limit the payment of dividends and other capital distributions by the Bank. Generally, no application or notice to the OTS is required for the Bank to pay dividends that do not exceed, when combined with all other distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that (i) the Bank would remain at least adequately capitalized following the capital distribution, (ii) the capital distribution does not raise safety or soundness concerns, and (iii) the capital distribution does not violate a prohibition in any statute, regulation, agreement between the Bank and the OTS or a condition imposed on the Bank by the OTS.

Note 16: Commitments

        The Bank leases certain offices under an operating lease agreement. Rental expense for the years ended December 31, 2003 and 2002 was $524,960 and $451,471, respectively. Scheduled minimum rental payments under the operating lease agreement for succeeding years are as follows:

2004	$527,473
2005	533,778
2006	530,831
2007	330,589
2008	197,302
Thereafter	475,844

Note 17: Retirement Plan

        The Bank has a defined contribution retirement plan. All employees are eligible for plan benefits and become fully vested after 5 years of service. Contributions are made according to each employee's compensation. No minimum annual contribution by the Bank is required. The Bank made contributions of $18,412 in 2003 and $19,699 in 2002.

Note 18: Related Party Transactions

        Directors and officers of the Bank are permitted to borrow from the Bank to the extent permitted by applicable law and the regulations. The following table shows the activity during the years ended December 31, 2002 and 2003:

Balance at January 1, 2002	$2,310,561
Loans made during 2002	—
Repayments during 2002	534,301

Balance at December 31, 2002	1,776,260
Loans made during 2003	—
Repayments during 2003	16,562

Balance at December 31, 2003	$1,759,698

Note 19: Disclosures about the Fair Value of Financial Instruments

        Fair value information which pertains to the Bank's financial instruments is based on the requirements set forth in SFAS No. 107 and does not purport to represent the aggregate net fair value of the Bank. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimated cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amount which will actually be realized or paid upon settlement or maturity could be significantly different.

        The fair value of financial instruments is summarized as follows:

	December 31, 2003		December 31, 2002
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$4,397,850	$4,397,850	$22,809,509	$22,809,509
Investment securities, available-for-sale	32,655,652	32,655,652	17,752,901	17,752,901
Investment securities, held-to-maturity	11,888,725	11,719,991	1,242,306	1,259,041
Loans receivable, net	140,964,196	142,450,059	109,270,991	113,388,619
Loans held for sale	36,186,330	36,994,315	19,962,092	20,296,999
Federal Home Loan Bank stock	3,053,800	3,053,800	1,903,800	1,903,800
Financial Liabilities:
Deposits	151,255,122	152,034,010	125,476,021	126,992,122
Advances from the Federal Home Loan Bank	61,075,000	62,783,000	33,075,000	36,151,000
Commitments	—	—	—	—

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the short maturity of these instruments.

        Investment securities—Fair values for these securities are based on bid quotations from securities dealers.

        Loans receivable and loans held for sale—Loans were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.

        Federal Home Loan Bank Stock—The carrying amount is a reasonable estimate of fair value.

        Deposits—The fair value of demand deposits, savings accounts and money market accounts is equal to the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

        Advances from the Federal Home Loan Bank—The fair value of existing debt is based on published market rates for similar issues with similar terms and remaining maturities.

        Commitments—The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and the present credit worthiness of the counterparties.

Note 20: Segments

        The Company has two reportable segments: banking and mortgage banking. The banking segment provides traditional banking services offered through the Bank. The mortgage-banking segment operates out of the Bank's headquarters in Maryland and originates and sells residential mortgages of various credit quality levels. Most loans originated by the mortgage division are originated for sale, however, on a case-by-case basis, some loans are originated for the Bank's portfolio. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses. The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices. The Company's reportable segments are strategic business units that offer different products and services. Although both segments offer financial products and services, they are managed separately because each segment has different types and levels of credit and interest rate risk. The results of the two reportable segments are included in the following table:

Year ended 2003

	Bank	Mortgage Banking	Eliminations	Consolidated Totals
Interest and dividend income	$10,910,011	$1,425,201	$(1,391,400)	$10,943,812
Interest expense	5,107,809	1,391,400	(1,391,400)	5,107,809

Net interest income	5,802,202	33,801	—	5,836,003
Provision for loan losses	393,300	66,700	—	460,000

Net interest income (loss) after provision for loan losses	5,408,902	(32,899)	—	5,376,003
Other income	732,663	3,594,021	—	4,326,684
Non-interest expenses	5,041,332	2,966,124	—	8,007,456

Net income before income taxes	1,100,233	594,998	—	1,695,231
Provision for income taxes	407,862	229,788	—	637,650

Net income	$692,371	$365,210	$—	$1,057,581

Segment assets	$200,700,222	$36,186,330	$—	$236,886,552
Segment capital	13,301,641	1,008,908	—	14,310,549

Year ended 2002

	Bank	Mortgage Banking	Eliminations	Consolidated Totals
Interest and dividend income	$10,277,878	$801,236	$(706,308)	$10,372,806
Interest expense	5,293,955	706,308	(706,308)	5,293,955

Net interest income	4,983,923	94,928	—	5,078,851
Provision for loan losses	22,765	268,453	—	291,218

Net interest income (loss) after provision for loan losses	4,961,158	(173,525)	—	4,787,633
Other income	471,855	2,554,679	—	3,026,534
Non-interest expenses	4,289,369	1,837,000	—	6,126,369

Net income before income taxes	1,143,644	544,154	—	1,687,798
Provision for income taxes	438,448	210,152	—	648,600

Net income	$705,196	$334,002	$—	$1,039,198

Segment assets	$159,780,121	$19,962,092	$—	$179,742,213
Segment capital	14,347,816	643,698	—	14,991,514

        The amounts presented as "Eliminations" consist of imputed interest charges on the mortgage loans originated for sale before they are actually sold to investors.

Note 21: Condensed Financial Information (Parent Company only)

        Information as to the financial position of American Bank Holdings, Inc. as of December 31, 2003 and the results of operations and cash flows for the period ended December 31, 2003 is summarized below. The Company commenced activities on March 25, 2003. The condensed information is presented as if the Company had been in existence since January 1, 2003.

Statement of Financial Condition	December 31, 2003
Assets
Cash	$946,458
Prepaid expenses and other assets	105,800
Investment in bank subsidiary	16,258,291
Investment in trust subsidiary	93,000

Total assets	$17,403,549

Liabilities and stockholders' equity
Liabilities
Junior subordinated obligations	$3,093,000

Stockholders' equity
Common Stock (1,883,574 shares issued and outstanding	1,883
Additional paid-in capital	9,786,517
Retained earnings	4,790,872
Accumulated other comprehensive loss	(268,723)

Total stockholders' equity	$14,310,549

Total liabilities and stockholders equity	$17,403,549

Statements of Operations	For the Year Ended December 31, 2003
Interest income	$—
Interest expense	100,562

Net interest expense	(100,562)

Other operating income	5,620

Net loss before equity in undistributed net income of subsidiary	(94,942)
Equity in net income of subsidiary	1,152,523

Net income	$1,057,581

Statement of Cash Flows	For the Year Ended December 31, 2003
Operating Activities
Net income	$1,057,581
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(1,152,523)
Increase in other assets	(105,800)

Net cash used by operating activities	(200,742)
Investing Activities
Additional investment in bank	(1,852,800)
Increase in investment in trust subsidiary	(93,000)

Net cash used by investing activities	(1,945,800)
Financing Activities
Issuance of junior subordinated obligations	3,093,000

Net cash provided by financing activities	3,093,000

Increase in cash equivalents	946,458
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$946,458

Note 22: Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". FIN 46 was revised in December 2003. This interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. FIN 46 will require the deconsolidation of American Bank Holding's Statutory Trust I. The deconsolidation caused an increase of $93,000 in other assets for the investment in subsidiary and an increase of $93,000 in liabilities for the junior subordinated obligations due to the Trust, and had no impact on the results of operations or the Bank's regulatory capital. The Company adopted FIN 46 in its December 31, 2003 Financial Statements.

        In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform to its language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting on contracts as either derivatives or hybrid instruments. This Statement is effective for contracts and hedging relationships entered into or modified after September 30, 2003.

        In November 2002, the Financial Accounting Standards Board (FASB) issues FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 3. Adoption of FIN 45 did not have a significant impact on the Company's financial condition or results of operations.

        In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003. FASB issued a Staff Position (No. FAS 150-3) which deferred the implementation of SFAS No. 150 indefinitely, pending further FASB action.

        The above accounting pronouncements will not have a material impact on the consolidated financial statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and due from banks	$4,163	$2,109
Interest-bearing deposits in other banks	289	2,289

Total cash and cash equivalents	4,452	4,398
Investment securities available for sale	26,429	32,656
Investment securities held-to-maturity	14,592	11,889
Loans held for sale	31,512	36,186
Loans	172,357	142,362
Allowance for loan losses	(1,834)	(1,398)

Net loans	170,523	140,964
Foreclosed real estate, net	130	348
Premises and equipment, net	1,673	1,551
Federal Home Loan Bank of Atlanta Stock, at cost	2,625	3,054
Cash surrender value of life insurance	2,544	2,458
Accrued interest receivable and other assets	3,363	3,383

Total assets	$257,843	$236,887

LIABILITIES
Deposits	$192,726	$156,506
Advances from the Federal Home Loan Bank	44,000	61,075
Advance payments by borrowers for taxes and insurance	301	338
Junior subordinated obligations	3,093	3,093
Other liabilities	1,423	1,564

Total liabilities	241,543	222,576
Stockholders' Equity
Preferred stock, par value $0.001 per share, authorized 10,000,000 shares, no shares issued and outstanding	—	—
Common stock $0.001 par value per share, 10,000,000 shares authorized with 1,941,489 and 1,883,574 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively.	2	2
Additional paid-in capital	9,981	9,787
Retained earnings	6,511	4,791
Accumulated other comprehensive loss	(194)	(269)

Total stockholders' equity	16,300	14,311

Total liabilities and stockholders' equity	$257,843	$236,887

The accompanying notes are an integral part of these financial statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	For the Nine Months Ended September 30,
	2004	2003
Interest Income
Interest and fees on loans	$8,650	$6,517
Interest and dividends on investments	1,459	1,106
Other interest income	25	136

Total interest income	10,134	7,759
Interest Expense
Interest on deposits	2,343	2,467
Interest on FHLB advances	1,394	1,199
Interest on junior subordinated obligations	108	162

Total interest expense	3,845	3,828

Net interest income	6,289	3,931
Provision for loan losses	541	275

Net interest income after provision for loan losses	5,748	3,656
Non-Interest Income
Loan service charges and fees	193	142
Gain on sale of loans	4,233	2,812
Deposit service charges	176	168
Gain on sale of securities	36	114
Other income	88	77

Total non-interest income	4,726	3,313
Non-Interest Expenses
Salaries and benefits	4,821	3,547
Net occupancy expense	654	604
Deposit insurance premiums	63	54
Legal and professional expenses	337	208
Data processing	516	417
Net cost of operations of foreclosed assets	302	24
(Gain) loss contingency on insurance claim	(50)	245
Other expenses	1,014	698

Total non-interest expense	7,657	5,797

Income before income taxes	2,817	1,172
Provision for income taxes	1,097	436

Net income	$1,720	$736

Basic Earnings Per Common Share	$0.89	$0.38

Diluted Earnings Per Common Share	$0.86	$0.36

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
for the nine months ended September 30, 2004 and 2003
(dollars in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at December 31, 2002	$213	$10,892	$3,859	$28	$14,992
Comprehensive income:
Net income			736		736
Net change in unrealized gains (losses) on available-for-sale securities, net of taxes of $38				60	60
Less reclassification of gains recognized, net of taxes of $44				(70)	(70)

Total comprehensive income					726
Repurchase and retirement dissenters' Shares	(211)	(1,147)			(1,358)
Cash dividend declared ($.06 per share)			(126)		(126)

Balance at September 30, 2003	$2	$9,745	$4,469	$18	$14,234

Balance at December 31, 2003	$2	$9,787	$4,791	$(269)	$14,311
Comprehensive income:
Net income			1,720		1,720
Net change in unrealized gains (losses) on available-for-sale securities, net of taxes of $61				97	97
Less reclassification of gains recognized, net of taxes of $14				(22)	(22)

Total comprehensive income					1,795
Exercise of stock options (57,915 shares)		194			194

Balance at September 30, 2004	$2	$9,981	$6,511	$(194)	$16,300

The accompanying notes are an integral part of these financial statements.

AMERICAN BANK HOLDINGS, INC.
Silver Spring, Maryland

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
(Dollars in thousands)
	2004	2003
Cash flows from operating activities
Net income	$1,720	$736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243	242
Net accretion of discounts and amortization of premiums	22	49
Securities gains, net	(36)	(114)
Provision for loan losses	541	275
Provision for loss on foreclosed assets	239	—
Net loss on sale of foreclosed assets	10	—
Loan fees deferred	320	91
Amortization of deferred loan fees	(219)	(269)
Loans originated for sale	(166,944)	(160,911)
Proceeds from sale of loans	175,851	154,485
Gain on sale of loans	(4,233)	(2,812)
Increase in cash surrender value of life insurance	(86)	(77)
Decrease (increase) in interest receivable and other assets	21	(275)
Increase (decrease) in other liabilities	(141)	576

Net cash provided by (used in) operating activities	7,308	(8,004)
Cash flows from investing activities
Proceeds from sales of investment securities available for sale	1,455	6,375
Proceeds from maturities of investment securities available for sale	5,000	1,000
Purchase of investment securities available for sale	(1,754)	(39,502)
Proceeds from maturities of investment securities held to maturity	1,000	2,000
Purchase of investment securities held to maturity	(3,740)	(18,856)
Principal collected on mortgage-backed securities	1,540	21,028
Principal collected on loans	54,283	59,219
Loans originated or acquired	(84,690)	(78,780)
Funds advanced on foreclosed assets	—	(14)
Proceeds from the sale of foreclosed assets	285	191
Purchases of premises and equipment	(365)	(166)
Purchase of stock in the Federal Home Loan Bank	(1,050)	(800)
Proceeds from redemption of stock in the Federal Home Loan Bank	1,479	375

Net cash used in investing activities	(26,557)	(47,930)
Cash flows from financing activities
Net increase in deposits and escrow accounts	36,184	18,997
Proceeds from borrowings	25,500	29,000
Repayment of borrowings	(42,575)	(9,500)
Repurchase shares of common stock	—	(1,358)
Proceeds from junior subordinated obligations	—	2,894
Proceeds from exercise of stock options	194	—
Cash dividends paid	—	(126)

Net cash provided by financing activities	19,303	39,907
Increase (decrease) in cash and cash equivalents	54	(16,027)
Cash and cash equivalents as of January 1	4,398	22,810

Cash and cash equivalents as of September 30	$4,452	$6,783

Other Cash Flow Information
Interest paid	$3,771	$4,219
Income taxes paid	$1,175	$414

The accompanying notes are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
As of and for the Nine Months Ended September 30, 2004 and 2003

1)
Basis of Presentation

        American Bank Holdings, Inc. (the "Company") is a corporation formed under the laws of Delaware to serve as the savings and loan holding company of American Bank (the "Bank"), a federally chartered stock savings bank. The Bank's stockholders approved reorganization into a holding company structure at a meeting held on March 17, 2003. As a result of the reorganization, completed on March 25, 2003, stockholders of the Bank are now stockholders of American Bank Holdings, Inc. and the Bank is a direct subsidiary of the Company. Each outstanding share of American Bank common stock (other than dissenting shares) has been converted into one share of the Company's common stock. The consolidated financial statements include the accounts of the Company and the Bank. The Company also organized American Bank Holdings Statutory Trust I. All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

        The consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are unaudited and have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X, but, in the opinion of management of the Company, contain all adjustments, consisting solely of normal recurring entries, necessary to present fairly the consolidated financial condition as of September 30, 2004 and the results of consolidated operations and consolidated cash flows for the nine months ended September 30, 2004 and 2003. The consolidated statement of financial condition of December 31, 2003 is derived from the Company's audited financial statements.

        The results of the consolidated operations for the nine months ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2004. Moreover, in preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and income statements for the period. Actual results could differ significantly from the estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses and the valuation of foreclosed real estate. These condensed financial statements should be read in conjunction with the audited financial statements and notes included in the 2003 annual report of American Bank on Form 10-KSB as filed with the Securities and Exchange Commission.

2)
Earnings Per Share

        Basic earnings per share for the nine months ended September 30, 2004 was determined by dividing net income by 1,924,177, the weighted average number of shares of common stock outstanding during the respective periods. Basic earnings per share for the nine months ended September 30, 2003 was determined by dividing net income by 1,959,219, the weighted average number of shares of common stock outstanding during the respective periods. Diluted earnings per share for the nine months ended September 30, 2004 was determined by dividing net income by 1,989,272, the weighted average number of shares of common stock and common stock equivalents outstanding during the respective period. Diluted earnings per share for the three and nine months ended September 30, 2003 was determined by dividing net income by 2,041,369, the weighted average number of shares of common stock and common stock equivalents outstanding during the respective period. Common stock equivalents consist of outstanding stock options, if such options are dilutive.

3)
Stock Based Compensation

        Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

        Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share data):

	For the Nine Months Ended September 30,
	2004	2003
Net income, as reported	$1,720	$736
Additional expense had the Company Adopted SFAS No. 123	(25)	(24)
Related tax benefit	9	9

Net income, as reported	$1,704	$721

Basic earnings per share—As reported	0.89	0.38
—Pro forma	0.89	0.36
Diluted earnings per share—As reported	0.86	0.36
—Pro forma	0.86	0.35
4)
Junior Subordinated Obligations

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" which was revised in December 2003. This interpretation provides guidance for the consolidation of variable interest entities (VIEs). American Bank Holdings Statutory Trust I, a wholly-owned trust subsidiary of American Bank Holdings, Inc., qualifies as a variable interest entity under FIN 46. American Bank Holdings Statutory Trust issued mandatorily redeemable preferred securities (trust capital securities) to third-party investors and loaned the proceeds to the Company. American Bank Holdings Statutory Trust I holds, as its sole asset, subordinated debentures issued by the Company.

        In accordance with the guidance provided by FIN 46, the Company does not consolidate the accounts of American Bank Holdings Statutory Trust I. The impact of not consolidating is to report the total outstanding junior subordinated debentures of $3,093,000 as an outstanding liability and to include the Company's $93,000 equity interest in the trust subsidiary as an "other asset" on the balance sheet. For regulatory reporting purposes, the Federal Reserve Board has indicated that the trust capital securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. If regulators make a determination that trust capital securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FIN 46 did not have an impact on the Company's results of operations or liquidity.

5)
Guarantees

        The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer in a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral supporting these commitments. The Company had $439,000 of standby letters of credit as of September 30, 2004. Management believes that the proceeds obtained through a liquidation of collateral would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as on September 30, 2004 for guarantees under standby letters of credit issued is not material.

6)
Segments

        The Company has two reportable segments: banking and mortgage banking. The leasing segment is included in the banking segment and not reported as a separate segment since its assets and revenues are less than 10% of the Company's totals. The banking segment provides traditional banking services offered through the Bank. The mortgage-banking segment operates out of the Bank's headquarters in Maryland and originates and sells residential mortgages of various credit quality levels. Most loans originated by the mortgage division are originated for sale, however, on a case-by-case basis, some loans are originated for the Bank's portfolio. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1 to the consolidated financial statements for the year ended December 31, 2003. The Company evaluates performance based on profit and loss from operations before income taxes. The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices. The Company's reportable segments are strategic business units that offer different products and services. Although both segments offer financial products and services, they are managed separately because each segment has different types and levels of credit and interest rate risk. The results of the two reportable segments are included in the following table:

Nine months ended September 30, 2004	Bank	Mortgage Banking	Eliminations	Consolidated Totals
Interest and dividend income	$10,010	$1,594	$(1,470)	$10,134
Interest expense	3,845	1,470	(1,470)	3,845

Net interest income	6,165	124	—	6,289
Provision for loan losses	436	105	—	541

Net interest income after provision for loan losses	5,729	19	—	5,748
Other income	493	4,233	—	4,726
Non-interest expenses	4,837	2,820	—	7,657

Net income before income taxes	1,385	1,432	—	2,817
Provision for income taxes	551	546	—	1,097

Net income	$834	$886	$—	$1,720

At September 30, 2004
Segment assets	$226,331	$31,512	$—	$257,843
Segment capital	14,405	1,895	—	16,300

Nine months ended September 30, 2003	Bank	Mortgage Banking	Eliminations	Consolidated Totals
Interest and dividend income	$7,686	$1,043	$(970)	$7,759
Interest expense	3,828	970	(970)	3,828

Net interest income	3,858	73	—	3,931
Provision for loan losses	105	170	—	275

Net interest income (loss) after provision for loan losses	3,753	(97)	—	3,656
Other income	501	2,812	—	3,313
Non-interest expenses	3,624	2,173	—	5,797

Net income before income taxes	630	542	—	1,172
Provision for income taxes	229	207	—	436

Net income	$401	$335	$—	$736

At September 30, 2003
Segment assets	$191,753	$29,199	$—	$220,952
Segment capital	13,255	979	—	14,234

        The amounts presented as "Eliminations" consist of imputed interest charges on the mortgage loans originated for sale before they are actually sold to investors.

7)
Reclassifications

        Certain items in the 2003 financial statements have been reclassified to conform to the 2004 financial statement presentation. Such reclassifications had no effect on net income.

8)
Recent Accounting Developments

        In March 2004, the Emerging Issues Task Force (EITF) reached consensus on Issue 03-01. "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF No. 03-01 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting guidance of EITF No. 03-01 is effective for fiscal years beginning after June 15, 2004, while the disclosure requirements are effective for fiscal years ending after June 15, 2004. The Company has not yet determined the impact that adoption will have on its financial position or results of operations as the impact is heavily dependent on the interest rate environment at the date of adoption and pending implementation guidance from the Financial Accounting Standards Board.

1,000,000 Shares
of Common Stock

AMERICAN
BANK HOLDINGS, INC.

PROSPECTUS

[    •    ], 2005

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        Our Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by law. Under the Certificate of Incorporation, we will advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

        Our Certificate of Incorporation allows for indemnification of agents and employees of the Company or those serving at the request of the Company as an employee or agent of another entity, to the fullest extent permitted by law, and permits the Company to advance expenses incurred by an employee or agent in defense of a related action, suit or proceeding.

        Our bylaws allow for the purchase and maintenance of liability insurance. We have obtained directors and officers liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

        The following table shows the costs and expenses, payable in connection with the sale and distribution of the securities being registered. We will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$1,311
NASD Filing Fee	1,535
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	200,000
Printing Fees and Expenses	25,000
Transfer Agent Fees and Expenses	15,000
Blue Sky Fees and Expenses (Including Legal Fees)	10,000
Financial Advisor Fees and Expenses	38,500
Sales Agent Fees and Expenses	125,000
Miscellaneous	3,689

Total	$430,035

Item 26. Recent Sales of Unregistered Securities.

Not applicable.

Item 27. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
3.2
Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.*
10.1	Employment Agreement by and between Phillip C. Bowman and American Bank.*
10.2
1997 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.3	1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.4
Amendment No. 1 to 1998 Stock Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.5	Employment Agreement by and between Robert N. Kemp, Jr. and American Bank.*
10.6
Plan of Merger and Reorganization by and among American Bank, American Interim Bank and American Bank Holdings, Inc. dated January 6, 2003 (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.7	Severance Agreement by and between David H. Bowman and American Bank.*
10.8	Employment Agreement by and between the Company and James E. Plack (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 27, 2004).
10.9	2004 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 16, 2004).
21.1	List of Subsidiaries.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	Consent of Beard Miller Company LLP.**
24.1	Power of Attorney (covering Messrs. Bowman, Wright, Cook and Postal) (included on signature page).
24.2	Power of Attorney for J.R. Schuble, Jr.*
24.3	Power of Attorney for Douglas M. Bregman.*

99.1	Form of Order Form.*
99.2	Form of Escrow Agreement.*

*
Previously filed.

**
Filed herewith.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that:

        (1)   The small business issuer hereby undertakes to supplement the prospectus, after the expiration time of the rights offering, to set forth the results of the rights offering and the amount of unsubscribed securities purchased in the public offering. If the small business issuer makes any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer hereby undertakes to file a post-effective amendment to state the terms of such offering.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   The small business issuer will:

          (a)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

            (iii)  Include any additional or changed material information on the plan of distribution.

          (b)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on March 22, 2005.

AMERICAN BANK HOLDINGS, INC.
By:	/s/ JAMES E. PLACK James E. Plack President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 22, 2005.

Signature	Title

/s/ JAMES E. PLACK James E. Plack	President and Chief Executive Officer (Principal Executive Officer)
/s/ JOHN M. WRIGHT John M. Wright	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* J.R. Schuble, Jr.	Chairman of the Board of Directors
* Bruce S. Cook	Director
* Douglas M. Bregman	Director
* Howard J. Postal	Director
/s/ DANIEL S. SHIFF Daniel S. Shiff	Director
*	/s/ JOHN M. WRIGHT John M. Wright Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
3.2
Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.*
10.1	Employment Agreement by and between Phillip C. Bowman and American Bank.*
10.2
1997 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.3	1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.4
Amendment No. 1 to 1998 Stock Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.5	Employment Agreement by and between Robert N. Kemp, Jr. and American Bank.*
10.6
Plan of Merger and Reorganization by and among American Bank, American Interim Bank and American Bank Holdings, Inc. dated January 6, 2003 (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.7	Severance Agreement by and between David H. Bowman and American Bank.*
10.8	Employment Agreement by and between the Company and James E. Plack (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 27, 2004).
10.9	2004 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 16, 2004).
21.1	List of Subsidiaries.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	Consent of Beard Miller Company LLP.**
24.1	Power of Attorney (covering Messrs. Bowman, Wright, Cook and Postal) (included on signature page).
24.2	Power of Attorney for J.R. Schuble, Jr.*
24.3	Power of Attorney for Douglas M. Bregman.*
99.1	Form of Order Form.*
99.2	Form of Escrow Agreement.*

*
Previously filed.

**
Filed herewith.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Address
The Offering
Recent Developments
Summary Consolidated Financial Data
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
THE OFFERING
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
MARKET PRICE OF AMERICAN BANK'S CAPITAL STOCK AND DIVIDENDS
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
AMERICAN BANK HOLDINGS, INC. RATE SPREAD ANALYSIS (dollars in thousands)
Rate Spread Analysis
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
BENEFICIAL OWNERSHIP OF SECURITIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
CHANGES IN ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
CONSOLIDATED STATEMENTS OF OPERATIONS
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR YEARS ENDED DECEMBER 31, 2003 AND 2002
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2003 AND 2002
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands, except per share data)
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in thousands, except per share data)
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY for the nine months ended September 30, 2004 and 2003 (dollars in thousands, except per share data)
AMERICAN BANK HOLDINGS, INC. Silver Spring, Maryland
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES Notes to Unaudited Consolidated Financial Statements As of and for the Nine Months Ended September 30, 2004 and 2003
PART II Information Not Required in Prospectus
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX